Exhibit 99.1
Management's Discussion and Analysis of Financial Condition and Results of Operations
Spin-off:
On May 25, 2021, IAC completed the previously announced spin-off of its full stake in Vimeo to IAC shareholders. IAC's Vimeo business was separated from the remaining businesses of IAC through a series of transactions (which we refer to as the “Spin-off”). Following the Spin-off, Vimeo, Inc. (formerly Vimeo Holdings, Inc. ("SpinCo")) became an independent, separately traded public company. Therefore, Vimeo is presented as discontinued operations within IAC's consolidated and combined financial statements for all periods prior to May 25, 2021 in accordance with ASC 205, Presentation of Financial Statements.
MTCH Separation:
On December 19, 2019, IAC/InterActiveCorp ("Old IAC") entered into a Transaction Agreement (as amended as of April 28, 2020 and June 22, 2020, the "Transaction Agreement") with Match Group, Inc. ("Old MTCH"), IAC Holdings, Inc. ("New IAC" or the "Company"), a direct wholly owned subsidiary of Old IAC, and Valentine Merger Sub LLC, an indirect wholly owned subsidiary of Old IAC. On June 30, 2020, the businesses of Old MTCH were separated from the remaining businesses of Old IAC through a series of transactions that resulted in the pre-transaction stockholders of Old IAC owning shares in two, separate public companies—(1) Old IAC, which was renamed Match Group, Inc. ("New Match") and which owns the businesses of Old MTCH and certain Old IAC financing subsidiaries, and (2) New IAC, which was renamed IAC/InterActiveCorp, and which owns Old IAC's other businesses—and the pre-transaction stockholders of Old MTCH (other than Old IAC) owning shares in New Match. This transaction is referred to as the "MTCH Separation."
Defined Terms and Operating Metrics:
Unless otherwise indicated or as the context otherwise requires certain terms used in this annual report, which include the principal operating metrics we use in managing our business, are defined below:
Reportable Segments (for additional information see "Note 13—Segment Information" to the financial statements included in "Consolidated and Combined Financial Statements and Supplementary Data"):
•Angi Inc. (formerly ANGI Homeservices Inc.) - connects quality home service professionals across 500 different categories, from repairing and remodeling to cleaning and landscaping, with consumers through category-transforming products under brands such as HomeAdvisor, Angi (formerly Angie’s List) and Handy. At December 31, 2020, IAC’s economic interest and voting interest in Angi Inc. were 84.3% and 98.2%, respectively.
•Dotdash - is a portfolio of digital publishing brands that collectively provide expert information and inspiration in select vertical content categories. Through our brands, Dotdash provides original and engaging digital content in a variety of formats, including articles, illustrations, videos and images.
•Search - consists of Ask Media Group, a collection of websites providing general search services and information and Desktop, which includes our direct-to-consumer downloadable desktop applications and our business-to-business partnership operations.
•Emerging & Other - consists of Care.com, the leading online destination for families to easily connect with caregivers, which was acquired on February 11, 2020, Mosaic Group, a leading developer and provider of global subscription mobile applications, Bluecrew, NurseFly, a healthcare staffing platform acquired on June 26, 2019, The Daily Beast, IAC Films and, for periods prior to its sale on March 16, 2020, College Humor Media.
Angi Inc.
•Marketplace Revenue - primarily includes revenue from the HomeAdvisor and Handy domestic marketplaces, including consumer connection revenue for consumer matches, revenue from pre-priced jobs sourced through the HomeAdvisor and Handy platforms, and service professional membership subscription revenue. It excludes revenue from Angi and HomeStars. Effective January 1, 2020, Fixd Repair has been moved to Marketplace from Advertising & Other and prior year amounts have been reclassified to conform to the current year presentation.

•Advertising & Other Revenue - includes Angi revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk and HomeStars.
•Marketplace Service Requests - are fully completed and submitted domestic customer service requests to HomeAdvisor and includes pre-priced jobs sourced through the HomeAdvisor and Handy platforms.
•Marketplace Monetized Transactions - are fully completed and submitted domestic customer service requests to HomeAdvisor that were matched to and paid for by a service professional and includes pre-priced jobs sourced through the HomeAdvisor and Handy platforms in the period.
•Advertising Service Professionals ("Advertising SPs") - are the total number of Angi service professionals under contract for advertising at the end of the period.
Dotdash
•Display Advertising Revenue - primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.
•Performance Marketing Revenue - primarily includes affiliate commerce and performance marketing commissions generated when consumers are directed from our properties to third-party service providers. Affiliate commerce commissions are generated when a consumer completes a transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-new account basis.
Operating Costs and Expenses:
•Cost of revenue - consists primarily of traffic acquisition costs, which includes (i) payments made to partners who direct traffic to our Ask Media Group websites, who distribute our business-to-business customized browser-based applications and who integrate our paid listings into their websites and (ii) the amortization of fees paid to Apple and Google related to the distribution of apps and the facilitation of in-app purchases of product features. Traffic acquisition costs include payment of amounts based on revenue share and other arrangements. Cost of revenue also includes payments made to independent service professionals who perform work contracted under pre-priced arrangements through the HomeAdvisor and Handy platforms, compensation expense (including stock-based compensation expense) and other employee-related costs for Care.com customer care and support functions, payments made to workers staffed by Bluecrew, hosting fees, credit card processing fees, content costs, and production costs related to IAC Films and College Humor, for periods prior to its sale on March 16, 2020.
•Selling and marketing expense - consists primarily of advertising expenditures, which include online marketing, including through search engines and social media sites, fees paid to third parties that distribute our direct-to-consumer downloadable desktop applications, offline marketing, which is primarily television advertising, partner-related payments to those who direct traffic to the brands within our Angi Inc. segment, and compensation expense (including stock-based compensation expense) and other employee-related costs for Angi Inc.'s sales force and marketing personnel.
•General and administrative expense - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources and customer service functions (except for Care.com, which include customer service costs within cost of revenue), fees for professional services (including transaction-related costs related to the MTCH Separation, the Spin-off and acquisitions), rent expense, facilities costs, provision for credit losses, software license and maintenance costs and acquisition-related contingent consideration fair value adjustments (described below). The customer service function at Angi Inc. includes personnel who provide support to its service professionals and consumers.
•Product development expense - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs and third-party contractors that are not capitalized for personnel engaged in the design, development, testing and enhancement of product offerings and related technology and software license and maintenance costs.

•Acquisition-related contingent consideration fair value adjustments - relate to the portion of the purchase price of certain acquisitions that is contingent upon the financial performance and/or operating metric targets of the acquired company. The fair value of the liability is estimated at the date of acquisition and adjusted each reporting period until the liability is settled. Significant changes in financial performance and/or operating metrics will result in a significantly higher or lower fair value measurement. The changes in the estimated fair value of the contingent consideration arrangements during each reporting period, including the accretion of the discount if the arrangement is longer than one year, are recognized in "General and administrative expense" in the accompanying statement of operations.
Long-term debt (for additional information see "Note 8—Long-term Debt" to the financial statements included in "Consolidated and Combined Financial Statements and Supplementary Data"):
•ANGI Group Senior Notes - On August 20, 2020, ANGI Group, LLC ("ANGI Group"), a direct wholly-owned subsidiary of Angi Inc., issued $500 million of its 3.875% Senior Notes due August 15, 2028, with interest payable February 15 and August 15 of each year, commencing February 15, 2021.
•ANGI Group Term Loan - due November 5, 2023. Pursuant to the joinder agreement entered into on August 12, 2020, ANGI Group became the successor borrower under the ANGI Group Term Loan and Angi Inc.’s obligations thereunder were terminated. The outstanding balance of the ANGI Group Term Loan as of December 31, 2020 is $220.0 million and quarterly principal payments are required through maturity. In December 2020, ANGI Group prepaid its required quarterly principal payments for the year ending December 31, 2021 in the aggregate amount of $13.8 million. At December 31, 2020 and 2019, the ANGI Group Term Loan bore interest at LIBOR plus 2.00%, or 2.16%, and 1.50%, or 3.25%, respectively.
•ANGI Group Revolving Facility - The ANGI Group $250 million revolving credit facility expires on November 5, 2023. Pursuant to the joinder agreement entered into on August 12, 2020, ANGI Group became the successor borrower under the ANGI Group Revolving Facility and Angi Inc.’s obligations thereunder were terminated. At December 31, 2020 and 2019, there were no outstanding borrowings under the ANGI Group Revolving Facility. The ANGI Group Revolving Facility and ANGI Group Term Loan are collectively referred to as the ANGI Group Credit Agreement.
Non-GAAP financial measure:
•Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") - is a non-GAAP financial measure. See "Principles of Financial Reporting" for the definition of Adjusted EBITDA and a reconciliation of net earnings attributable to IAC shareholders to operating (loss) income to Adjusted EBITDA for the years ended December 31, 2020, 2019 and 2018.
MANAGEMENT OVERVIEW
As used herein, "IAC," the "Company," "we," "our" or "us" and similar terms refer to IAC/InterActiveCorp and its subsidiaries (unless the context requires otherwise).
The Company operates Dotdash and Care.com, among many other online businesses, and has majority ownership of Angi Inc., which operates HomeAdvisor, Angi and Handy.
For a more detailed description of the Company's operating businesses, see "Note 1—Organization" included in "Consolidated and Combined Financial Statements and Supplementary Data".

Sources of Revenue
Angi Inc. revenue is primarily derived from (i) consumer connection revenue, which comprises fees paid by HomeAdvisor service professionals for consumer matches (regardless of whether the service professional ultimately provides the requested service), and revenue from completed jobs sourced through the HomeAdvisor and Handy platforms, and (ii) HomeAdvisor service professional membership subscription fees. Consumer connection revenue varies based upon several factors, including the service requested, product experience offered and geographic location of service. Revenue is also derived from (i) sales of time-based website, mobile and call center advertising to service professionals and (ii) membership subscription fees from consumers. Prior to January 1, 2020, Angi Inc.'s Handy business recorded revenue on a net basis. Effective January 1, 2020, Angi Inc. modified the Handy terms and conditions so that Handy, rather than the service professional, has the contractual relationship with the consumer to deliver the service and Handy, rather than the consumer, has the contractual relationship with the service professional. Consumers request services and pay for such services directly through the Handy platform and then Handy fulfills the request with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. This change in contractual terms requires gross revenue accounting treatment effective January 1, 2020. Also, in the case of certain tasks, HomeAdvisor provides a pre-priced product offering, pursuant to which consumers can request services through a HomeAdvisor platform and pay HomeAdvisor for the services directly. HomeAdvisor then fulfills the request with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. Revenue from HomeAdvisor’s pre-priced product offering is also recorded on a gross basis effective January 1, 2020. The change to gross revenue reporting for Handy and HomeAdvisor’s pre-priced product offering, effective January 1, 2020, resulted in an increase in revenue of $73.8 million during the year ended December 31, 2020.
Dotdash revenue consists principally of Display Advertising Revenue and Performance Marketing Revenue.
The Search segment consists of Ask Media Group and the Desktop business. Ask Media Group and Desktop revenue consist principally of advertising revenue, which is generated primarily through the display of paid listings in response to search queries. The majority of the paid listings displayed are supplied to us by Google pursuant to the services agreement with Google, described below under "Services Agreement with Google." Ask Media Group also earns revenue from display advertisements (sold directly and through programmatic ad sales). Desktop revenue also includes fees paid by subscribers for downloadable desktop applications, as well as display advertisements.
Included in the Emerging & Other segment are Care.com and Mosaic Group. Care.com generates revenue through subscription fees from families and caregivers to its suite of products and services, as well as through annual contracts with corporate employers who provide access to Care.com’s suite of products and services as an employee benefit and through contracts with businesses that recruit employees through its platform. Mosaic Group revenue consists primarily of fees paid by subscribers for downloadable mobile applications distributed through the Apple App Store and Google Play Store and directly to consumers, as well as display advertisements. Revenue for the remaining businesses within the Emerging & Other segment is generated primarily through marketplace services, advertising, media production and distribution, and subscriptions.
Services Agreement with Google (the "Services Agreement")
A meaningful portion of the Company's revenue (and a substantial portion of IAC’s net cash from operations that it can freely access) is attributable to the Services Agreement. In addition, the Company earns certain other advertising revenue from Google that is not attributable to the Services Agreement. For the years ended December 31, 2020, 2019 and 2018, total revenue earned from Google was $556.1 million, $732.1 million and $823.1 million, respectively, representing 20%, 29% and 35%, respectively, of the Company's total revenue. The related accounts receivable totaled $61.9 million and $53.0 million at December 31, 2020 and 2019, respectively.
The total revenue earned from the Services Agreement for the years ended December 31, 2020, 2019 and 2018, was $498.3 million, $677.0 million and $765.6 million, respectively, representing 18%, 27% and 32%, respectively, of the Company's total revenue.
The revenue attributable to the Services Agreement is earned by the Desktop business and Ask Media Group, both within the Search segment. For the years ended December 31, 2020, 2019 and 2018, revenue earned from the Services Agreement was $153.5 million, $291.1 million and $426.5 million, respectively, within the Desktop business and $344.8 million, $385.9 million and $339.0 million, respectively, within Ask Media Group.

The Services Agreement expires on March 31, 2023; provided that during each September, either party may, after discussion with the other party, terminate the Services Agreement, effective on September 30 of the year following the year such notice is given. Neither party gave notice to the other party to terminate the Services Agreement pursuant to this provision in September 2020. The Services Agreement requires that the Company comply with certain guidelines promulgated by Google. Google may generally unilaterally update its policies and guidelines without advance notice. These updates may be specific to the Services Agreement or could be more general and thereby impact the Company as well as other companies. These policy and guideline updates have in the past and could in the future require modifications to, or prohibit and/or render obsolete certain of our products, services and/or business practices, which have been and could be costly to address and have had or otherwise could have an adverse effect on our financial condition and results of operations. As described below, Google has made changes to the policies under the Services Agreement and has also made industry-wide changes that have negatively impacted the Desktop business and it may do so in the future.
Certain industry-wide policy changes became effective on July 1, 2019 and August 27, 2020. These industry-wide changes, combined with other changes to policies under the Services Agreement during the second half of 2019, have had a negative impact on the historical and expected future results of operations of the Desktop business. In addition, at multiple times during the fourth quarter of 2020, Google suspended services with respect to some of IAC's products and may do so in the future. The Desktop business elected to modify certain marketing strategies in early January 2021. This is expected to further reduce the revenue and profitability of the Desktop business in 2021.
The reduction in revenue and profitability was the primary factor in the goodwill and indefinite-lived intangible asset impairments related to the Desktop business recorded in the year ended December 31, 2020 of $265.1 million and $32.2 million, respectively. The impact of COVD-19 was an additional factor.
Distribution, Marketing and Advertiser Relationships
We pay traffic acquisition costs, which consist of payments made to partners who direct traffic to our Ask Media Group websites, who distribute our business-to-business customized browser-based applications and who integrate our paid listings into their websites, and fees paid to Apple and Google related to the distribution and the facilitation of in-app purchases of product features. We also pay to market and distribute our services on third-party distribution channels, such as Google and other search engines and social media websites such as Facebook. In addition, some of our businesses manage affiliate programs, pursuant to which we pay commissions and fees to third parties based on revenue earned. These distribution channels might also offer their own services and products, as well as those of other third parties, which compete with those we offer.
We market and offer our services and products to consumers through branded websites, allowing consumers to transact directly with us in a convenient manner. We have made, and expect to continue to make, substantial investments in online and offline advertising to build our brands and drive traffic to our websites and consumers and advertisers to our businesses.
COVID-19 Update and Impairments
The impact on the Company from the COVID-19 outbreak, which has been declared a "pandemic" by the World Health Organization, has been varied. The extent to which developments related to the COVID-19 outbreak and measures designed to curb its spread continue to impact the Company's business, financial condition and results of operations will depend on future developments, all of which are highly uncertain and many of which are beyond the Company's control, including the speed of contagion, the development and implementation of effective preventative measures and possible treatments, the scope of governmental and other restrictions on travel, discretionary services and other activity, and public reactions to these developments. For example, these developments and measures have resulted in rapid and adverse changes to the operating environment in which we do business, as well as significant uncertainty concerning the near and long term economic ramifications of the COVID-19 outbreak, which have adversely impacted our ability to forecast our results and respond in a timely and effective manner to trends related to the COVID-19 outbreak. The longer the global outbreak and measures designed to curb the spread of the virus continue to adversely affect levels of consumer confidence, discretionary spending and the willingness of consumers to interact with other consumers, vendors and service providers face-to-face (and in turn, adversely affect demand for the Company's various products and services), the greater the adverse impact is likely to be on the Company's business, financial condition and results of operations and the more limited will be the Company's ability to try and make up for delayed or lost revenues.

When COVID-19 first impacted the Company's Angi Inc. business in the spring of 2020, Angi Inc. experienced a decline in demand for service requests, driven primarily by decreases in demand in certain categories of jobs (particularly discretionary indoor projects). Toward the end of the spring of 2020, Angi Inc. experienced a rebound in service requests, exceeding pre-COVID-19 growth levels, driven by increased demand from homeowners who spent more time at home due to measures taken to reduce the spread of COVID-19. Angi Inc. continued to experience strong demand for home services in the second half of 2020. However, many service professionals' businesses have been adversely impacted by labor and material constraints and many service professionals have limited capacity to take on new business, which has negatively impacted Angi Inc.'s ability to monetize this increased level of service requests. The Search segment has experienced a decline in revenue due, in part, to the decrease in advertising rates due to the impact of COVID-19, which decrease in rates was more significant earlier in the year.
In the quarter ended March 31, 2020, the Company determined that the effects of COVID-19 were an indicator of possible impairment for certain of its assets and identified the following impairments:
•a $212.0 million impairment related to the goodwill of the Desktop reporting unit;
•a $21.4 million impairment related to certain indefinite-lived intangible assets of the Desktop reporting unit;
•a $51.5 million impairment of certain equity securities without readily determinable fair values; and
•a $7.5 million impairment of a note receivable and a warrant related to certain investees.
In the quarter ended September 30, 2020, the Company reassessed the fair values of the Desktop reporting unit and the related indefinite-lived intangible assets and recorded impairments equal to the remaining carrying value of the goodwill of $53.2 million and $10.8 million related to the intangible assets. The reduction in the Company's fair value estimates of the Desktop business in the first and third quarters of 2020 was primarily due to lower consumer queries, increasing challenges in monetization and the reduced ability to market profitably due to browser policy changes implemented by Google and other browsers. The effects of COVID-19 on monetization were an additional factor. Refer to "Services Agreement with Google" for additional information.
There were no additional impairments identified during the year ended December 31, 2020.
In addition, the United States, which represents 84% of the Company's revenue for the year ended December 31, 2020, experienced a significant resurgence of the coronavirus and with record levels of COVID-19 infections being reported during the fourth quarter of 2020 and continuing into the first quarter of 2021. Europe, which is the second largest market for the Company's products and services, has also seen a dramatic resurgence in COVID-19. This resurgence and the measures designed to curb its spread could materially and adversely affect our business, financial condition and results of operations.

Results of Operations for the Years Ended December 31, 2020, 2019 and 2018
Revenue

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Angi Inc.	$1,467,925	$141,720	11%	$1,326,205	$193,964	17%	$1,132,241
Dotdash	213,753	46,159	28%	167,594	36,603	28%	130,991
Search	613,274	(128,910)	(17)%	742,184	(81,766)	(10)%	823,950
Emerging & Other	469,759	195,652	71%	274,107	(12,479)	(4)%	286,586
Inter-segment eliminations	(175)	(65)	(61)%	(110)	139	56%	(249)
Total	$2,764,536	$254,556	10%	$2,509,980	$136,461	6%	$2,373,519
For the year ended December 31, 2020 compared to December 31, 2019
•Angi Inc. revenue increased 11% to $1.5 billion driven by Marketplace Revenue growth of $138.7 million, or 14%, and an increase of $6.9 million, or 3%, in Advertising & Other Revenue, partially offset by a decline of $3.8 million, or 5%, at the European businesses. The increase in Marketplace Revenue was due primarily to an increase of 18% in Marketplace Service Requests to 32.4 million resulting in a 4% increase in Marketplace Monetized Transactions to 16.7 million, and an increase in revenue of $73.8 million due to the change to gross revenue reporting for Handy and HomeAdvisor’s pre-priced product offering, effective January 1, 2020. Advertising & Other Revenue increased due primarily to an increase in Angi revenue driven by an increase in Advertising SPs. The revenue decline at the European businesses was due primarily to the impact of COVID-19 and lower monetization from transitioning the business in France to a common European technology platform with the businesses in the Netherlands and Italy, which began in early February 2020, partially offset by the favorable impact of the weakening of the U.S. dollar relative to the EURO and British Pound.
•Dotdash revenue increased 28% to $213.8 million due to growth of 85% in Performance Marketing Revenue and 9% higher Display Advertising Revenue. The growth in Performance Marketing Revenue was due primarily to growth in both affiliate commerce commission revenue and performance marketing commission revenue due to increased online sales as a result of COVID-19. The higher Display Advertising Revenue was due to an increase in advertising sold through our sales team, partially offset by the impact of COVID-19.
•Search revenue decreased 17% to $613.3 million, due to a decrease of $139.6 million, or 44%, from Desktop, partially offset by an increase of $10.7 million, or 3% from Ask Media Group. The decrease in Desktop revenue was driven by lower consumer queries, increasing challenges in monetization and the reduced ability to market profitably due to browser policy changes implemented by Google and other browsers, certain industry-wide policy changes implemented by Google, which became effective on July 1, 2019 and August 27, 2020, the impact of Google's suspension of some of Desktop's products in the fourth quarter of 2020 and a decrease in advertising rates due to the impact of COVID-19. The increase in Ask Media Group revenue was due to growth in paid traffic.
•Emerging & Other revenue increased 71% to $469.8 million due primarily to the contributions of Care.com, acquired February 11, 2020, and Nursefly, acquired June 26, 2019, and an increase in revenue at Mosaic, partially offset by the sale of College Humor Media during the first quarter of 2020, and lower revenue at IAC Films.
For the year ended December 31, 2019 compared to December 31, 2018
•Angi Inc. revenue increased 17% to $1.3 billion driven by Marketplace Revenue growth of $218.2 million, or 28%, the growth of $6.2 million, or 9%, at the European businesses, partially offset by a decrease of $30.5 million, or 11% in Advertising & Other Revenue. Advertising & Other Revenue decreased due primarily to the sale of Felix on December 31, 2018, partially offset by the contribution from Fixd Repair, acquired on January 25, 2019. Marketplace Revenue growth was driven by a 17% increase in Marketplace Service Requests to 27.4 million and a 3% increase in Marketplace Paying SPs to 220,000, reflecting, in part, the contribution from Handy. Revenue growth at the European businesses was driven by growth across several countries, partially offset by the unfavorable impact from the strengthening of the U.S. dollar relative to the Euro and GBP.

•Dotdash revenue increased 28% to $167.6 million due to 22% higher Display Advertising Revenue and growth of 51% in Performance Marketing Revenue. Higher Display Advertising Revenue was due primarily to a 26% increase in traffic.
•Search revenue decreased 10% to $742.2 million due to a decrease of $138.5 million, or 30%, from Desktop, partially offset by an increase of $56.8 million from Ask Media Group. The decrease at Desktop was driven by lower queries, due primarily to the Google policy changes referred to above, and continuing partnership declines. The increase in Ask Media Group revenue is due to growth in paid traffic, primarily in international markets.
•Emerging & Other revenue decreased 4% to $274.1 million due primarily to the sales of Electus, Dictionary.com and CityGrid in the fourth quarter of 2018 and lower revenue at IAC Films, partially offset by an increase of $75.7 million from Mosaic Group, and the contribution from Bluecrew. The increase at Mosaic Group was driven by the acquisitions of TelTech and iTranslate, on October 22, 2018 and March 15, 2018, respectively and growth of 12% related to the ongoing transition to subscription products and new products.
Cost of revenue

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Cost of revenue (exclusive of depreciation shown separately below)	$726,143	$194,776	37%	$531,367	$93,581	21%	$437,786
As a percentage of revenue	26%			21%			18%
For the year ended December 31, 2020 compared to the year ended December 31, 2019
Cost of revenue in 2020 increased from 2019 due to increases of $126.8 million from Angi Inc. and $67.7 million from Emerging & Other.
•The Angi Inc. increase was due primarily to the change from net to gross revenue reporting for Handy and HomeAdvisor's pre-priced product offering, effective January 1, 2020, as well as growth of the pre-priced product offering itself.
•The Emerging & Other increase was due primarily to $74.2 million of expense from the inclusion of Care.com, partially offset by a decrease of $14.1 million at College Humor Media due to its sale during the first quarter of 2020.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
Cost of revenue in 2019 increased from 2018 due to an increase of $102.6 million from Search, partially offset by a decrease from Angi Inc. of $9.2 million.
•The Search increase was due primarily to a net increase in traffic acquisition costs of $104.9 million driven by higher revenue sourced through partners at Ask Media Group, partially offset by a decrease at Desktop related to the decline in its business-to-business partnership revenue.
•The Angi Inc. decrease was due primarily to a decrease in traffic acquisition costs of $23.9 million due to the sale of Felix on December 31, 2018, partially offset by an increase of $12.8 million of expense from the inclusion of Fixd Repair and Handy and an increase of $2.8 million in credit card processing fees due to higher Marketplace Revenue.
Selling and marketing expense

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Selling and marketing expense	$1,165,456	$47,571	4%	$1,117,885	$78,102	8%	$1,039,783
As a percentage of revenue	42%			45%			44%

For the year ended December 31, 2020 compared to the year ended December 31, 2019
Selling and marketing expense in 2020 increased from 2019 due to increases of $62.6 million from Emerging & Other, $29.4 million from Angi Inc. and $7.0 million from Dotdash, partially offset by a decrease of $51.6 million from Search.
•The Emerging & Other increase was due primarily to $59.8 million of expense from the inclusion of Care.com and increases of $6.4 million and $2.4 million in advertising expense at Mosaic and Nursefly, respectively, partially offset by decreases of $4.7 million in compensation and $3.4 million in advertising expense at College Humor Media due to its sale during the first quarter of 2020.
•The Angi Inc. increase was due primarily to increases in compensation expense of $21.6 million, outsourced personnel and consulting costs of $7.1 million and advertising expense of $3.3 million, partially offset by a decrease of $3.9 million in travel related expenses resulting from the impact of COVID-19. The increase in compensation expense was due primarily to increased commission expense and severance costs recorded in the third quarter of 2020 associated with headcount reductions in France. The increase in outsourced personnel and consulting costs was due primarily to various sales initiatives at Handy. Advertising expense increased due primarily to an increase in online marketing costs as the proportion of service requests from Google paid traffic increased. Angi Inc. continues to benefit from the search engine marketing strategy that was implemented in the second half of 2019, which focuses on the lifetime profitability rather than the cost of each service request. This increase in online marketing was partially offset by a decrease in television spend resulting from cost cutting initiatives due to the impact of COVID-19.
•The Dotdash increase was due primarily to increases in compensation expense of $7.4 million, due, in part, to growth in the sales force, and advertising expense of $1.2 million, partially offset by a decrease of $1.3 million in travel related expenses resulting from the impact of COVID-19.
•The Search decrease was due primarily to a decrease in marketing of $52.0 million at Desktop as we mitigate the negative impact on revenue from the browser policy changes and COVID-19.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
Selling and marketing expense in 2019 increased from 2018 due to an increase of $191.8 million from Angi Inc., partially offset by a decrease of $115.7 million from Search.
•The Angi Inc. increase was due primarily to increases in advertising expense of $135.9 million and compensation expense of $24.4 million as well as $29.2 million of expense from the inclusion of Handy and Fixd Repair. The increase in advertising expense was due primarily to increased online marketing and television spend. The efficiency of online marketing spend was negatively impacted by traffic sourced through Google. In 2019, the proportion of service requests through Google free traffic declined while service requests through Google paid traffic increased. In addition, paid service requests were considerably more expensive on average than in 2018. We implemented new processes in the second half of 2019 and we expect the year-over-year increase in 2020 to be more modest, particularly in the back half of the year. As our new processes are fully in place, we are increasingly more focused on profitability targets of our paid service requests than the cost of each service request. Compensation expense increased due primarily to growth in the sales force.
•The Search decrease was due primarily to lower online marketing of $63.7 million at Desktop, as we mitigated the negative impact on revenue from Google's Chrome Web Store policy changes as well as other changes to policies under the Services Agreement, both of which occurred in 2019, and a decrease in marketing of $50.2 million at Ask Media Group, driven by an increase in the percentage of revenue sourced through partners resulting in higher traffic acquisition costs.
General and administrative expense

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
General and administrative expense	$745,235	$172,178	30%	$573,057	$34,593	6%	$538,464
As a percentage of revenue	27%			23%			23%

For the year ended December 31, 2020 compared to the year ended December 31, 2019
General and administrative expense in 2020 increased from 2019 due to increases of $101.7 million from Corporate, $46.3 million from Emerging & Other and $25.8 million from Angi Inc.
•The Corporate increase was due primarily to an increase of $60.9 million in compensation expense driven by an increase of $43.4 million in stock-based compensation expense and an increase in employer taxes related to Match Group stock option exercises by IAC employees during the third and fourth quarters of 2020, $25.0 million related to the IAC Fellows Foundation endowment and higher professional fees, including increases of $11.8 million and $2.2 million in costs related to the MTCH Separation and the Spin-off, respectively. The increase in stock-based compensation is due primarily to a $54.8 million modification charge related to the MTCH Separation and the issuance of new equity awards since 2019, partially offset by the vesting of awards.
•The Emerging & Other increase was due primarily to $41.3 million of expense from the inclusion of Care.com and a decrease in income of $12.8 million in acquisition-related contingent consideration fair value adjustments (income of $6.9 million in 2020 compared to income of $19.7 million in 2019), partially offset by a decrease of $5.7 million at College Humor Media due to its sale during the first quarter of 2020. The income from acquisition-related contingent consideration fair value adjustments was due to the decrease in the expected amount of contingent consideration to be paid out in connection with a previous acquisition.
•The Angi Inc. increase was due primarily to increases of $15.1 million in compensation expense, $14.0 million in the provision for credit losses, $3.3 million in outsourced personnel costs and $2.5 million in professional fees, partially offset by decreases of $3.6 million in travel related expenses resulting from the impact of COVID-19, $2.3 million in software license and maintenance costs and $1.2 million in non-payroll taxes. The increase in compensation expense is due primarily to an increase in stock-based compensation expense and severance costs recorded in the European business associated with headcount reductions in France. The increase in stock-based compensation expense is due primarily to the issuance of new equity awards since 2019, modification charges in 2020 and the reversal in the second half of 2019 of $7.3 million of expense related to certain performance-based awards that did not vest. The increase in the provision for credit losses is due to higher Marketplace Revenue, the impact from COVID-19 on expected credit losses and anticipated losses from Advertising SPs. The increase in outsourced personnel costs is due primarily to efforts to respond to an increase in call volume related to Angi Inc.'s customer service function. The increase in professional fees is due primarily to an increase in legal fees. The decrease in non-payroll taxes is due, in part, to a decrease in property taxes in North America and the digital services tax in Europe.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
General and administrative expense in 2019 increased from 2018 due to increases of $27.8 million from Corporate and $24.8 million from Angi Inc., partially offset by a decrease of $16.4 million from Emerging & Other.
•The Corporate increase was due primarily to an increase in stock-based compensation expense and higher professional fees, including $7.9 million in costs related to the Separation. The increase in stock-based compensation expense was due primarily to the issuance of new equity awards since the prior year period and from modification charges in 2019.
•The Angi Inc. increase was due primarily to $30.4 million of expense from the inclusion of Handy and Fixd Repair, including $9.5 million of stock-based compensation expense related to awards issued in connection with these acquisitions, an increase of $16.8 million in bad debt expense due to higher Marketplace Revenue, and an increase of $3.0 million in software license and maintenance costs, partially offset by a decrease of $26.5 million in compensation expense and the inclusion in 2018 of $3.6 million in integration-related costs in connection with the Combination. The decrease in compensation expense was due primarily to a decrease of $37.1 million in stock-based compensation expense reflecting a decrease of $33.8 million in expense due to the modification and acceleration charges related to the Combination ($27.2 million in 2019 compared to $61.0 million in 2018) and the reversal of $7.3 million in cumulative expense in 2019 related to certain performance-based awards that did not vest, partially offset by the issuance of new equity awards since 2018.

•The Emerging & Other decrease was due primarily to a change of $20.9 million in acquisition-related contingent consideration fair value adjustments (income of $19.7 million in 2019 compared to expense of $1.1 million in 2018) at Mosaic Group, and sales of Electus, Dictionary.com and CityGrid in 2018, partially offset by an increase of $10.8 million in compensation expense at Mosaic Group due primarily to recent acquisitions, an increase in compensation expense of $2.7 million from Bluecrew and $1.7 million in transaction costs related to the Care.com acquisition, which closed on February 11, 2020. General and administrative expense was further impacted by the inclusion in the third quarter of 2018 of a $4.8 million favorable legal settlement. The income from acquisition-related contingent consideration fair value adjustments in 2019 is due to the decrease in the expected amount of contingent consideration to be paid in connection with a previous acquisition.
Product development expense

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Product development expense	$204,557	$55,624	37%	$148,933	$8,646	6%	$140,287
As a percentage of revenue	7%			6%			6%
For the year ended December 31, 2020 compared to the year ended December 31, 2019
Product development expense in 2020 increased from 2019 due to increases of $41.3 million from Emerging & Other and $10.5 million from Dotdash.
•The Emerging & Other increase was due primarily to $36.2 million of expense from the inclusion of Care.com and an increase of $4.1 million in compensation expense at Mosaic due primarily to increased headcount, partially offset by a decrease of $2.7 million at College Humor Media due to its sale during the first quarter of 2020.
•The Dotdash increase was due primarily to an increase of $11.2 million in compensation expense due primarily to increased headcount and an increase in expense for third-party contractors.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
Product development expense in 2019 increased from 2018 due to increases of $8.1 million from Dotdash and $3.1 million from Angi Inc., partially offset by $4.2 million from Search.
•The Dotdash increase was due primarily to an increase of $7.4 million in compensation expense due primarily to higher headcount and an increase in expense for contractors engaged in content development.
•The Angi Inc. increase was due primarily to an increase of $6.1 million in expense from the inclusion of Handy, partially offset by decreases in compensation expense of $1.1 million, software license and maintenance costs of $0.9 million and outsourced personnel costs of $0.8 million.
•The Search decrease was due primarily to a decrease of $5.5 million in compensation expense at Desktop due to a reduction in headcount as a result of certain browser policy changes which negatively impacted revenue.

Depreciation

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Depreciation	$68,823	$13,352	24%	$55,471	$14,278	35%	$41,193
As a percentage of revenue	2%			2%			2%
For the year ended December 31, 2020 compared to the year ended December 31, 2019
Depreciation in 2020 increased from 2019 due primarily to the investments in capitalized software to support Angi Inc.'s products and services, partially offset by a decrease in leasehold improvements related to office space at Angi Inc.

For the year ended December 31, 2019 compared to the year ended December 31, 2018
Depreciation in 2019 increased from 2018 due primarily to the development of capitalized software to support Angi Inc.'s products and services, as well as leasehold improvements related to additional office space at Angi Inc., partially offset by certain fixed assets becoming fully depreciated.
Operating (loss) income

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Angi Inc.	$(6,368)	$(45,013)	NM	$38,645	$(25,261)	(40)	$63,906
Dotdash	50,241	21,220	73%	29,021	10,243	55%	18,778
Search	(248,711)	(371,058)	NM	122,347	(29,078)	(19)%	151,425
Emerging & Other	(70,896)	(49,106)	(225)%	(21,790)	4,837	18%	(26,627)
Corporate	(261,929)	(99,440)	(61)%	(162,489)	(30,281)	(23)%	(132,208)
Total	$(537,663)	$(543,397)	NM	$5,734	$(69,540)	(92)%	$75,274

As a percentage of revenue	(19)%			—%			3%
________________________
NM = Not meaningful.
For the year ended December 31, 2020 compared to the year ended December 31, 2019
Operating loss increased $543.4 million to a loss of $537.7 million due primarily to a goodwill impairment of $265.1 million and $32.2 million in indefinite-lived intangible asset impairments at Search related to the Desktop business, a decrease in Adjusted EBITDA of $144.0 million, described below, and increases of $58.8 million in stock-based compensation expense, $20.4 million in amortization of intangibles, excluding the Desktop impairment noted above, $13.4 million in depreciation and a change of $12.8 million in acquisition-related contingent consideration fair value adjustments (income of $6.9 million in 2020 compared to income of $19.7 million in 2019). The overall increase in amortization of intangibles of $52.6 million was due principally to the inclusion in 2020 of indefinite-lived intangible asset impairments related to the Desktop business noted above, an increase in amortization related to recent acquisitions (primarily Care.com) and a reduction in the estimated useful lives of certain intangible assets. The goodwill and the indefinite-lived intangible asset impairments are described above in "COVID-19 Update and Impairments". The increase in stock-based compensation expense was due primarily to a modification charge of $55.7 million related to the MTCH Separation, the issuance of new equity awards in 2020 and other modification charges in 2020, partially offset by the vesting of awards. The increase in depreciation was due primarily to investments in capitalized software to support Angi Inc.'s products and services and leasehold improvements related to additional office space at Angi Inc.
See "Note 2—Summary of Significant Accounting Policies" to the financial statements included in "Consolidated and Combined Financial Statements" for a detailed description of goodwill and indefinite-lived intangible asset impairments.
The aggregate carrying value of goodwill for which the most recent estimate of the excess of fair value over carrying value is less than 20% is approximately $759.5 million. There are no indefinite-lived intangible assets for which the most recent estimate of the excess fair value over carrying value is less than 20%.
At December 31, 2020, there was $385.9 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 6.4 years.
For the year ended December 31, 2019 compared to the year ended December 31, 2018

Operating income decreased 92% to $5.7 million, due to a decrease in Adjusted EBITDA of $113.7 million described below, an increase of $14.3 million in depreciation and a $3.3 million goodwill impairment charge related to the College Humor Media business, partially offset by decreases of $26.5 million in amortization of intangibles and $14.4 million in stock-based compensation expense and a change of $20.9 million in acquisition-related contingent consideration fair value adjustments (income of $19.7 million in 2019 compared to expense of $1.1 million in 2018). The increase in depreciation was due primarily to the development of capitalized software to support Angi Inc.'s products and services, as well as leasehold improvements related to additional office space at Angi Inc. The decrease in amortization of intangibles was due primarily to the inclusion in 2018 of an impairment charge of $27.7 million at Search related to a trade name at the Desktop business and lower expense from the Combination, partially offset by recent acquisitions. The decrease in stock-based compensation expense was due primarily to a decrease of $38.0 million in modification and acceleration charges related to the Combination ($32.6 million in 2019 compared to $70.6 million in 2018), and the reversal of $7.6 million in cumulative expense in 2019 related to certain performance-based awards that did not vest, partially offset by the issuance of new equity awards since 2018, including those issued in connection with recent acquisitions, and modification charges at Corporate. The income from acquisition-related contingent consideration fair value adjustments in 2019 is due to the decrease in the expected amount of contingent consideration to be paid in connection with a previous acquisition.
Adjusted EBITDA

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Angi Inc.	$172,804	$(29,493)	(15)%	$202,297	$(45,209)	(18)%	$247,506
Dotdash	66,206	26,605	67%	39,601	18,217	85%	21,384
Search	51,344	(72,819)	(59)%	124,163	(58,742)	(32)%	182,905
Emerging & Other	(37,699)	(9,331)	(33)%	(28,368)	(13,479)	(91)%	(14,889)
Corporate	(147,433)	(58,968)	(67)%	(88,465)	(14,493)	(20)%	(73,972)
Total	$105,222	$(144,006)	(58)%	$249,228	$(113,706)	(31)%	$362,934

As a percentage of revenue	4%			10%			15%
For a reconciliation of net earnings attributable to IAC shareholders to operating (loss) income to Adjusted EBITDA, see "Principles of Financial Reporting." For a reconciliation of operating (loss) income to Adjusted EBITDA for the Company's reportable segments, see "Note 13—Segment Information" to the financial statements included in "Consolidated and Combined Financial Statements and Supplementary Data."
For the year ended December 31, 2020 compared to the year ended December 31, 2019
•Angi Inc. Adjusted EBITDA decreased 15% to $172.8 million, despite higher revenue due primarily to an increase in cost of revenue, an increase in compensation expense due to increased commission expense and severance costs recorded in the third quarter of 2020 associated with headcount reductions in France and an increase of $14.0 million in the provision for credit losses due to higher Marketplace Revenue, the impact from COVID-19 on expected credit losses and anticipated losses on Angi service professionals under contract for advertising.
•Dotdash Adjusted EBITDA increased 67% to $66.2 million due primarily to higher revenue, partially offset by higher compensation expense, an increase in expense for third-party contractors and an increase in the provision for credit losses due, in part, to the impact of COVID-19 on expected credit losses.
•Search Adjusted EBITDA decreased 59% to $51.3 million due to a decrease in revenue, partially offset by a decrease in marketing of $52.0 million at Desktop as we mitigate the negative impact on revenue from the browser policy changes and COVID-19.
•Emerging & Other Adjusted EBITDA loss increased $9.3 million to $37.7 million due primarily to $34.0 million in transaction-related items from the Care.com acquisition (including $17.3 million in deferred revenue write-offs and $16.7 million in transaction-related costs), and increased losses at IAC Films, Bluecrew and Nursefly, partially offset by lower losses at College Humor Media, due to its sale during the first quarter of 2020.

•Corporate Adjusted EBITDA loss increased 67% to $147.4 million due primarily to the $25.0 million contribution to the IAC Fellows Foundation, higher professional fees, including increases of $11.8 million and $2.2 million in costs related to the MTCH Separation and the Spin-off, respectively, and an increase in compensation expense driven primarily by increased employer taxes related to Match Group stock option exercises by IAC employees during the third and fourth quarters of 2020.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
•Angi Inc. Adjusted EBITDA decreased 18% to $202.3 million, despite higher revenue, due primarily to higher selling and marketing expense as a percentage of revenue, an increase of $16.8 million in bad debt expense due to higher Marketplace Revenue, investments in Fixd Repair and Handy, partially offset by the inclusion in 2018 of $9.0 million in costs related to the Combination (including deferred revenue write-offs, severance, retention and integration-related costs).
•Dotdash Adjusted EBITDA increased 85% to $39.6 million due primarily to higher revenue and lower operating expenses as a percentage of revenue, partially offset by a charge of $2.6 million related to the early termination of a lease.
•Search Adjusted EBITDA decreased 32% to $124.2 million due primarily to a decrease in revenue and higher traffic acquisition costs as a percentage of revenue, partially offset by lower selling and marketing expense as a percentage of revenue.
•Emerging & Other Adjusted EBITDA loss increased 91% to $28.4 million due primarily to increased investments in Bluecrew and College Humor Media, and the sales of Dictionary.com and CityGrid, partially offset by increased profits from Mosaic Group.
•Corporate Adjusted EBITDA loss increased 20% to $88.5 million due primarily to higher professional fees, including $7.9 million in costs related to the Separation.
Interest expense

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Interest expense	$16,166	$4,262	36%	$11,904	$(1,155)	(9)%	$13,059
For the year ended December 31, 2020 compared to the year ended December 31, 2019
Interest expense in 2020 increased from 2019 due primarily to the issuance of the ANGI Group Senior Notes in August 2020 and the write-off of deferred financing costs as a result of the termination of the IAC Group $250 million revolving credit facility effective October 2, 2020, partially offset by a decrease in interest expense on the ANGI Group Term Loan due to lower interest rates and the decrease in the average outstanding balance of the ANGI Group Term Loan compared to the prior year.
For the year ended December 31, 2019 and December 31, 2018
Interest expense relates to interest on the ANGI Group Term Loan, which is due on November 5, 2023, and commitment fees on an undrawn ANGI Group Revolving Facility, which commenced on November 5, 2018, and an undrawn IAC Group Credit Facility, which was amended and restated on November 5, 2018.
Unrealized gain on investment in MGM Resorts International

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Unrealized gain on investment in MGM Resorts International	$840,550	$840,550	NM	$—	$—	NM	$—

During the year ended December 31, 2020, the Company purchased 59.0 million shares of MGM Resorts International ("MGM"). The Company recognized an unrealized gain of $840.5 million on its investment in MGM during 2020.
Other (expense) income, net

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Other (expense) income, net	$(42,561)	$(83,048)	NM	$40,487	$(242,245)	(86)%	$282,732
Other expense, net in 2020 includes: $51.5 million in impairments related to investments in equity securities without readily determinable fair values and $7.5 million in impairments of a note receivable and a warrant related to certain investees due to the impact of COVID-19; and $7.2 million of interest income.
Other income, net in 2019 includes: a $20.5 million gain related to the sale of our investment in Pinterest; $18.5 million in net upward adjustments related to investments in equity securities without readily determinable fair values; $15.2 million of interest income; a unrealized reduction of $9.1 million in the estimated fair value of a warrant; and a $1.8 million mark-to-market charge for an indemnification claim related to the Handy acquisition that was settled in Angi Inc. shares during the first quarter of 2020.
Other income, net in 2018 includes: a $26.8 million realized gain on the sale of certain Pinterest shares held by the Company and a $128.8 million unrealized gain (or upward adjustment) to adjust our remaining interest in Pinterest to fair value in accordance with ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which was adopted effective January 1, 2018; $120.6 million in gains related to the sales of Dictionary.com, Electus, Felix and CityGrid; and $9.1 million of interest income.
Income tax benefit (provision)

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Income tax benefit (provision)	$45,707	$(1,642)	(3)%	$47,349	$69,966	NM	$(22,617)
Effective income tax rate	NM			NM			7%
For further details of income tax matters, see "Note 3—Income Taxes" to the financial statements included in the "Consolidated and Combined Financial Statements and Supplementary Data."
In 2020, the income tax benefit was due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards, partially offset by the non-deductible portion of the Desktop impairment.
In 2019, the income tax benefit was due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards, realization of certain deferred tax assets, and research credits.
In 2018, the income tax provision of $22.6 million represented an effective tax rate of 7%. The effective income tax rate was lower than the statutory rate of 21% due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.
Net (loss) earnings attributable to noncontrolling interests

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018
	(Dollars in thousands)
Net (loss) earnings attributable to noncontrolling interests	$(1,140)	$(10,428)	(112)%	$9,288	$(36,311)	(80)%	$45,599
Net loss attributable to noncontrolling interests in 2020 primarily represents the publicly-held interest in Angi Inc.'s earnings.

Net earnings attributable to noncontrolling interests in 2019 represents the publicly-held interest in Angi Inc.'s earnings as well as third party interests in the subsidiary that held the gain on our investment in Pinterest.
Net earnings attributable to noncontrolling interests in 2018 primarily represents third party interests in a subsidiary that held the unrealized gains related to our investment in Pinterest, which was adjusted during the second quarter of 2018 to fair value in accordance with ASU No. 2016-01, as well as the publicly-held interest in Angi Inc.'s earnings, partially offset by net losses attributable to the noncontrolling interests in certain subsidiaries within the Emerging & Other segment.

PRINCIPLES OF FINANCIAL REPORTING
The Company reports Adjusted EBITDA as a supplemental measure to U.S. generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The Company endeavors to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measure, which we discuss below.
Definition of Non-GAAP Measure
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.
The following table reconciles net earnings attributable to IAC shareholders to operating (loss) income to Adjusted EBITDA:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Net earnings attributable to IAC shareholders	$269,726	$22,895	$246,772
Add back:
Net (loss) earnings attributable to noncontrolling interests	(1,140)	9,288	45,599
Loss from discontinued operations, net of tax	21,281	49,483	29,959
Income tax (benefit) provision	(45,707)	(47,349)	22,617
Other expense (income), net	42,561	(40,487)	(282,732)
Unrealized gain on investment in MGM Resorts International	(840,550)	—	—
Interest expense	16,166	11,904	13,059
Operating (loss) income	(537,663)	5,734	75,274
Add back:
Stock-based compensation expense	188,995	130,228	144,599
Depreciation	68,823	55,471	41,193
Amortization of intangibles	126,839	74,215	100,732
Acquisition-related contingent consideration fair value adjustments	(6,918)	(19,738)	1,136
Goodwill impairment	265,146	3,318	—
Adjusted EBITDA	$105,222	$249,228	$362,934
For a reconciliation of operating (loss) income to Adjusted EBITDA for the Company's reportable segments, see "Note 13—Segment Information" to the financial statements included in "Consolidated and Combined Financial Statements and Supplementary Data."
Non-Cash Expenses That Are Excluded From Our Non-GAAP Measure
        Stock-based compensation expense consists principally of expense associated with awards issued by certain subsidiaries of the Company and expense related to awards that were granted under various IAC stock and annual incentive plans. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. The Company is currently settling all stock-based awards other than IAC denominated stock options on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

        Depreciation is a non-cash expense relating to our building, capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
        Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
Financial Position

	December 31,
	2020	2019
	(In thousands)
Angi Inc. cash and cash equivalents and marketable debt securities:
United States	$793,679	$377,648
All other countries	19,026	12,917
Total cash and cash equivalents	812,705	390,565
Marketable debt securities (United States)	49,995	—
Total Angi Inc. cash and cash equivalents and marketable debt securities	862,700	390,565

IAC (excluding Angi Inc.) cash and cash equivalents and marketable debt securities:
United States	2,466,404	392,580
All other countries	87,067	54,771
Total cash and cash equivalents	2,553,471	447,351
Marketable debt securities (United States)	174,984	—
Total IAC (excluding Angi Inc.) cash and cash equivalents and marketable debt securities	2,728,455	447,351

Total cash and cash equivalents and marketable debt securities	$3,591,155	$837,916

Long-term debt:
ANGI Group Senior Notes	$500,000	$—
ANGI Group Term Loan	220,000	247,500
Total long-term debt	720,000	247,500
Less: current portion of ANGI Group Term Loan	—	13,750
Less: unamortized debt issuance costs	7,723	$1,804
Total long-term debt, net	$712,277	$231,946
The Company's international cash can be repatriated without significant tax consequences. For the year ending December 31, 2020, there was no international cash repatriated to the U.S.
For a detailed description of long-term debt, see "Note 8—Long-term Debt" to the financial statements included in "Consolidated and Combined Financial Statements."
Cash Flow Information
In summary, IAC's cash flows are as follows:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Net cash provided by (used in):
Operating activities attributable to continuing operations	$113,379	$275,335	$376,991
Investing activities attributable to continuing operations	$(1,872,183)	$(249,673)	$(44,243)
Financing activities attributable to continuing operations	$4,202,665	$127,025	$(197,716)
Net cash provided by operating activities attributable to continuing operations consists of earnings adjusted for non-cash items, the effect of changes in working capital and acquisition-related contingent consideration payments (to the extent greater than the liability initially recognized at the time of acquisition). Non-cash adjustments include the unrealized gain on the investment in MGM, goodwill impairments, stock-based compensation expense, amortization of intangibles, provision for credit losses, depreciation, deferred income taxes, net losses (gains) on equity securities, and net (gains) losses from the sale of businesses.

2020
Adjustments to earnings from continuing operations consist primarily of $840.6 million of the unrealized gain on the investment in MGM and $18.4 million of deferred income taxes, partially offset by a $265.1 million goodwill impairment, $189.0 million of stock-based compensation expense, $126.8 million of amortization of intangibles, including impairments of $32.2 million, $78.9 million of provision for credit losses, $68.8 million of depreciation and $41.1 million of losses on equity securities, net, which includes $51.5 million of impairments of certain equity securities without readily determinable fair values. The decrease from changes in working capital primarily consists of an increase in accounts receivable of $131.7 million and a decrease in income taxes payable and receivable of $11.6 million, partially offset by an increase in deferred revenue of $25.1 million. The increase in accounts receivable is due primarily to revenue growth at Angi Inc., Care.com, and Dotdash. The decrease in income taxes payable and receivable is due primarily to the settlement of audits and 2020 income tax payments in excess of 2020 income tax accruals. The increase in deferred revenue is due primarily to growth in subscription sales at Care.com.
Net cash used in investing activities attributable to continuing operations includes $1.0 billion for the purchase of 59.0 million shares of MGM, cash used in investments and acquisitions of $686.4 million, which is primarily related to the Care.com acquisition, purchases (net of maturities) of marketable debt securities of $174.8 million, and capital expenditures of $60.7 million, which is primarily related to investments in capitalized software at Angi Inc. to support their products and services, and leasehold improvements, partially offset by a decrease in notes receivable—related party of $54.8 million and proceeds from the sale of businesses and investments of $26.1 million, which are primarily related to the sales of Dictionary and Electus in 2018, a portion of the proceeds of which were held in escrow and received in 2020, and the sales of certain investments.
Net cash provided by financing activities attributable to continuing operations includes transfers of $1.7 billion from Old IAC to the Company pursuant to the terms of the MTCH Separation, $1.4 billion of proceeds related to the sale of Old IAC Class M common stock, cash merger consideration of $837.9 million paid by Old IAC in connection with the MTCH Separation, and $500.0 million of proceeds from the issuance of the ANGI Group Senior Notes, partially offset by $85.1 million for withholding taxes paid on behalf of IAC employees for stock-based awards that were net settled, $64.1 million for withholding taxes paid on behalf of Angi Inc. employees for stock-based awards that were net settled, $63.7 million for the repurchase of 8.5 million shares of Angi Inc. Class A common stock, on a settlement date basis, at an average price of $7.47 per share, $27.5 million in principal payments on the ANGI Group Term Loan, including prepayment of the $13.8 million of principal payments that were otherwise due in 2021, $6.5 million for debt issuance costs, and $4.3 million for the purchase of redeemable noncontrolling interests.
2019
Adjustments to earnings from continuing operations consist primarily of $130.2 million of stock-based compensation expense, $74.2 million of amortization of intangibles, $64.5 million of provision for credit losses, and $55.5 million of depreciation, partially offset by $49.4 million of deferred income taxes and $39.4 million of net gains on equity securities. The deferred income tax benefit primarily relates to the net operating loss created by the exercise and vesting of stock-based awards and the realization of gains on certain equity securities. The decrease from changes in working capital primarily consists of an increase in accounts receivable of $72.1 million, partially offset by a decrease in other assets of $11.9 million and an increase in deferred revenue of $10.9 million. The increase in accounts receivable is primarily due to revenue growth at Angi Inc. and Dotdash. The decrease in other assets is due, in part, to a decrease in capitalized downloadable search toolbar costs at Search. The increase in deferred revenue is due primarily to growth in subscription sales at Mosaic Group.
Net cash used in investing activities attributable to continuing operations includes cash used for investments and acquisitions of $282.1 million, principally related to the investment in Turo and acquisition of Fixd Repair, capital expenditures of $95.1 million, primarily related to investments in the development of capitalized software at Angi Inc. to support its products and services as well as leasehold improvements related to additional office space at Angi Inc., and the payment of a deposit of $23.0 million for an ownership interest in an aircraft at Corporate, and an increase in related party notes receivable of $54.8 million, partially offset by net proceeds from the sale of investments and businesses of $166.4 million, principally related to the sale of our investment in Pinterest and the proceeds received in 2019 related to the December 31, 2018 sale of Felix, and proceeds from maturities (net of purchases) of marketable debt securities of $25.0 million.

Net cash provided by financing activities attributable to continuing operations includes cash transfers of $263.3 million from Old IAC pursuant to Old IAC's centrally managed U.S. treasury function, partially offset by $56.9 million for the repurchase of 7.2 million shares of Angi Inc. common stock, on a settlement date basis, at an average price of $7.90 per share, $35.3 million for withholding taxes paid on behalf of Angi Inc. employees for stock-based awards that were net settled, $24.6 million for distributions to and purchases of noncontrolling interests, and $13.8 million in principal payments on the ANGI Group Term Loan.
2018
Adjustments to earnings from continuing operations consist primarily of $144.6 million of stock-based compensation expense, $100.7 million of amortization of intangibles, $47.7 million of provision for credit losses, $41.2 million of depreciation, partially offset by $153.4 million of net gains on equity securities and $121.3 million of net gains from the sale of businesses. The decrease from changes in working capital primarily consists of an increase in accounts receivable of $47.4 million and an increase in other assets of $26.6 million, partially offset by an increase in accounts payable and other liabilities of $25.7 million and an increase in deferred revenue of $18.5 million. The increase in accounts receivable is primarily due to revenue growth at Angi Inc., Ask Media Group, and Dotdash, partially offset by a decrease at Mosaic Group related to the timing of cash receipts, including cash received in the fourth quarter of 2018 rather than in the first quarter of 2019. The increase in other assets is primarily due to increases in (i) capitalized production costs of various production deals at College Humor Media, Electus, and IAC Films, (ii) capitalized sales commissions at Angi Inc., and (iii) capitalized mobile app store fees at Mosaic Group. The increase in accounts payable and other liabilities is primarily due to increases in (i) accrued employee compensation due, in part, to the timing of payments of cash bonuses and (ii) payables and accruals at Ask Media Group due to growth in paid traffic, primarily in international markets. The increase in deferred revenue is due primarily to growth in subscription sales at Mosaic Group.
Net cash used in investing activities attributable to continuing operations includes cash used for acquisitions and investments of $114.6 million, which includes the TelTech, iTranslate, Bluecrew and Handy acquisitions, capital expenditures of $54.5 million, primarily related to investments in the development of capitalized software at Angi Inc. to support their products and services and in leasehold improvements, purchases (net of maturities) of marketable debt securities of $24.7 million, partially offset by net proceeds from the sale of businesses and investments of $136.3 million, which includes the sales of Dictionary.com and Electus, and $10.4 million in net proceeds from the sale of Angie's List's campus located in Indianapolis.
Net cash used in financing activities attributable to continuing operations includes cash transfers of $144.1 million to Old IAC pursuant to Old IAC's centrally managed U.S. treasury function, $29.8 million for withholding taxes paid on behalf of Angi Inc. employees for stock-based awards that were net settled, $13.8 million in principal payments on the ANGI Group Term Loan, and $12.5 million for distributions to and purchases of noncontrolling interests.
Discontinued Operations
Net cash provided by (used in) discontinued operations in the years ended December 31, 2020, 2019 and 2018 of $190.5 million, $(198.7) million, and $(8.0) million, respectively, relates to the operations of Vimeo. The Company does not expect cash flows from discontinued operations following the Spin-off.
Liquidity and Capital Resources
Financing Arrangements
In connection with the MTCH Separation the Company received $1.4 billion of proceeds related to the sale of Old IAC Class M common stock and cash merger consideration of $837.9 million paid by Old IAC.
On August 20, 2020, ANGI Group issued $500 million of its ANGI Group Senior Notes due August 15, 2028. The proceeds from the offering are being used for general corporate purposes, which may include potential future acquisitions and return of capital.
The $250 million ANGI Group Revolving Facility expires on November 5, 2023. At December 31, 2020 and December 31, 2019, there were no outstanding borrowings under the ANGI Group Revolving Facility. The annual commitment fee on undrawn funds is currently 35 basis points and is based on ANGI Group's consolidated net leverage ratio most recently reported. Borrowings under the ANGI Group Revolving Facility bear interest, at ANGI Group's option, at either a base rate or LIBOR, in each case plus an applicable margin, which is determined based on ANGI Group's consolidated net leverage ratio.

The ANGI Group Credit Agreement contains covenants that would limit ANGI Group's ability to pay dividends or make distributions in the event a default has occurred or if ANGI Group's consolidated net leverage ratio (as defined in the ANGI Group Credit Agreement) exceeds 4.25 to 1.0. There were no such limitations at December 31, 2020.
Share Repurchase Authorizations and Activity
On June 30, 2020, the Board of Directors of the Company authorized repurchases up to 8.0 million shares of common stock, which is equal to the number of shares that were available under the repurchase authorization at Old IAC immediately prior to the MTCH Separation.
During the year ended December 31, 2020, Angi Inc. repurchased 8.4 million shares of its Class A common stock, on a trade date basis, at an average price of $7.45 per share, or $62.6 million in aggregate. From January 1, 2021 through February 2, 2021, Angi Inc. repurchased an additional 0.4 million shares at an average price of $11.85 per share, or $4.9 million in aggregate. Angi Inc. had 18.9 million shares remaining in its share repurchase authorization as of February 2, 2021.
IAC and Angi Inc. may purchase their shares over an indefinite period of time on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.
Outstanding Stock-based Awards
IAC and Angi Inc. may settle stock options and RSUs on a gross or a net basis upon factors deemed relevant at the time. To the extent that equity awards are settled on a net basis, the holders of the awards receive shares of IAC or Angi Inc., as applicable, with a value equal to the fair value of the award on the vest date for RSUs and restricted stock and upon exercise for stock options or stock settled appreciation rights, less in each case an amount equal to the required cash tax withholding payment, which will be paid by IAC or Angi Inc., as applicable, on the employee's behalf. All awards other than IAC denominated stock options are being settled currently on a net basis.
Certain previously issued Angi Inc. stock appreciation rights are settleable in either shares of Angi Inc. common stock or shares of IAC common stock at IAC's option. If settled in IAC common stock, Angi Inc. reimburses IAC in shares of its common stock.
The following table summarizes (i) the aggregate intrinsic value of Angi Inc. options, Angi Inc. stock settled stock-appreciation rights, IAC and Angi Inc. non-publicly traded subsidiary denominated stock settled stock appreciation rights and (ii) the aggregate fair value (based on stock prices as of January 29, 2021) of IAC and Angi Inc. RSUs and IAC restricted stock outstanding as of that date; assuming these awards were net settled on that date, the withholding taxes that would be paid by the Company on behalf of employees upon exercise or vesting that would be payable (assuming these equity awards are net settled with a 50% tax rate), and the shares that would have been issued are as follows:

	Aggregate intrinsic value / fair value of awards outstanding	Estimated withholding taxes payable on vested shares and shares that will vest by December 31, 2021	Estimated withholding taxes payable on shares that will vest after December 31, 2021	Estimated IAC shares to be issued
	(In thousands)
IAC
Stock settled appreciation rights denominated in shares of certain non-publicly traded IAC subsidiaries other than Angi Inc. subsidiaries(a)	$25,074	$8,733	$3,804	60
IAC denominated stock options(b)	737,940	368,970	—	1,757
IAC RSUs(c)	305,378	19,017	133,672	727
IAC restricted stock(d)	414,867	—	207,433	988
Total IAC outstanding employee stock-based awards	1,483,259	396,720	344,909	3,532

Angi Inc.
Angi Inc. stock appreciation rights	92,126	46,063	—	See footnote (f) below
Other Angi Inc. equity awards(a)(e)	162,150	18,388	62,687	See footnote (f) below
Total Angi Inc. outstanding employee stock-based awards	254,276	64,451	62,687
Total outstanding employee stock-based awards	$1,737,535	$461,171	$407,596
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(a)    The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.
(b)    The Company has the discretion to settle these awards net of withholding tax and exercise price or require the award holder to pay its share of the withholding tax, which he or she may do so by selling IAC common shares. Assuming all IAC stock options outstanding on January 29, 2021 were settled through the issuance of a number of IAC common shares equal to the number of stock options exercised, the Company would have issued 3.9 million common shares and would have received $82.3 million in cash proceeds.
Upon completion of the Spin-off, each option to purchase shares of IAC common stock will convert into an option to purchase shares of IAC common stock and an option to purchase shares of SpinCo common stock with adjustments to the number of shares subject to each option and the option exercise prices based on (i) the value of IAC common stock prior to the Spin-off and (ii) the value of IAC common stock and the value of SpinCo common stock after giving effect to the Spin-off. Based upon (i) the number of IAC options outstanding on January 29, 2021; (ii) the closing stock price of IAC on January 29, 2021 of $209.95 per share (iii) and the per share price of Vimeo common stock of $35.35 per share (from the equity raise in January 2021 at the $5.7 billion pre-money valuation), approximately $100 million of this withholding obligation would relate to SpinCo options that will be issued in the transaction. This estimate is preliminary and will ultimately depend upon (i) the number of IAC options outstanding immediately prior to the Spin-off; (ii) the value of IAC common stock prior to the Spin-off; and (iii) the value of IAC common stock and the value of SpinCo common stock after giving effect to the Spin-off.
(c)    Approximately 85% of the estimated withholding taxes payable on shares that will vest after December 31, 2021 is related to awards that are scheduled to cliff vest on the five-year anniversary of the grant date in 2025.
(d)    On November 5, 2020, the Company granted 3.0 million shares of IAC restricted common stock to its CEO, that cliff vest on the ten-year anniversary of the grant date based on satisfaction of IAC's stock price targets and continued employment through the vesting date.
(e)    Includes stock options, RSUs and subsidiary denominated equity.
(f)    Pursuant to the employee matters agreement between IAC and Angi Inc., certain stock appreciation rights granted prior to the closing of the Combination and equity awards denominated in shares of Angi Inc.'s subsidiaries may be settled in either shares of Angi Inc. common stock or IAC common stock. To the extent shares of IAC common stock are issued in settlement of these awards, Angi Inc. is obligated to reimburse IAC for the cost of those shares by issuing shares of Angi Inc. common stock.
For a detailed description of employee stock-based awards, see "Note 12—Stock-based Compensation" to the financial statements included in "Consolidated and Combined Financial Statements."
Capital and Other Expenditures

The Company anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its operations. The Company's 2021 capital expenditures are expected to be higher than 2020 capital expenditures of $60.7 million by approximately 50% to 55%, due to the development of capitalized software to support products and services at Angi Inc. and payments related to the purchase of a 50% interest in an aircraft at Corporate, the final payment for which is expected to be made in the third quarter of 2021.
Liquidity Assessment
As of December 31, 2020, the Company's consolidated cash, cash equivalents, and marketable debt securities was $3.6 billion, of which $862.7 million was held by Angi Inc. The $720.0 million of the Company's consolidated debt is a liability of Angi Inc. The Company generated $113.4 million of operating cash flows for the year ended December 31, 2020, of which $188.4 million was generated by Angi Inc. Angi Inc. is a separate and distinct legal entity with its own public shareholders and board of directors and has no obligation to provide the Company with funds. As a result, the Company cannot freely access the cash of Angi Inc. and its subsidiaries.
The Company believes its existing cash, cash equivalents, marketable debt securities, and expected positive cash flows generated from operations will be sufficient to fund its normal operating requirements, including capital expenditures, debt service, the payment of withholding taxes paid on behalf of employees for net-settled stock-based awards, and investing and other commitments for the foreseeable future.
The Company's liquidity could be negatively affected by a decrease in demand for our products and services due to COVID-19 or other factors. As described in the "COVID-19 Update and Impairments" section above, to date, the COVID-19 outbreak and measures designed to curb its spread have had an impact on certain of the Company's businesses. The longer the global outbreak and measures designed to curb the spread of the COVID-19 outbreak have adverse impacts on economic conditions generally, the greater the adverse impact is likely to be on the Company's business, financial condition and results of operations. The Company's capital structure could limit its ability to: (i) obtain additional financing to fund working capital needs, acquisitions, capital expenditures, debt service or other requirements; and (ii) use operating cash flow to make acquisitions or capital expenditures, or invest in other areas, such as developing business opportunities. The Company's ability to obtain additional financing could also be impacted by any disruptions in the financial markets caused by COVID-19 or otherwise. The Company may need to raise additional capital through future debt or equity financing to make additional acquisitions and investments. Additional financing may not be available on terms favorable to the Company or at all.

CONTRACTUAL OBLIGATIONS
AS OF DECEMBER 31, 2020

	Payments Due by Period
Contractual Obligations(a)	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years	Total
	(In thousands)
Long-term debt(b)	$23,656	$267,414	$38,750	$558,125	$887,945
Operating leases(c)	38,085	74,076	61,947	227,409	401,517
Purchase obligations(d)	30,903	22	—	—	30,925
Total contractual obligations	$92,644	$341,512	$100,697	$785,534	$1,320,387
_______________________________________________________________________________
(a)The Company has excluded $18.5 million in unrecognized tax benefits and related interest from the table above as we are unable to make a reasonably reliable estimate of the period in which these liabilities might be paid. For additional information on income taxes, see "Note 3—Income Taxes" to the financial statements included in "Consolidated and Combined Financial Statements."
(b)Long-term debt at December 31, 2020 consists of $500.0 million of ANGI Group Senior Notes, which bear interest at a fixed rate of 3.875% and $220.0 million of the ANGI Group Term Loan, which bears interest at a variable rate. The ANGI Group Term Loan bore interest at LIBOR plus 2.00%, or 2.16% at December 31, 2020. The amount of interest ultimately paid on the variable rate debt may differ based on changes in interest rates. For additional information on long-term debt, see "Note 8—Long-term Debt" to the financial statements included in "Consolidated and Combined Financial Statements."
(c)The Company leases land, office space, data center facilities and equipment used in connection with operations under various operating leases, the majority of which contain escalation clauses. Operating lease obligations include legally binding minimum lease payments for leases signed but not yet commenced. The Company is also committed to pay a portion of the related operating expenses under certain lease agreements. These operating expenses are not included in the table above. For additional information on operating leases, see "Note 14—Leases" to the financial statements included in "Consolidated and Combined Financial Statements."
(d)The purchase obligations primarily consist of a remaining payment of $13.2 million related to a 50% interest in a corporate aircraft, payments for a cloud computing arrangement, and advertising commitments. For additional information on purchase obligations, see "Note 15—Commitments and Contingencies" to the financial statements included in "Consolidated and Combined Financial Statements."
Off-Balance Sheet Arrangements
See the commitments section of "Note 15—Commitments and Contingencies" to the financial statements included in "Consolidated and Combined Financial Statements" for additional information on our off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The following disclosure is provided to supplement the descriptions of IAC's accounting policies contained in "Note 2—Summary of Significant Accounting Policies" to the financial statements included in "Consolidated and Combined Financial Statements and Supplementary Data" in regard to significant areas of judgment. Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with U.S. generally accepted accounting principles ("GAAP"). These estimates, judgments and assumptions impact the reported amount of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our financial statements than others. What follows is a discussion of some of our more significant accounting policies and estimates.
Business Combinations and Contingent Consideration Arrangements
Acquisitions, which are generally referred to in GAAP as business combinations, are an important part of the Company's growth strategy. The Company invested $685.2 million, $28.4 million and $65.4 million in acquisitions in the years ended December 31, 2020, 2019 and 2018, respectively. The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill.
Management makes two critical determinations at the time of an acquisition: (1) the reporting unit that will benefit from the acquisition and to which goodwill will be assigned and (2) the allocation of the purchase price of the acquired business to the assets acquired and the liabilities assumed based upon their fair values. The reporting unit determination is important beyond the initial allocation of purchase price because future impairment assessments of goodwill, as described below, are performed at the reporting unit level. Historically, when the Company's acquisitions have been complementary to existing reporting units, for example, the 2018 acquisitions of Handy by Angi Inc. and TelTech by Mosaic Group, the goodwill is allocated to the applicable reporting unit. Acquisitions within the Emerging & Other reportable segment, such as Care.com in 2020, NurseFly in 2019 and Bluecrew in 2018, usually result in the creation of new reporting units because they are standalone businesses with unique product offerings, management or target markets, for example.
The allocation of purchase price to the assets acquired and liabilities assumed is based upon their fair values and is complex because of the judgments involved in determining these values. The determination of purchase price and the fair value of monetary assets acquired and liabilities assumed is typically the least complex aspect of the Company's accounting for business combinations due to management’s experience and/or the inherently lower level of judgment required. Due to the higher degree of complexity associated with the valuation of acquired intangible assets, the Company usually obtains the assistance of outside valuation experts in the allocation of purchase price to the identifiable intangible assets acquired, which can be both definite-lived, such as acquired technology, customer and contractor relationships, or indefinite lived, such as acquired trade names and trademarks. While outside valuation experts may be used, management has the ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the value of net tangible and identifiable intangible assets acquired is recorded as goodwill and is assigned to the reporting unit that is expected to benefit from the business combination as of the acquisition date.
In connection with certain business combinations, the Company has entered into contingent consideration arrangements that are determined to be part of the purchase price. The premise underlying the accounting for contingent consideration arrangements is that there are divergent views as to the acquired company's valuation between the Company and the selling shareholders of the acquiree. Therefore, a model is developed with future payments of a portion of the purchase price linked to one or more financial (e.g., revenue and/or profit performance) and/or operating (e.g., number of subscribers) metrics that will be achieved over a specified time frame in the future based upon the performance of the business. In keeping with the accounting guidance for business combinations, each of these arrangements is initially recorded at its fair value at the time of the acquisition and the fair value is included in the aggregate purchase price. The Company determines the fair value of the contingent consideration arrangements by using probability-weighted analyses to determine the amounts of the gross liability, and, if the arrangement is long-term in nature, applying a discount rate that appropriately captures the risk associated with the obligation to determine the net amount reflected in the financial statements. The number of scenarios used is typically greater for longer-term arrangements. The contingent consideration arrangements are reassessed and reflected at current fair values for each subsequent reporting period thereafter until settled. The changes in the remeasured fair value of the contingent consideration arrangements during each reporting period, including the accretion of the discount, if applicable, are recognized in "General and administrative expense" in the statement of operations. Significant changes in the specified forecasted financial or operating metrics can result in a significantly higher or lower fair value measurement, which can result in volatility of general and administrative expense as the resulting remeasurement gains and losses are recorded.

Recoverability of Goodwill and Indefinite-Lived Intangible Assets
The carrying value of goodwill is $1.7 billion and $1.4 billion at December 31, 2020 and 2019, respectively. Indefinite-lived intangible assets, which consist of the Company's acquired trade names and trademarks, have a carrying value of $246.9 million and $225.3 million at December 31, 2020 and 2019, respectively.
Goodwill and indefinite-lived intangible assets are assessed annually for impairment as of October 1 or more frequently if an event occurs or circumstances change that would indicate that it is more likely than not that the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset has declined below its carrying value. In performing its annual goodwill impairment assessment, the Company has the option under GAAP to qualitatively assess whether it is more likely than not that the fair value of a reporting unit is less than its carrying value; if the conclusion of the qualitative assessment is that there are no indicators of impairment, the Company does not perform a quantitative test, which would require a valuation of the reporting unit, as of October 1. GAAP provides a not all-inclusive set of examples of macroeconomic, industry, market and company specific factors for entities to consider in performing the qualitative assessment described above; management considers the factors it deems relevant in making its more likely than not assessments. While the Company also has the option under GAAP to qualitatively assess whether it is more likely than not that the fair values of its indefinite-lived intangible assets are less than their carrying values, the Company's policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent.
If the conclusion of our qualitative assessment is that there are indicators of impairment and a quantitative test is required, the annual or interim quantitative test of the recovery of goodwill involves a comparison of the estimated fair value of the Company's reporting unit that is being tested to its carrying value. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of a reporting unit exceeds its estimated fair value, a goodwill impairment equal to the excess is recorded.
The Company's annual assessment of the recovery of goodwill begins with management’s reassessment of its operating segments and reporting units. A reporting unit is an operating segment or one level below an operating segment, which is referred to as a component. This reassessment of reporting units is also made each time the Company changes its operating segments. If the goodwill of a reporting unit is allocated to newly formed reporting units, the allocation is usually made to each reporting unit based upon their relative fair values.
For the Company's annual goodwill test at October 1, 2020, a qualitative assessment of the Angi Inc., Care.com, Bluecrew and Nursefly reporting units' goodwill was performed because the Company concluded it was more likely than not that the fair value of these reporting units was in excess of their respective carrying values. The primary factors that the Company considered in its qualitative assessment for each of these reporting units are described below:
•Angi Inc.'s October 1, 2020 market capitalization of $5.5 billion exceeded its carrying value by approximately $4.3 billion.
•The Company prepared valuations of the Bluecrew and Nursefly reporting units primarily in connection with the issuance and/or settlement of equity awards that are denominated in the equity of these businesses during the year ended December 31, 2020. The valuations were prepared time proximate to, however, not as of, October 1, 2020. The fair value of each of these businesses was in excess of its October 1, 2020 carrying value.
•The primary factors the Company considered in its qualitative assessment of the Care.com reporting unit were the strong forecasted operating performance of the Care.com reporting unit and the excess of estimated fair value based upon the purchase price at acquisition over the carrying value at October 1, 2020.
For the Company's annual goodwill test at October 1, 2020, the Company quantitatively tested the Mosaic Group reporting unit. The Company's quantitative test indicated that there was no impairment. The Company's Dotdash, Ask Media Group, Desktop, The Daily Beast and IAC Films reporting units have no goodwill as of October 1, 2020.
The aggregate carrying value of goodwill for which the most recent estimate of the excess of fair value over carrying value is less than 20% is approximately $759.5 million.

The fair value of the Company's reporting units (except for Angi Inc. described above) is determined using both an income approach based on discounted cash flows ("DCF") and a market approach when it tests goodwill for impairment, either on an interim basis or annual basis as of October 1 each year. The Company uses the same approach in determining the fair value of its businesses in connection with its non-public subsidiary denominated stock-based compensation plans, which can be a significant factor in the decision to apply the qualitative assessment rather than a quantitative test. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, are assessed based on each reporting unit's current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rates used in the quantitative test for determining the fair value of the Company's reporting units was 15.0% in 2020 (for the Mosaic Group reporting unit) and 12.5% in 2019 (for the Desktop reporting unit). Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined which is applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors.
The Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks. The future cash flows are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company's annual indefinite-lived impairment assessment ranged from 11.5% to 25.0% in 2020 and 11.5% to 27.5% in 2019, and the royalty rates used in both 2020 and 2019 ranged from 1.0% to 5.5%.
If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded. There are no indefinite-lived intangible assets for which the most recent estimate of the excess fair value over carrying value is less than 20%.
In the quarter ended March 31, 2020, the Company determined that the effects of COVID-19 were an indicator of possible impairment for certain of its reporting units and indefinite-lived intangible assets and identified impairments of $212.0 million and $21.4 million related to the goodwill and certain indefinite-lived intangible assets of the Desktop reporting unit.
In the quarter ended September 30, 2020, the Company reassessed the fair values of the Desktop reporting unit and the related indefinite-lived intangible assets and recorded impairments equal to the remaining carrying value of the goodwill of $53.2 million and $10.8 million related to the intangible assets. The reduction in the Company’s fair value estimates of the Desktop business in the first and third quarters of 2020 was primarily due to lower consumer queries, increasing challenges in monetization and the reduced ability to market profitably due to policy changes implemented by Google and other browsers. The effects of COVID-19 on monetization were an additional factor.
The October 1, 2020 annual assessment of goodwill and indefinite-lived intangible assets did not identify any additional impairments.
The October 1, 2019 annual assessment of goodwill and indefinite-lived intangible assets identified a $3.3 million goodwill impairment charge and $0.7 million trade name impairment, both related to the College Humor Media business.
The October 1, 2018 annual assessment of goodwill did not identify any impairments. The 2018 annual assessment of indefinite-lived intangible assets identified impairment charges of $27.7 million and $1.1 million related to certain Desktop and College Humor Media indefinite-lived trade names, respectively. The indefinite-lived intangible asset impairment charge at Desktop was due to Google’s policy changes related to its Chrome browser which became effective on September 12, 2018 and have negatively impacted the distribution of the Company's B2C downloadable desktop products. The impairment charge related to the B2C trade name was identified in the Company's annual impairment assessment as of October 1, 2018 and reflects the projected reduction in profits and revenues and the resultant reduction in the assumed royalty rate from these policy changes. The impairment charges are included in "Amortization of intangibles" in the accompanying statement of operations.

Recoverability and Estimated Useful Lives of Long-Lived Assets
We review the carrying value of all long-lived assets, comprising right-of-use assets ("ROU assets"), building, capitalized software, leasehold improvements and equipment, and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. In addition, the Company reviews the useful lives of its long-lived assets whenever events or changes in circumstances indicate that these lives may be changed. The carrying value of these long-lived assets is $593.2 million and $537.7 million at December 31, 2020 and 2019, respectively.
Income Taxes
The Company was included within Old IAC’s tax group for purposes of federal and consolidated state income tax return filings through June 30, 2020, the date of the MTCH Separation. For periods prior thereto, the income tax benefit and/or provision was computed for the Company on an as if standalone, separate return basis and payments to and refunds from Old IAC for the Company’s share of Old IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within cash flows from operating activities in the accompanying statement of cash flows.
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. At December 31, 2020 and 2019, the balance of the Company's net deferred tax liability is $76.6 million and $63.4 million, respectively.
The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. At December 31, 2020 and 2019, the Company has unrecognized tax benefits, including interest and penalties, of $20.1 million and $18.8 million, respectively. We consider many factors when evaluating and estimating our tax positions and unrecognized tax benefits, which may require periodic adjustment and which may not accurately anticipate actual outcomes. Although management currently believes changes to unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The ultimate amount of deferred income tax assets realized and the amounts paid for deferred income tax liabilities and unrecognized tax benefits may vary from our estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of our tax returns by the various tax authorities, as well as actual operating results of the Company that vary significantly from anticipated results.
Stock-Based Compensation
The stock-based compensation expense reflected in our statements of operations includes expense related to equity awards issued by certain of our subsidiaries (including awards assumed in acquisitions, including the Combination) and, for periods prior to the MTCH Separation, an allocation of expense from Old IAC related to awards issued to the Company's employees that were granted under various Old IAC stock and annual incentive plans. The form of awards granted to the Company's employees are principally stock options, restricted stock units ("RSUs"), performance-based RSUs, market-based RSUs, and restricted stock.
The Company recorded stock-based compensation expense of $189.0 million, $130.2 million and $144.6 million for the years ended December 31, 2020, 2019 and 2018, respectively. Included in stock-based compensation expense in the year ended December 31, 2020 is the modification charge of $56.0 million related to the MTCH Separation. Included in stock-based compensation expense for the years ended December 31, 2020, 2019 and 2018 is $28.2 million, $32.6 million and $70.6 million, respectively, related to the modification of previously issued HomeAdvisor equity awards and Angie's List equity awards, both of which were converted into Angi Inc. equity awards in the Combination, and the acceleration of certain converted equity awards resulting from the termination of Angi employees in connection with the Combination.

Stock-based compensation at the Company is complex due to our desire to attract, retain, inspire and reward our management team and employees at each of our subsidiaries, including those employed by recently acquired companies, by allowing them to benefit directly from the value they help to create. We accomplish these objectives, in part, by issuing equity awards denominated in the equity of our non-publicly subsidiaries as well as in IAC and Angi Inc. We further refine this approach by tailoring certain equity awards to the applicable circumstances. For example, we issue certain equity awards for which vesting is linked to the achievement of a performance target such as revenue or profits; these awards are referred to as performance-based awards. In other cases, we link the vesting of equity awards to the achievement of a value target for a subsidiary or IAC or Angi Inc.’s stock price, as applicable; these awards are referred to as market-based awards. The nature and variety of these types of equity-based awards creates complexity in our determination of stock-based compensation expense.
In addition, acquisitions are an important part of the Company's growth strategy. These transactions may result in the modification of equity awards, which creates additional complexity and additional stock-based compensation expense. For example, the Combination resulted in the conversion of previously issued HomeAdvisor and Angie’s List awards into Angi Inc. awards, and the recognition of additional stock-based compensation expense. In addition, our spin-offs and internal reorganizations can also lead to modifications of equity awards and result in additional complexity and stock-based compensation expense. For example, the MTCH Separation resulted in the conversion of Old IAC denominated stock options into stock options to purchase IAC common stock and stock options to purchase New Match common stock in a manner that preserved the spread value of the stock options immediately before and immediately after the adjustment, and the recognition of additional stock-based compensation expense.
Finally, the means by which we settle our equity-based awards also introduces complexity into our financial reporting. We provide a path to liquidity by settling the non-public subsidiary denominated awards in IAC or Angi Inc. shares, as applicable. In addition, certain former Angi Inc. subsidiary denominated awards and Angi Inc. stock appreciation rights can be settled in IAC or Angi Inc. awards at the Company's election. These features increase the complexity of our earnings per share calculations.
The Company estimated the fair value of stock options and stock appreciation rights issued (including those modified in connection with the MTCH Separation and the Combination) using a Black-Scholes option pricing model and, for those with a market condition, a lattice model. For stock options, including subsidiary denominated equity, the value of the stock option is measured at the grant date at fair value and expensed over the vesting term. The impact on stock-based compensation expense for the year ended December 31, 2020, assuming a 1% increase in the risk-free interest rate, a 10% increase in the volatility factor and a one-year increase in the weighted average expected term of the outstanding options would be an increase of $9.3 million, $17.3 million and $11.5 million, respectively. The Company also issues RSUs, performance-based RSUs, market-based RSUs and restricted stock. For RSUs, the value of the instrument is measured at the grant date as the fair value of the underlying common stock and expensed as stock-based compensation expense over the vesting term. For performance-based RSUs, the value of the instrument is measured at the grant date as the fair value of the underlying common stock and expensed as stock-based compensation over the vesting term when the performance targets are considered probable of being achieved. For market-based RSUs, a lattice model is used to estimate the value of the awards. For restricted stock, a lattice model is used to estimate the fair value of the award which is based on the satisfaction of IAC's stock price targets.
Investments in Equity Securities
The Company invests in equity securities as part of its investment strategy. Our equity securities, other than those of our consolidated subsidiaries and those accounted for under the equity method, are accounted for at fair value or under the measurement alternative of Financial Accounting Standards Board Accounting Standards Update No. 2016-01, Recognition and Measurement of Financial Assets and Liabilities, with any changes to fair value recognized within other (expense) income, net each reporting period. Under the measurement alternative, equity investments without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar securities of the same issuer; value is generally determined based on a market approach as of the transaction date. A security will be considered identical or similar if it has identical or similar rights to the equity securities held by the Company. The Company reviews its investments in equity securities without readily determinable fair values for impairment each reporting period when there are qualitative factors or events that indicate possible impairment. Factors we consider in making this determination include negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. When indicators of impairment exist, the Company prepares quantitative assessments of the fair value of our investments in equity securities, which require judgment and the use of estimates. When our assessment indicates that the fair value of the investment is below its carrying value, the Company writes down the investment to its fair value and records the corresponding charge within other (expense) income, net.

The carrying value of the Company's equity securities without readily determinable fair values is $296.5 million and $348.0 million at December 31, 2020 and 2019, respectively, which is included in "Long-term investments" in the balance sheet. As described in the "COVID-19 Update and Impairments" section, in the first quarter of 2020 the Company recognized unrealized impairments or downward adjustments of $51.5 million related to certain equity securities without readily determinable fair values.
During the second and third quarters of 2020, the Company purchased 59.0 million shares of MGM. At December 31, 2020 the Company's investment in MGM is $1.9 billion. The fair value of the investment in MGM is remeasured each reporting period based upon MGM's closing stock price on the New York Stock Exchange and any unrealized gains or losses are included in the statement of operations. For the year ended December 31, 2020, the Company recognized an unrealized gain of $840.5 million on its investment in MGM.
The Company had an investment in Pinterest, which became a publicly-traded company in the second quarter of 2019. With effect from Pinterest's initial public offering, the Company's investment was accounted for as a marketable security. Prior to this, the Company accounted for its investment in Pinterest as an equity security without a readily determinable fair value. During 2019, the Company recognized a gain of $20.5 million on the sale of its remaining shares of Pinterest. In addition, during 2019, IAC recognized $18.5 million in net upward adjustments related to equity securities without readily determinable fair values.
During 2018, the Company recognized a gain of $26.8 million on the sale of certain Pinterest shares held by the Company and a $128.8 million unrealized gain (or upward adjustment) to adjust our remaining interest in Pinterest to fair value. During 2018, the Company recognized other-than-temporary impairments (or downward adjustments) of $2.8 million related to equity securities without readily determinable fair values and $0.6 million related to an equity method investment.
Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements, see "Note 2—Summary of Significant Accounting Policies" to the financial statements included in "Consolidated and Combined Financial Statements and Supplementary Data."

Quantitative and Qualitative Disclosures About Market Risk
Equity Price Risk
During the second and third quarters of 2020, the Company purchased 59.0 million shares of MGM. As a result, the Company's results of operations and financial condition can be materially impacted by increases or decreases in the price of MGM common shares, which are traded on the New York Stock Exchange. The Company recorded: an unrealized pre-tax loss of $24.7 million in the second quarter of 2020; an unrealized pre-tax gain of $289.1 million in the third quarter of 2020; an unrealized pre-tax gain of $576.2 million in the fourth quarter of 2020; and an unrealized pre-tax gain of $840.5 million for the year ended December 31, 2020. At December 31, 2020, the carrying value of the Company's investment in MGM was $1.9 billion, which is approximately 20% of the Company's consolidated total assets, and it is reflected as a long-term investment in the Company's consolidated balance sheet.
Interest Rate Risk
The Company's exposure to risk for changes in interest rates relates primarily to the Company's long-term debt.
At December 31, 2020, the principal amount of the Company's outstanding debt totals $720.0 million, $500.0 million of which is the ANGI Group Senior Notes, which bears interest at a fixed rate, and $220.0 million of which is the ANGI Group Term Loan, which bears interest at a variable rate. If market rates decline, the Company runs the risk that the related required payments of the ANGI Group Senior Notes will exceed those based on market rates. A 100-basis point increase or decrease in the level of interest rates would, respectively, decrease or increase the fair value of the fixed-rate debt by $32.3 million. Such potential increase or decrease in fair value is based on certain simplifying assumptions, including an immediate increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period. At December 31, 2020, the outstanding balance of the ANGI Group Term Loan of $220.0 million bore interest at LIBOR plus 2.00%, or 2.16%. If LIBOR were to increase or decrease by 100 basis points, then the annual interest expense on the ANGI Group Term Loan would increase or decrease by $2.2 million.
Foreign Currency Exchange Risk
The Company has operations in certain foreign markets, primarily in various jurisdictions within the European Union and the United Kingdom. The Company has exposure to foreign currency exchange risk related to its foreign subsidiaries that transact business in a functional currency other than the U.S. dollar. As a result, as foreign currency exchange rates fluctuate, the translation of the statement of operations of the Company's international businesses into U.S. dollars affects year-over-year comparability of operating results.
In addition, certain of the Company's U.S. operations have customers in international markets. International revenue, including revenue of our operations located outside the U.S., which is measured based upon where the customer is located, accounted for 16%, 20%, and 21% for the years ended December 31, 2020, 2019, and 2018, respectively.
The Company is also exposed to foreign currency transaction gains and losses to the extent it or its subsidiaries conduct transactions in and/or have assets and/or liabilities that are denominated in a currency other than the entity's functional currency. The Company recorded foreign exchange gains (losses) of $0.7 million, $0.1 million and $(0.1) million for the years ended December 31, 2020, 2019 and 2018.
The Company's exposure to foreign currency exchange gains or losses have not been material to the Company; therefore, the Company has not hedged its foreign currency exposures. Any growth and expansion of our international operations increases our exposure to foreign exchange rate fluctuations. Significant foreign exchange rate fluctuations, in the case of one currency or collectively with other currencies, could have a significant impact on our future results of operations.

Consolidated and Combined Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of IAC/InterActiveCorp

Opinion on the Financial Statements

We have audited the accompanying consolidated and combined balance sheet of IAC/InterActiveCorp and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated and combined statements of operations, comprehensive operations, shareholders’ and parent’s equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes and the financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated and combined financial statements”). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated and combined financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Business Combinations - Valuation of Acquired Intangible Assets

Description of the Matter
During the year ended December 31, 2020, the Company completed business combinations for total consideration, net of cash acquired, of $685.2 million. As disclosed in Note 2 to the consolidated and combined financial statements, the purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill.

Auditing management’s allocation of the purchase price of business combinations required complex auditor judgment due to the significant measurement uncertainty in determining the fair value of the identifiable intangible assets acquired. In particular, the estimated fair value of the acquired identifiable intangible assets were sensitive to changes in assumptions including discount rates, revenue growth rates, royalty rates and the projected cash flow terminal growth rates. These assumptions relate to the future performance of the acquired businesses and are affected by such factors as expected future market or economic conditions.

How We Addressed the Matter in Our Audit
To test the estimated fair value of the identifiable intangible assets acquired, our audit procedures included, among others, assessing the completeness of the identifiable intangible assets acquired, assessing the valuation methodologies and testing the significant assumptions described above and underlying data used by the Company. For example, we compared the significant assumptions used by management to the historical results of the acquired businesses as well as to current industry and economic trends. We performed sensitivity analyses of significant assumptions to evaluate the change in the fair value of the identifiable intangible assets resulting from changes in the assumptions. In addition, we involved an internal valuation specialist to assist in evaluating the methodologies used and the significant assumptions applied in developing the fair value estimates.

Stock-Based Compensation

Description of the Matter
During the year ended December 31, 2020, the Company recorded stock-based compensation expense of $189.0 million. As discussed in Note 12 to the consolidated and combined financial statements, the Company issues various types of equity awards, including stock options, restricted stock units, performance-based stock units, market-based awards and equity instruments denominated in the shares of certain subsidiaries.

Auditing the Company's accounting for stock-based compensation required complex auditor judgment due to the number and the variety of the types of equity awards, the prevalence of modifications, the subjectivity of assumptions used to value stock-based awards, the use of market-based vesting conditions and the existence of awards denominated in the shares of certain subsidiaries.

How We Addressed the Matter in Our Audit
To test stock-based compensation expense, we performed audit procedures that included, among others, assessing the completeness of the awards granted and evaluating the methodologies and significant assumptions used to estimate the fair value of the awards. Our procedures also included, evaluating the key terms and conditions of awards granted to assess the accounting treatment for a sample of awards, testing the clerical accuracy of the calculation of the expense recorded and assessing the Company’s accounting for award modifications. Additionally, for certain awards issued by the Company, we involved our internal valuation specialists to assess the valuation methodologies and assumptions used in estimating the fair value of the awards.

Goodwill - Quantitative Impairment Assessment

Description of the Matter
As of December 31, 2020, the Company's goodwill balance was $1.7 billion. As disclosed in Note 2 to the consolidated and combined financial statements, goodwill is assessed annually for impairment using either a qualitative or quantitative approach as of October 1, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

Auditing management’s quantitative impairment tests for goodwill was complex and judgmental due to the measurement uncertainty in estimating the fair value of the reporting units for goodwill. Specifically, the fair value estimate of the Company's Mosaic reporting unit was sensitive to assumptions such as the discount rate, revenue growth rates and the projected cash flow terminal growth rate. These assumptions are affected by such factors as expected future market or economic conditions.

How We Addressed the Matter in Our Audit
To test the estimated fair value of the Mosaic reporting unit, our audit procedures included, among others, assessing the methodologies and testing the significant assumptions described above and underlying data used by the Company. We evaluated the Company's underlying forecast and budget information by comparing the significant assumptions to current industry and economic trends, changes in the Company's business model and assessed the historical accuracy of management’s estimates. For example, we evaluated management’s forecasted revenue to identify, understand and evaluate changes as compared to historical results. We performed sensitivity analyses of significant assumptions to evaluate the change in the fair value of the Mosaic reporting unit for goodwill resulting from changes in the assumptions. In addition, we involved an internal valuation specialist to assist in evaluating the methodologies and significant assumptions applied in developing the fair value estimates.

/s/ Ernst & Young LLP
We have served as the Company's auditor since 2019.
New York, New York
February 17, 2021
except for the effects of presenting Vimeo, Inc. as discontinued operations discussed in Note 4,
as to which the date is June 1, 2021

IAC/INTERACTIVECORP AND SUBSIDIARIES
CONSOLIDATED AND COMBINED BALANCE SHEET

	December 31,
	2020	2019
	(In thousands, except par value amounts)
ASSETS
Cash and cash equivalents	$3,366,176	$837,916
Marketable debt securities	224,979	—
Accounts receivable, net of allowance and reserves of $29,240 and $23,875, respectively	257,668	171,977
Note receivable - related party	—	55,251
Other current assets	140,022	146,062
Current assets of discontinued operations	130,477	18,050
Total current assets	4,119,322	1,229,256

Building, capitalized software, leasehold improvements and equipment, net	274,930	302,417
Goodwill	1,660,102	1,397,493
Intangible assets, net of accumulated amortization	394,986	324,552
Investment in MGM Resorts International	1,860,158	—
Long-term investments	297,643	347,975
Other non-current assets	288,021	242,453
Non-current assets of discontinued operations	266,547	272,406
TOTAL ASSETS	$9,161,709	$4,116,552

LIABILITIES AND SHAREHOLDERS' AND PARENT'S EQUITY
LIABILITIES:
Current portion of long-term debt	$—	$13,750
Accounts payable, trade	88,849	71,020
Deferred revenue	137,658	94,703
Accrued expenses and other current liabilities	340,406	282,808
Current liabilities of discontinued operations	183,988	123,041
Total current liabilities	750,901	585,322

Long-term debt, net	712,277	231,946
Income taxes payable	6,444	6,410
Deferred income taxes	78,789	63,604
Other long-term liabilities	227,406	176,259
Non-current liabilities of discontinued operations	2,972	4,047

Redeemable noncontrolling interests	231,992	43,818

Commitments and contingencies

SHAREHOLDERS' AND PARENT'S EQUITY:
Common stock $.001 par value; authorized 1,600,000 shares; 82,976 shares issued and outstanding at December 31, 2020	83	—
Class B common stock $.001 par value; authorized 400,000 shares; 5,789 shares issued and outstanding at December 31, 2020	6	—
Additional paid-in capital	5,909,614	—
Retained earnings	694,042	—
Invested capital	—	2,547,251
Accumulated other comprehensive loss	(6,170)	(12,226)
Total IAC shareholders' and parent's equity, respectively	6,597,575	2,535,025
Noncontrolling interests	553,353	470,121
Total shareholders' and parent's equity, respectively	7,150,928	3,005,146
TOTAL LIABILITIES AND SHAREHOLDERS' AND PARENT'S EQUITY, RESPECTIVELY	$9,161,709	$4,116,552
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2020	2019	2018
	(In thousands, except per share data)
Revenue	$2,764,536	$2,509,980	$2,373,519
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	726,143	531,367	437,786
Selling and marketing expense	1,165,456	1,117,885	1,039,783
General and administrative expense	745,235	573,057	538,464
Product development expense	204,557	148,933	140,287
Depreciation	68,823	55,471	41,193
Amortization of intangibles	126,839	74,215	100,732
Goodwill impairment	265,146	3,318	—
Total operating costs and expenses	3,302,199	2,504,246	2,298,245
Operating (loss) income	(537,663)	5,734	75,274
Interest expense	(16,166)	(11,904)	(13,059)
Unrealized gain on investment in MGM Resorts International	840,550	—	—
Other (expense) income, net	(42,561)	40,487	282,732
Earnings from continuing operations before income taxes	244,160	34,317	344,947
Income tax benefit (provision)	45,707	47,349	(22,617)
Net earnings from continuing operations	289,867	81,666	322,330
Loss from discontinued operations, net of tax	(21,281)	(49,483)	(29,959)
Net earnings	268,586	32,183	292,371
Net loss (earnings) attributable to noncontrolling interests	1,140	(9,288)	(45,599)
Net earnings attributable to IAC shareholders	$269,726	$22,895	$246,772

Per share information from continuing operations:
Basic earnings per share	$3.40	$0.84	$3.24
Diluted earnings per share	$3.20	$0.84	$3.24

Per share information attributable to IAC shareholders:
Basic earnings per share	$3.16	$0.27	$2.90
Diluted earnings per share	$2.97	$0.27	$2.90

Stock-based compensation expense by function:
Cost of revenue	$118	$61	$185
Selling and marketing expense	5,265	4,642	3,955
General and administrative expense	177,451	116,594	130,472
Product development expense	6,161	8,931	9,987
Total stock-based compensation expense	$188,995	$130,228	$144,599
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENT OF COMPREHENSIVE OPERATIONS

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Net earnings	$268,586	$32,183	$292,371
Other comprehensive income (loss), net of income taxes:
Change in foreign currency translation adjustment	7,810	311	(6,444)
Change in unrealized gains and losses on available-for-sale marketable debt securities	2	(3)	3
Total other comprehensive income (loss), net of income taxes	7,812	308	(6,441)
Comprehensive income, net of income taxes	276,398	32,491	285,930
Components of comprehensive income attributable to noncontrolling interests:
Net loss (earnings) attributable to noncontrolling interests	1,140	(9,288)	(45,599)
Change in foreign currency translation adjustment attributable to noncontrolling interests	(1,718)	26	1,416
Change in unrealized gains and losses of available-for-sale marketable debt securities attributable to noncontrolling interests	—	1	(1)
Comprehensive income attributable to noncontrolling interests	(578)	(9,261)	(44,184)
Comprehensive income attributable to IAC shareholders	$275,820	$23,230	$241,746

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' AND COMBINED STATEMENT OF PARENT'S EQUITY
Year Ended December 31, 2020

		IAC Shareholders' Equity and Invested Capital
	Redeemable Noncontrolling Interests	Common Stock, $0.001 par value		Class B Common Stock, $0.001 par value		Additional Paid-in Capital	Retained Earnings	Invested Capital	Accumulated Other Comprehensive (Loss) Income	Total IAC Shareholders' Equity and Invested Capital	Noncontrolling Interests	Total Parent's / Shareholders' Equity
		$	Shares	$	Shares
		(In thousands)
Balance as of December 31, 2019	$43,818	$—	—	$—	—	$—	$—	$2,547,251	$(12,226)	$2,535,025	$470,121	$3,005,146
Net (loss) earnings	(1,434)	—	—	—	—	—	694,042	(424,316)	—	269,726	294	270,020
Other comprehensive income, net of income taxes	439	—	—	—	—	—	—	—	6,094	6,094	1,279	7,373
Stock-based compensation expense	15	—	—	—	—	40,870	—	72,891	—	113,761	85,267	199,028
Distribution to and purchase of noncontrolling interests	(3,515)	—	—	—	—	—	—	—	—	—	(1,115)	(1,115)
Issuance of Angi Inc. common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	—	—	(62,169)	—	1,248	(38)	(60,959)	(3,183)	(64,142)
Purchase of Angi Inc. treasury stock	—	—	—	—	—	(9,273)	—	(54,859)	—	(64,132)	—	(64,132)
Proceeds from the sale of Old IAC Class M common stock from New Match	—	—	—	—	—	1,408,298	—	—	—	1,408,298	—	1,408,298
Net increase in Old IAC's investment in the Company prior to the MTCH Separation	—	—	—	—	—	—	—	1,685,995	—	1,685,995	—	1,685,995
Cash merger consideration paid by Old IAC	—	—	—	—	—	—	—	837,913	—	837,913	—	837,913
Capitalization as a result of the MTCH Separation	—	79	79,343	6	5,789	4,661,231	—	(4,661,316)	—	—	—	—
Noncontrolling interest created in an acquisition	1,121	—	—	—	—	—	—	—	—	—	—	—
Issuance of Vimeo common stock and creation of noncontrolling interest, net of fees	8,299	—	—	—	—	141,301	—	—	—	141,301	—	141,301
Adjustment of noncontrolling interests to fair value	183,315	—	—	—	—	(178,508)	—	(4,807)	—	(183,315)	—	(183,315)
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	—	1	633	—	—	(83,383)	—	—	—	(83,382)	—	(83,382)
Issuance of restricted stock	—	3	3,000	—	—	(3)	—	—	—	—	—	—
Adjustment to the capitalization of tax accounts as a result of the MTCH Separation	—	—	—	—	—	(8,259)	—	—	—	(8,259)	—	(8,259)
Other	(66)	—	—	—	—	(491)	—	—	—	(491)	690	199
Balance as of December 31, 2020	$231,992	$83	82,976	$6	5,789	$5,909,614	$694,042	$—	$(6,170)	$6,597,575	$553,353	$7,150,928

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
COMBINED STATEMENT OF PARENT'S EQUITY
Years Ended December 31, 2019 and 2018

		Old IAC Equity in
		IAC/InterActiveCorp
		Invested Capital	Accumulated Other Comprehensive (Loss) Income
	Redeemable Noncontrolling Interests			Total IAC Shareholders' Equity	Noncontrolling Interests	Total Parent's Equity
		(In thousands)
Balance as of December 31, 2017	$36,811	$2,007,443	$(7,504)	$1,999,939	$256,381	$2,256,320
Cumulative effect of adoption of ASU No. 2014-09	—	36,927	—	36,927	3,410	40,337
Net earnings	33,788	246,772	—	246,772	11,811	258,583
Other comprehensive loss, net of income tax	(582)	—	(5,026)	(5,026)	(833)	(5,859)
Stock-based compensation expense	1,138	51,327	—	51,327	95,940	147,267
Distributions to and purchases of noncontrolling interests	(11,282)	—	—	—	(1,236)	(1,236)
Adjustment of redeemable noncontrolling interests to fair value	6,640	(6,640)	—	(6,640)	—	(6,640)
Issuance of Angi Inc. common stock pursuant to stock-based awards, net of withholding taxes	—	106,215	(11)	106,204	34,502	140,706
Noncontrolling interests created in acquisitions	2,261	—	—	—	—	—
Net decrease in Old IAC's investment in IAC Holdings, Inc.	—	(145,461)	—	(145,461)	—	(145,461)
Other	(3,087)	—	—	—	383	383
Balance as of December 31, 2018	$65,687	$2,296,583	$(12,541)	$2,284,042	$400,358	$2,684,400
Net earnings	3,168	22,895	—	22,895	6,120	29,015
Other comprehensive income (loss), net of income tax	39	—	335	335	(66)	269
Stock-based compensation expense	148	65,893	—	65,893	65,815	131,708
Distributions to and purchases of redeemable noncontrolling interests	(40,432)	—	—	—	—	—
Adjustment of redeemable noncontrolling interests to fair value	11,554	(11,554)	—	(11,554)	—	(11,554)
Issuance of Angi Inc. common stock pursuant to stock-based awards, net of withholding taxes	—	(32,596)	(20)	(32,616)	(2,106)	(34,722)
Purchase of Angi Inc. treasury stock	—	(57,949)	—	(57,949)	—	(57,949)
Noncontrolling interests created in acquisitions	3,739	—	—	—	—	—
Net increase in Old IAC's investment in IAC Holdings, Inc.	—	263,979	—	263,979	—	263,979
Other	(85)	—	—	—	—	—
Balance as of December 31, 2019	$43,818	$2,547,251	$(12,226)	$2,535,025	$470,121	$3,005,146

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings	$268,586	$32,183	$292,371
Less: Loss from discontinued operations, net of tax	(21,281)	(49,483)	(29,959)
Net earnings from continuing operations	289,867	81,666	322,330
Adjustments to reconcile net earnings to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	188,995	130,228	144,599
Amortization of intangibles	126,839	74,215	100,732
Depreciation	68,823	55,471	41,193
Provision for credit losses	78,931	64,478	47,718
Goodwill impairment	265,146	3,318	—
Deferred income taxes	(18,356)	(49,374)	18,563
Unrealized gain on investment in MGM Resorts International	(840,550)	—	—
Losses (gains) on long-term investments in equity securities, net	41,112	(39,388)	(153,429)
(Gains) losses from the sale of businesses, net	(1,061)	6	(121,312)
Other adjustments, net	26,204	4,004	2,390
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(131,703)	(72,109)	(47,382)
Other assets	(547)	11,913	(26,590)
Accounts payable and other liabilities	6,119	52	25,720
Income taxes payable and receivable	(11,580)	4	3,981
Deferred revenue	25,140	10,851	18,478
Net cash provided by operating activities attributable to continuing operations	113,379	275,335	376,991
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(685,216)	(28,439)	(65,402)
Capital expenditures	(60,726)	(95,097)	(54,471)
Proceeds from maturities of marketable debt securities	475,000	25,000	35,000
Purchases of marketable debt securities	(649,828)	—	(59,671)
Net proceeds from the sale of businesses and investments	26,055	166,440	136,311
Purchases of investment in MGM Resorts International	(1,019,608)	—	—
Purchases of investments	(1,152)	(253,663)	(49,180)
Decrease (increase) in notes receivable - related party	54,828	(54,828)	—
Other, net	(11,536)	(9,086)	13,170
Net cash used in investing activities attributable to continuing operations	(1,872,183)	(249,673)	(44,243)
Cash flows from financing activities attributable to continuing operations:
Proceeds from the issuance of ANGI Group Senior Notes	500,000	—	—
Principal payments on ANGI Group Term Loan	(27,500)	(13,750)	(13,750)
Proceeds from issuance of related-party debt	—	—	2,500
Principal payments on related-party debt	—	(2,500)	—
Debt issuance costs	(6,484)	—	(3,709)
Purchase of Angi Inc. treasury stock	(63,674)	(56,905)	—
Proceeds from the exercise of Angi Inc. stock options	—	573	4,693
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(85,103)	—	—
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(64,079)	(35,284)	(29,844)
Distributions to and purchases of noncontrolling interests	(4,280)	(24,595)	(12,496)
Cash merger consideration paid by Old IAC in connection with the MTCH Separation	837,913	—	—
Transfers from (to) Old IAC for periods prior to the MTCH Separation	1,706,479	263,281	(144,069)
Proceeds from the sale of Old IAC Class M common stock	1,408,298	—	—
Other, net	1,095	(3,795)	(1,041)
Net cash provided by (used in) financing activities attributable to continuing operations	4,202,665	127,025	(197,716)
Total cash provided by continuing operations	2,443,861	152,687	135,032
Net cash provided by (used in) operating activities attributable to discontinued operations	41,202	(23,535)	(7,556)
Net cash provided by (used in) investing activities attributable to discontinued operations	42	(172,195)	(439)
Net cash provided by (used in) financing activities attributable to discontinued operations	149,254	(2,939)	(22)
Total cash provided by (used in) discontinued operations	190,498	(198,669)	(8,017)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	2,019	(122)	(118)
Net increase (decrease) in cash and cash equivalents and restricted cash	2,636,378	(46,104)	126,897
Cash and cash equivalents and restricted cash at beginning of period	840,732	886,836	759,939
Cash and cash equivalents and restricted cash at end of period	$3,477,110	$840,732	$886,836
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION
MTCH Separation:
On December 19, 2019, IAC/InterActiveCorp ("Old IAC") entered into a Transaction Agreement (as amended as of April 28, 2020 and June 22, 2020, the "Transaction Agreement") with Match Group, Inc. ("Old MTCH"), IAC Holdings, Inc. ("New IAC" or the "Company"), a direct wholly owned subsidiary of Old IAC, and Valentine Merger Sub LLC, an indirect wholly owned subsidiary of Old IAC. On June 30, 2020, the businesses of Old MTCH were separated from the remaining businesses of Old IAC through a series of transactions that resulted in the pre-transaction stockholders of Old IAC owning shares in two, separate public companies—(1) Old IAC, which was renamed Match Group, Inc. ("New Match") and which owns the businesses of Old MTCH and certain Old IAC financing subsidiaries, and (2) New IAC, which was renamed IAC/InterActiveCorp, and which owns Old IAC's other businesses—and the pre-transaction stockholders of Old MTCH (other than Old IAC) owning shares in New Match. This transaction is referred to as the "MTCH Separation".
Spin-off:
On May 25, 2021, IAC completed the previously announced spin-off of its full stake in Vimeo to IAC shareholders. IAC's Vimeo business was separated from the remaining businesses of IAC through a series of transactions (which we refer to as the “Spin-off”). Following the Spin-off, Vimeo, Inc. (formerly Vimeo Holdings, Inc. ("SpinCo")) became an independent, separately traded public company. Therefore, Vimeo is presented as discontinued operations within IAC's consolidated and combined financial statements for all periods prior to May 25, 2021 in accordance with ASC 205, Presentation of Financial Statements.
Company overview
The Company operates Dotdash and Care.com, among many other online businesses, and has majority ownership of Angi Inc. (formerly ANGI Homeservices), which operates HomeAdvisor, Angi (formerly Angie’s List) and Handy.
Angi Inc.
Our Angi Inc. segment includes the North American (United States and Canada) and European businesses and operations of Angi Inc. On September 29, 2017, the Company's HomeAdvisor business and Angie's List Inc. combined under a new publicly traded company called Angi Inc. (the "Combination"). At December 31, 2020, IAC’s economic interest and voting interest in Angi Inc. were 84.3% and 98.2%, respectively.
Angi Inc. connects quality home service professionals across 500 different categories, from repairing and remodeling to cleaning and landscaping, with consumers. Over 240,000 domestic service professionals actively sought consumer matches, completed jobs or advertised work through Angi Inc. platforms and consumers turn to at least one of our brands to find a professional for approximately 32 million projects during the year ended December 31, 2020. Angi Inc. has established category-transforming products with brands such as HomeAdvisor, Angi and Handy.
Angi Inc.'s Handy business is a leading platform in the United States for connecting individuals looking for household services (primarily cleaning and handyman services) with top-quality, pre-screened independent service professionals. Angi Inc. also owns and operates mHelpDesk, a provider of cloud-based field service software for small to mid-size businesses. Prior to its sale on December 31, 2018, Angi Inc. also operated Felix, a pay-per-call advertising service business. In addition to its market-leading U.S. operations, Angi Inc. owns leading home services online marketplaces in France (Travaux), Germany (MyHammer), Netherlands (Werkspot), United Kingdom (MyBuilder Limited or "MyBuilder," which we acquired a controlling interest in on March 24, 2017), Canada (HomeStars Inc. or "HomeStars," which we acquired a controlling interest in on February 8, 2017) and Italy (Instapro), as well as operations in Austria (MyHammer).

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Dotdash
Dotdash is a portfolio of digital publishing brands that collectively provide expert information and inspiration in select vertical content categories. Through our brands, Dotdash provides original and engaging digital content in a variety of formats, including articles, illustrations, videos and images.
Search
The Search segment consists of Ask Media Group and the Desktop business. Ask Media Group is a collection of websites providing general search services, and to a lesser extent, content that help users find the information they need. Through the Desktop business, we are a leading provider of global, advertising-driven desktop applications. We own and operate a portfolio of desktop browser applications that provide users with access to a wide variety of online content, tools and services. We provide users who download our desktop browser applications with new tab search services, as well as the option of default browser search services. We distribute our desktop browser applications to consumers free of charge on an opt-in basis directly through direct-to-consumer (primarily Chrome Web Store) and partnership distribution channels.
Emerging & Other
Our Emerging & Other segment primarily includes:
•Mosaic Group, a leading developer and provider of global subscription mobile applications. Mosaic Group has a portfolio of some of the largest and most popular applications including:
◦iTranslate, which develops and distributes some of the world's most downloaded mobile translation applications, enabling users to read, write, speak and learn foreign languages anywhere in the world, acquired in March 2018.
◦TelTech, which develops and distributes unique and innovative mobile communications applications that help protect consumer privacy, acquired in October 2018.
◦Daily Burn, a health and fitness business, which provides streaming fitness and workout videos across a variety of platforms (including mobile, web and other Internet-enabled television platforms).
•Care.com, the leading online destination for families to easily connect with caregivers for their children, aging parents, pets and homes and for a wide variety of caregivers to easily connect with families, which we acquired on February 11, 2020;
•Bluecrew, a technology driven staffing platform exclusively for flexible W-2 work, which we acquired a controlling interest in on February 26, 2018;
•The Daily Beast, a website dedicated to news, commentary, culture and entertainment that publishes original reporting and opinion from its roster of full-time journalists and contributors;
•NurseFly, a platform to efficiently connect healthcare professionals with job opportunities, which we acquired a controlling interest in on June 26, 2019;
•IAC Films, a provider of production and producer services for feature films, primarily for initial sale and distribution through theatrical releases and video-on-demand services in the United States and internationally; and
•For periods prior to their sales:
◦College Humor Media, a provider of digital content, including its subscription only property, Dropout.tv, sold March 16, 2020.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

◦CityGrid, an advertising network that integrated local content and advertising for distribution to affiliated and third-party publishers across web and mobile platforms, sold December 31, 2018.
◦Dictionary.com, an online and mobile dictionary and thesaurus service, sold November 13, 2018.
◦Electus, including Notional, a provider of production and producer services for both unscripted and scripted television and digital content, primarily for initial sale and distribution in the United States, sold October 29, 2018.
Discontinued Operations
Discontinued operations in the accompanying financial statements include Vimeo for all periods. The notes accompanying these consolidated and combined financial statements reflect our continuing operations and, unless otherwise noted, exclude information related to Vimeo. See “Note 4—Discontinued Operations” for additional details.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Combination
As used herein, "IAC," "the Company," "we," "our" or "us" and similar terms refer to IAC/InterActiveCorp and its subsidiaries (unless the context requires otherwise).
The Company prepares its consolidated and combined financial statements (collectively referred to herein as "financial statements") in accordance with U.S. generally accepted accounting principles ("GAAP").
The Company's financial statements were prepared on a consolidated basis beginning June 30, 2020 and on a combined basis for periods prior thereto. The difference in presentation is due to the fact that the final steps of the legal reorganization, including the contribution of all the entities that comprise the Company prior to the MTCH Separation, were not completed until June 30, 2020. The preparation of the financial statements on a combined basis for periods prior to June 30, 2020 allows for the financial statements to be presented on a consistent basis for all periods presented.
The historical combined financial statements of the Company have been derived from the historical accounting records of Old IAC. The combined financial statements reflect the historical financial position, results of operations and cash flows of the entities comprising the Company since their respective dates of acquisition by Old IAC and the allocation to the Company of certain Old IAC corporate expenses based on the historical accounting records of Old IAC through June 30, 2020. The consolidated financial statements include the accounts of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest. For the purpose of the combined financial statements, income taxes have been computed as if the entities comprising the Company filed tax returns on a standalone, separate basis for periods prior to the MTCH Separation.
All intercompany transactions and balances between and among the Company and its subsidiaries have been eliminated. All intercompany transactions between (i) the Company and (ii) Old IAC and its subsidiaries for periods prior to the MTCH Separation are considered to be effectively settled for cash at the time the transaction was recorded. The total net effect of the settlement of these intercompany transactions is reflected in the statement of cash flows as a financing activity and in the balance sheet as “Invested capital.”
In management's opinion, the assumptions underlying the historical financial statements of the Company, including the basis on which the expenses have been allocated from Old IAC, are reasonable. However, the allocations may not reflect the expenses that the Company would have incurred as an independent, stand-alone company for the periods presented.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COVID-19 Update and Impairments
The impact on the Company from the COVID-19 outbreak, which has been declared a "pandemic" by the World Health Organization, has been varied. The extent to which developments related to the COVID-19 outbreak and measures designed to curb its spread continue to impact the Company's business, financial condition and results of operations will depend on future developments, all of which are highly uncertain and many of which are beyond the Company's control, including the speed of contagion, the development and implementation of effective preventative measures and possible treatments, the scope of governmental and other restrictions on travel, discretionary services and other activity, and public reactions to these developments. For example, these developments and measures have resulted in rapid and adverse changes to the operating environment in which we do business, as well as significant uncertainty concerning the near and long term economic ramifications of the COVID-19 outbreak, which have adversely impacted our ability to forecast our results and respond in a timely and effective manner to trends related to the COVID-19 outbreak. The longer the global outbreak and measures designed to curb the spread of the virus continue to adversely affect levels of consumer confidence, discretionary spending and the willingness of consumers to interact with other consumers, vendors and service providers face-to-face (and in turn, adversely affect demand for the Company's various products and services), the greater the adverse impact is likely to be on the Company's business, financial condition and results of operations and the more limited will be the Company's ability to try and make up for delayed or lost revenues.
When COVID-19 first impacted the Company's Angi Inc. business in the spring of 2020, Angi Inc. experienced a decline in demand for service requests, driven primarily by decreases in demand in certain categories of jobs (particularly discretionary indoor projects). Toward the end of the spring of 2020, Angi Inc. experienced a rebound in service requests, exceeding pre-COVID-19 growth levels, driven by increased demand from homeowners who spent more time at home due to measures taken to reduce the spread of COVID-19. Angi Inc. continued to experience strong demand for home services in the second half of 2020. However, many service professionals' businesses have been adversely impacted by labor and material constraints and many service professionals have limited capacity to take on new business, which has negatively impacted Angi Inc.'s ability to monetize this increased level of service requests. The Search segment has experienced a decline in revenue due, in part, to the decrease in advertising rates due to the impact of COVID-19, which decrease in rates was more significant earlier in the year.
In the quarter ended March 31, 2020, the Company determined that the effects of COVID-19 were an indicator of possible impairment for certain of its assets and identified the following impairments:
•a $212.0 million impairment related to the goodwill of the Desktop reporting unit;
•a $21.4 million impairment related to certain indefinite-lived intangible assets of the Desktop reporting unit;
•a $51.5 million impairment of certain equity securities without readily determinable fair values; and
•a $7.5 million impairment of a note receivable and a warrant related to certain investees.
In the quarter ended September 30, 2020, the Company reassessed the fair values of the Desktop reporting unit and the related indefinite-lived intangible assets and recorded impairments equal to the remaining carrying value of the goodwill of $53.2 million and $10.8 million related to the intangible assets. The reduction in the Company's fair value estimates of the Desktop business in the first and third quarters of 2020 was primarily due to lower consumer queries, increasing challenges in monetization and the reduced ability to market profitably due to browser policy changes implemented by Google and other browsers. The effects of COVID-19 on monetization were an additional factor. Refer to "Certain Risks and Concentrations—Services Agreement with Google" for additional information.
There were no additional impairments identified during the year ended December 31, 2020.
In addition, the United States, which represents 84% of the Company's revenue for the year ended December 31, 2020, experienced a significant resurgence of the coronavirus and with record levels of COVID-19 infections being reported during the fourth quarter of 2020 and continuing into the first quarter of 2021. Europe, which is the second largest market for the Company's products and services, has also seen a dramatic resurgence in COVID-19. This resurgence and the measures designed to curb its spread could materially and adversely affect our business, financial condition and results of operations.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair values of cash equivalents and marketable debt and equity securities; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the determination of revenue reserves; the determination of the customer relationship period for certain costs to obtain a contract with a customer; the carrying value of right-of-use assets ("ROU assets"); the useful lives and recoverability of building, capitalized software, leasehold improvements and equipment and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of equity securities without readily determinable fair values; contingencies; the fair value of acquisition-related contingent consideration arrangements; unrecognized tax benefits; the valuation allowance for deferred income tax assets; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.
Accounting for Investments in Equity Securities
Investments in equity securities, other than those of the Company's consolidated subsidiaries and those accounted for under the equity method, if applicable, are accounted for at fair value or under the measurement alternative of Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, with any changes to fair value recognized within other (expense) income, net each reporting period. Under the measurement alternative, equity investments without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar securities of the same issuer; value is generally determined based on a market approach as of the transaction date. A security will be considered identical or similar if it has identical or similar rights to the equity securities held by the Company. The Company reviews its investments in equity securities without readily determinable fair values for impairment each reporting period when there are qualitative factors or events that indicate possible impairment. Factors the Company considers in making this determination include negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. When indicators of impairment exist, the Company prepares quantitative assessments of the fair value of its investments in equity securities, which require judgment and the use of estimates. When the Company's assessment indicates that the fair value of the investment is below its carrying value, the Company writes down the investment to its fair value and records the corresponding charge within other (expense) income, net. See "Note 7 - Financial Instruments and Fair Value Measurements" for additional information on the impairments of certain equity securities without readily determinable fair values recorded during the year ended December 31, 2020.
In the event the Company has investments in the common stock or in-substance common stock of entities in which the Company has the ability to exercise significant influence over the operating and financial matters of the investee, but does not have a controlling financial interest, are accounted for using the equity method and are included in "Long-term investments" in the accompanying balance sheet. At December 31, 2020, the Company has one investment accounted for using the equity method. At December 31, 2019, the Company did not have any investments accounted for using the equity method.
Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to our customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The Company adopted ASU No. 2014-09, Revenue from Contracts with Customers, effective January 1, 2018 using the modified retrospective transition method for open contracts as of the date of initial application. The cumulative effect to the Company's retained earnings at January 1, 2018 was an increase of $40.3 million, of which $3.4 million was related to the noncontrolling interest in Angi Inc.; the adjustment to retained earnings was principally related to the Company's Angi Inc. segment and the Desktop business.
•Within Angi Inc., the effect of the adoption of ASU No. 2014-09 was that commissions paid to employees pursuant to certain sales incentive programs, which represent the incremental direct costs of obtaining a service professional contract, are now capitalized and amortized over the estimated life of a service professional (also referred to as the estimated customer relationship period). These costs were expensed as incurred prior to January 1, 2018. The cumulative effect of the adoption of ASU No. 2014-09 was the establishment of a current and non-current asset for capitalized sales commissions of $29.7 million and $4.2 million, respectively, and a related deferred tax liability of $8.0 million, resulting in a net increase to retained earnings of $25.9 million on January 1, 2018.
•Within the Desktop business, the primary effect of the adoption of ASU No. 2014-09 was to accelerate the recognition of the portion of the revenue of certain desktop applications sold by SlimWare that qualify as functional intellectual property ("functional IP") under ASU No. 2014-09. This revenue was previously deferred and recognized over the applicable subscription term. The cumulative effect of the adoption of ASU No. 2014-09 for SlimWare was a reduction in deferred revenue of $20.3 million and the establishment of a deferred tax liability of $4.9 million, resulting in a net increase to retained earnings of $15.5 million on January 1, 2018.
The Company's disaggregated revenue disclosures are presented in "Note 13—Segment Information."
Transaction Price
The objective of determining the transaction price is to estimate the amount of consideration the Company is due in exchange for its services or goods, including amounts that are variable. The Company determines the total transaction price, including an estimate of any variable consideration, at contract inception and reassesses this estimate each reporting period.
The Company excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenue.
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under ASU No. 2014-09, applicable to such contracts and does not consider the time value of money.
Arrangements with Multiple Performance Obligations
The Company's contracts with customers may include multiple performance obligations. For such arrangements, the Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company generally determines standalone selling prices based on the prices charged to customers, which are directly observable or based on an estimate if not directly observable. For our multiple performance obligation arrangements that include functional intellectual property ("IP"), which comprise the downloadable apps and software of the Desktop business, the Company uses a residual approach to determine standalone selling prices for the functional IP.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Assets Recognized from the Costs to Obtain a Contract with a Customer
The Company has determined that certain costs, primarily commissions paid to employees pursuant to certain sales incentive programs and mobile app store fees, meet the requirements to be capitalized as a cost of obtaining a contract. Commissions paid to employees pursuant to certain sales incentive programs are amortized over the estimated customer relationship period. The Company calculates the estimated customer relationship period as the average customer life, which is based on historical data. When customer renewals are expected and the renewal commission is not commensurate with the initial commission, the average customer life includes renewal periods. For sales incentive programs where the customer relationship period is one year or less, the Company has elected the practical expedient to expense the costs as incurred. The Company generally capitalizes and amortizes mobile app store fees over the term of the applicable subscription.
During the years ended December 31, 2020, 2019 and 2018, the Company recognized expense of $101.3 million, $94.9 million and $70.3 million related to the amortization of these costs. The current contract asset balances are $58.8 million, $41.4 million and $40.1 million at December 31, 2020, 2019 and 2018, respectively. The non-current contract asset balances are $4.4 million, $4.0 million and $3.4 million at December 31, 2020, 2019 and 2018, respectively. The current and non-current contract assets are included in "Other current assets" and "Other non-current assets," respectively, in the accompanying balance sheet.
Performance Obligations
As permitted under the practical expedient available under ASU No. 2014-09, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
Angi Inc.
Angi Inc. revenue is primarily derived from consumer connection revenue, which comprises fees paid by HomeAdvisor service professionals for consumer matches (regardless of whether the service professional ultimately provides the requested service) and revenue from completed jobs sourced through the HomeAdvisor and Handy platforms. Consumer connection revenue varies based upon several factors, including the service requested, product experience offered and geographic location of service. The Company's consumer connection revenue is generated and recognized when an in-network service professional is delivered a consumer match or when a job sourced through the HomeAdvisor and Handy platforms are completed. Consumer connection revenue is generally billed one week following a consumer match, with payment due upon receipt of invoice or collected when a consumer schedules a job through the HomeAdvisor and Handy platforms. The Company maintains revenue reserves for potential credits for services provided by Handy service professionals to consumers.
Angi Inc. revenue is also derived from (i) sales of time-based website, mobile and call center advertising to service professionals, (ii) HomeAdvisor service professional membership subscription fees, (iii) membership subscription fees from consumers and (iv) service warranty subscription and other services. Angi service professionals generally pay for advertisements in advance on a monthly or annual basis at the option of the service professional, with the average advertising contract term being approximately one year. Angi website, mobile and call center advertising revenue is recognized ratably over the contract term. Revenue from the sale of advertising in the Angie’s List Magazine is recognized in the period in which the publication is distributed. Service professional membership subscription revenue is initially deferred and is recognized using the straight-line method over the applicable subscription period, which is typically one year. Angi prepaid consumer membership subscription fees are recognized as revenue using the straight-line method over the term of the applicable subscription period, which is typically one year.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Prior to January 1, 2020, Angi Inc.'s Handy business recorded revenue on a net basis. Effective January 1, 2020, Angi Inc. modified the Handy terms and conditions so that Handy, rather than the service professional, has the contractual relationship with the consumer to deliver the service and Handy, rather than the consumer, has the contractual relationship with the service professional. Consumers request services and pay for such services directly through the Handy platform and then Handy fulfills the request with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. This change in contractual terms requires gross revenue accounting treatment effective January 1, 2020. Also, in the case of certain tasks, HomeAdvisor provides a pre-priced product offering, pursuant to which consumers can request services through a HomeAdvisor platform and pay HomeAdvisor for the services directly. HomeAdvisor then fulfills the request with independently established home services providers engaged in a trade, occupation and/or business that customarily provides such services. Revenue from HomeAdvisor’s pre-priced product offering is also recorded on a gross basis effective January 1, 2020. The change to gross revenue reporting for Handy and HomeAdvisor’s pre-priced product offering, effective January 1, 2020, resulted in an increase in revenue of $73.8 million during the year ended December 31, 2020.
Dotdash
Dotdash revenue consists principally of display advertising revenue and performance marketing revenue. Display advertising revenue is generated primarily through digital display advertisements sold directly by our sales team and through programmatic advertising networks. Performance marketing revenue includes affiliate commerce and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash refers users to commerce partner websites resulting in a purchase or transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.
Search
Ask Media Group revenue consists principally of advertising revenue generated principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites and, to a lesser extent, affiliate commerce commission revenue. Paid listings are advertisements displayed on search results pages that generally contain a link to advertiser websites. The majority of the paid listings displayed by Ask Media Group is supplied to us by Google Inc. ("Google") pursuant to our services agreement with Google. Pursuant to this agreement, Ask Media Group businesses transmit search queries to Google, which in turn transmits a set of relevant and responsive paid listings back to these businesses for display in search results. This ad-serving process occurs independently of, but concurrently with, the generation of algorithmic search results for the same search queries. Google paid listings are displayed separately from algorithmic search results and are identified as sponsored listings on search results pages. Paid listings are priced on a price per click basis and when a user submits a search query through an Ask Media Group business and then clicks on a Google paid listing displayed in response to the query, Google bills the advertiser that purchased the paid listing and shares a portion of the fee charged to the advertiser with the Ask Media Group business. The Company recognizes paid listing revenue from Google when it delivers the user's click. In cases where the user’s click is generated due to the efforts of a third-party distributor, we recognize the amount due from Google as revenue and record a revenue share or other payment obligation to the third-party distributor as traffic acquisition costs.
Revenue from display advertising is generated through advertisements sold through programmatic advertising networks. Affiliate commerce commission revenue is generated when an Ask Media Group property refers users to commerce partner websites resulting in a purchase or transaction.
Desktop revenue largely consists of advertising revenue generated principally through the display of paid listings in response to search queries. The majority of the paid listings displayed are supplied to us by Google in the manner, and pursuant to the services agreement with Google, described above. To a lesser extent, Desktop revenue also includes fees paid by subscribers for downloadable desktop applications as well as display advertisements. Fees related to subscription downloadable desktop applications are generally recognized over the term of the applicable subscription period, which is primarily one or two years. Fees related to display advertisements are recognized when an advertisement is displayed.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Emerging & Other
Mosaic Group revenue consists primarily of fees paid by subscribers for downloadable mobile applications distributed through the Apple App Store and Google Play Store and directly from consumers, as well as display advertisements. Fees related to subscription downloadable mobile applications are generally recognized either over the term of the subscription period, which is up to one year, for those applications that must be connected to our servers to function, or at the time of the sale when the software license is delivered. Fees related to display advertisements are recognized when an advertisement is displayed.
Care.com generates revenue primarily through subscription fees from families and caregivers for its suite of products and services, as well as through annual contracts with corporate employers who provide access to Care.com's suite of products and services as an employee benefit and through contracts with businesses that recruit employees through its platform.
Bluecrew revenue consists of service revenue, which is generated through staffing workers and recognized as control of the promised services is transferred to our customers.
The Daily Beast revenue consists of advertising revenue, which is generated primarily through display advertisements (sold directly and through programmatic ad sales), and to a lesser extent, affiliate commerce commission revenue.
NurseFly revenue consists of subscription revenue, which is generated through recruiting agencies that seek access to qualified healthcare professionals and is recognized at the earlier of the full delivery of the promised services or the length of the subscription period.
Revenue of IAC Films and College Humor Media, which was sold in the first quarter of 2020, is generated primarily through media production and distribution and advertising. Production revenue is recognized when control is transferred to the customer to broadcast or exhibit, and advertising revenue is recognized when an advertisement is displayed or over the advertising period.
Accounts Receivables, Net of the Allowance for Credit Losses and Revenue Reserves
Accounts receivable include amounts billed and currently due from customers. The allowance for credit losses is based upon a number of factors, including the length of time accounts receivable are past due, the Company's previous loss history, the specific customer’s ability to pay its obligation and any other forward-looking data regarding customers' ability to pay which may be available. The time between the Company issuance of an invoice and payment due date is not significant; customer payments that are not collected in advance of the transfer of promised services or goods are generally due no later than 30 days from invoice date. The Company also maintains allowances to reserve for potential credits issued to consumers or other revenue adjustments. The amounts of these reserves are based primarily upon historical experience.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Credit Losses and Revenue Reserve
The following table presents the changes in the allowance for credit losses for the year ended December 31, 2020:

December 31, 2020
(In thousands)
Balance at January 1	$19,984
Current period provision for credit losses	78,931
Write-offs charged against the allowance	(74,170)
Recoveries collected	2,433
Balance at December 31	$27,178
The revenue reserve was $2.1 million and $3.9 million at December 31, 2020 and 2019, respectively. The total allowance for credit losses and revenue reserve was $29.2 million and $23.9 million as of December 31, 2020 and 2019, respectively.
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance. The Company's deferred revenue is reported on a contract by contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the term of the applicable subscription period or expected completion of its performance obligation is one year or less. The current and non-current deferred revenue balances are $94.7 million and $0.6 million, respectively, at December 31, 2019 and $83.3 million and $1.0 million, respectively, at December 31, 2018. During the year ended December 31, 2019, the Company recognized $79.7 million of revenue that was included in the deferred revenue balance as of December 31, 2018. During the year ended December 31, 2020, the Company recognized $86.6 million of revenue that was included in the deferred revenue balance as of December 31, 2019. The current and non-current deferred revenue balances are $137.7 million and $0.7 million, respectively, at December 31, 2020. Non-current deferred revenue is included in "Other long-term liabilities" in the accompanying balance sheet.
Cash and Cash Equivalents
Cash and cash equivalents include cash and short-term investments, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents primarily consist of AAA rated government money market funds, treasury discount notes and time deposits. Internationally, cash equivalents primarily consist of AAA rated government money market funds and time deposits.
Investments in Debt Securities
The Company invests in marketable debt securities with active secondary or resale markets to ensure portfolio liquidity to fund current operations or satisfy other cash requirements as needed. Marketable debt securities are adjusted to fair value each quarter, and the unrealized gains and losses, net of tax, are included in accumulated other comprehensive income (loss) as a separate component of shareholders' equity. The specific-identification method is used to determine the cost of debt securities sold and the amount of unrealized gains and losses reclassified out of accumulated other comprehensive income (loss) into earnings. The Company also invests in non-marketable debt securities as part of its investment strategy. We review our debt securities for impairment each reporting period. The Company recognizes an unrealized loss on debt securities in net earnings when the impairment is determined to be other-than-temporary. Factors we consider in making such determination include the duration, severity and reason for the decline in value and the potential recovery and our intent to sell the debt security. We also consider whether we will be required to sell the security before recovery of its amortized cost basis and whether the amortized cost basis cannot be recovered because of credit losses. If an impairment is considered to be other-than-temporary, the debt security will be written down to its fair value and the loss will be recognized within other (expense) income, net. At December 31, 2020 marketable debt securities consist of treasury discount notes. There were no marketable debt securities at December 31, 2019.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Certain Risks and Concentrations—Services Agreement with Google (the "Services Agreement")
A meaningful portion of the Company's revenue (and a substantial portion of IAC’s net cash from operations that it can freely access) is attributable to the Services Agreement. In addition, the Company earns certain other advertising revenue from Google that is not attributable to the Services Agreement. For the years ended December 31, 2020, 2019 and 2018, total revenue earned from Google was $556.1 million, $732.1 million and $823.1 million, respectively, representing 20%, 29%, and 35%, respectively, of the Company's total revenue. The related accounts receivable totaled $61.9 million and $53.0 million at December 31, 2020 and 2019, respectively.
The total revenue earned from the Services Agreement for the years ended December 31, 2020, 2019 and 2018, was $498.3 million, $677.0 million and $765.6 million, respectively, representing 18%, 27% and 32%, respectively, of the Company's total revenue.
The revenue attributable to the Services Agreement is earned by the Desktop business and Ask Media Group, both within the Search segment. For the years ended December 31, 2020, 2019 and 2018, revenue earned from the Services Agreement was $153.5 million, $291.1 million and $426.5 million, respectively, within the Desktop business and $344.8 million, $385.9 million and $339.0 million, respectively, within Ask Media Group.
The Services Agreement expires on March 31, 2023; provided that during each September, either party may, after discussion with the other party, terminate the Services Agreement, effective on September 30 of the year following the year such notice is given. Neither party gave notice to the other party to terminate the Services Agreement pursuant to this provision in September 2020. The Services Agreement requires that the Company comply with certain guidelines promulgated by Google. Google may generally unilaterally update its policies and guidelines without advance notice. These updates may be specific to the Services Agreement or could be more general and thereby impact the Company as well as other companies. These policy and guideline updates have in the past and could in the future require modifications to, or prohibit and/or render obsolete certain of our products, services and/or business practices, which have been and could be costly to address and have had or otherwise could have an adverse effect on our financial condition and results of operations. As described below, Google has made changes to the policies under the Services Agreement and has also made industry-wide changes that have negatively impacted the Desktop business and it may do so in the future.
Certain industry-wide policy changes became effective on July 1, 2019 and August 27, 2020. These industry-wide changes, combined with other changes to policies under the Services Agreement during the second half of 2019, have had a negative impact on the historical and expected future results of operations of the Desktop business. In addition, at multiple times during the fourth quarter of 2020, Google suspended services with respect to some of IAC's products and may do so in the future. The Desktop business elected to modify certain marketing strategies in early January 2021. This is expected to further reduce the revenue and profitability of the Desktop business in 2021.
The reduction in revenue and profitability was the primary factor in the goodwill and indefinite-lived intangible asset impairments related to the Desktop business recorded in the year ended December 31, 2020 of $265.1 million and $32.2 million respectively. The impact of COVD-19 was an additional factor.
Credit Risk
Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with financial institutions and are in excess of Federal Deposit Insurance Corporation insurance limits.
Other Risks
The Company is subject to certain risks and concentrations including dependence on third-party technology providers, exposure to risks associated with online commerce security and credit card fraud.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Building, Capitalized Software, Leasehold Improvements and Equipment
Building, capitalized software, leasehold improvements and equipment are recorded at cost. Repairs and maintenance costs are expensed as incurred. Amortization of leasehold improvements, which is included within depreciation within the statement of operations, and depreciation is computed using the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, the lease term, if shorter.

Asset Category	Estimated Useful Lives
Buildings and leasehold improvements	3 to 39 Years
Capitalized software and computer equipment	2 to 3 Years
Furniture and other equipment	3 to 12 Years
The Company capitalizes certain internal use software costs including external direct costs utilized in developing or obtaining the software and compensation for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The net book value of capitalized internal use software is $68.0 million and $56.3 million at December 31, 2020 and 2019, respectively.
Business Combinations and Contingent Consideration Arrangements
The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The Company usually obtains the assistance of outside valuation experts to assist in the allocation of purchase price to the identifiable intangible assets acquired. While outside valuation experts may be used, management has ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the value of net tangible and identifiable intangible assets acquired is recorded as goodwill and is assigned to the reporting unit(s) that is expected to benefit from the business combination as of the acquisition date.
In connection with certain business combinations, the Company has entered into contingent consideration arrangements that are determined to be part of the purchase price. Each of these arrangements is initially recorded at its fair value at the time of the acquisition and reflected at current fair value for each subsequent reporting period thereafter until settled. Generally, our contingent consideration arrangements are based upon financial performance and/or operating metric targets. The Company generally determines the fair value of the contingent consideration arrangements by using probability-weighted analyses to determine the amounts of the gross liability, and, if the arrangement is long-term in nature, applying a discount rate that appropriately captures the risk associated with the obligation to determine the net amount reflected in the financial statements. Significant changes in forecasted earnings or operating metrics would result in a significantly higher or lower fair value measurement. The changes in the remeasured fair value of the contingent consideration arrangements during each reporting period, including the accretion of the discount, if applicable, are recognized in "General and administrative expense" in the accompanying statement of operations. See "Note 7—Financial Instruments and Fair Value Measurements" for a discussion of contingent consideration arrangements.
Goodwill and Indefinite-Lived Intangible Assets
The Company assesses goodwill and indefinite-lived intangible assets for impairment annually at October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value.
When the Company elects to perform a qualitative assessment and concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying value, no further assessment of that reporting unit's goodwill is necessary; otherwise, a quantitative assessment is performed and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its estimated fair value, a goodwill impairment equal to the excess is recorded.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

For the Company's annual goodwill test at October 1, 2020, a qualitative assessment of the Angi Inc., Care.com, Bluecrew and Nursefly reporting units' goodwill was performed because the Company concluded it was more likely than not that the fair value of these reporting units was in excess of their respective carrying values. The primary factors that the Company considered in its qualitative assessment for each of these reporting units are described below:
•Angi Inc.'s October 1, 2020 market capitalization of $5.5 billion exceeded its carrying value by approximately $4.3 billion.
•The Company prepared valuations of the Bluecrew and Nursefly reporting units primarily in connection with the issuance and/or settlement of equity awards that are denominated in the equity of these businesses during the year ended December 31, 2020. The valuations were prepared time proximate to, however, not as of, October 1, 2020. The fair value of each of these businesses was in excess of its October 1, 2020 carrying value.
•The primary factors the Company considered in its qualitative assessment of the Care.com reporting unit were the strong forecasted operating performance of the Care.com reporting unit and the excess of estimated fair value based upon the purchase price at acquisition over the carrying value at October 1, 2020.
For the Company's annual goodwill test at October 1, 2020, the Company quantitatively tested the Mosaic Group reporting unit. The Company's quantitative test indicated that there was no impairment. The Company's Dotdash, Ask Media Group, Desktop, The Daily Beast and IAC Films reporting units have no goodwill as of October 1, 2020.
The aggregate carrying value of goodwill for which the most recent estimate of the excess of fair value over carrying value is less than 20% is approximately $759.5 million.
The fair value of the Company's reporting units (except for Angi Inc. described above) is determined using both an income approach based on discounted cash flows ("DCF") and a market approach when it tests goodwill for impairment, either on an interim basis or annual basis as of October 1 each year. The Company uses the same approach in determining the fair value of its businesses in connection with its non-public subsidiary denominated stock-based compensation plans, which can be a significant factor in the decision to apply the qualitative assessment rather than a quantitative test. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, are assessed based on each reporting unit's current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rates used in the quantitative test for determining the fair value of the Company's reporting units was 15.0% in 2020 (for the Mosaic reporting unit) and 12.5% in 2019 (for the Desktop reporting unit). Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined which is applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics, and brand strength operating in their respective sectors.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

While the Company has the option to qualitatively assess whether it is more likely than not that the fair values of its indefinite-lived intangible assets are less than their carrying values, the Company's policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent. The Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks. The future cash flows are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company's annual indefinite-lived impairment assessment ranged from 11.5% to 25.0% in 2020 and 11.5% to 27.5% in 2019, and the royalty rates used in both 2020 and 2019 ranged from 1.0% to 5.5%.
If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded. There are no indefinite-lived intangible assets for which the most recent estimate of the excess fair value over carrying value is less than 20%.
In the quarter ended March 31, 2020, the Company determined that the effects of COVID-19 were an indicator of possible impairment for certain of its reporting units and indefinite-lived intangible assets and identified impairments of $212.0 million and $21.4 million related to the goodwill and certain indefinite-lived intangible assets, respectively, of the Desktop reporting unit.
In the quarter ended September 30, 2020, the Company reassessed the fair values of the Desktop reporting unit and the related indefinite-lived intangible assets and recorded impairments equal to the remaining carrying value of the goodwill of $53.2 million and $10.8 million related to the intangible assets. The reduction in the Company’s fair value estimates of the Desktop business in the first and third quarters of 2020 was primarily due to lower consumer queries, increasing challenges in monetization and the reduced ability to market profitably due to policy changes implemented by Google and other browsers. The effects of COVID-19 on monetization were an additional factor.
The October 1, 2020 annual assessment of goodwill and indefinite-lived intangible assets did not identify any additional impairments.
The October 1, 2019 annual assessment of goodwill and indefinite-lived intangible assets identified a $3.3 million goodwill impairment charge and $0.7 million trade name impairment both related to the College Humor Media business.
The October 1, 2018 annual assessment of goodwill did not identify any impairments. The 2018 annual assessment of indefinite-lived intangible assets identified impairment charges of $27.7 million and $1.1 million related to certain Desktop and College Humor Media indefinite-lived trade names, respectively. The indefinite-lived intangible asset impairment charge at Desktop was due to Google's policy changes related to its Chrome browser which became effective on September 12, 2018 and have negatively impacted the distribution of the Company's B2C downloadable desktop products. The impairment charge related to the B2C trade name was identified in the Company's IAC's annual impairment assessment as of October 1, 2018 and reflects the projected reduction in profits and revenues and the resultant reduction in the assumed royalty rate from these policy changes. The impairment charges are included in "Amortization of intangibles" in the accompanying statement of operations.
The Company's operating segments are Angi Inc., Dotdash and Search, which are also reportable segments, and within its Emerging & Other reportable segment, Mosaic Group, Care.com, Bluecrew, Nursefly, The Daily Beast and IAC Films. The Company's reporting units are consistent with its operating segments, with the exception of Desktop and Ask Media Group, which are separate reporting units within the Search operating segment. Goodwill is tested for impairment at the reporting unit level. See "Note 13—Segment Information" for additional information regarding the Company's method of determining operating and reportable segments.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Long-Lived Assets and Intangible Assets with Definite Lives
Long-lived assets, which consist of ROU assets, building, capitalized software, leasehold improvements and equipment, and intangible assets with definite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. Amortization of definite-lived intangible assets is computed either on a straight-line basis or based on the pattern in which the economic benefits of the asset are expected to be realized.
Fair Value Measurements
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities. See "Note 7—Financial Instruments and Fair Value Measurements" for a discussion of fair value measurements made using Level 3 inputs.
The Company's non-financial assets, such as goodwill, intangible assets, ROU assets and property and equipment are adjusted to fair value only when an impairment is recognized. The Company's financial assets, comprising equity securities without readily determinable fair values, are adjusted to fair value when observable price changes are identified or an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.
Advertising Costs
Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and represent online marketing, including fees paid to search engines, social media sites and third parties that distribute our B2C downloadable applications, offline marketing, which is primarily television advertising, and partner-related payments to those who direct traffic to the brands within our Angi Inc. segment. Advertising expense is $796.7 million, $795.1 million and $753.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.
The Company capitalizes and amortizes the costs associated with certain distribution arrangements that require us to pay a fee per access point delivered. These access points are generally in the form of downloadable applications associated with our direct-to consumer operations. These fees are amortized over the estimated useful lives of the access points to the extent the Company can reasonably estimate a probable future economic benefit and the period over which such benefit will be realized (generally 18 months). Otherwise, the fees are charged to expense as incurred.
Legal Costs
Legal costs are expensed as incurred.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Income Taxes
The Company was included within Old IAC’s tax group for purposes of federal and consolidated state income tax return filings through June 30, 2020, the date of the MTCH Separation. For periods prior thereto, the income tax benefit and/or provision was computed for the Company on an as if standalone, separate return basis and payments to and refunds from Old IAC for the Company's share of Old IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within cash flows from operating activities in the accompanying statement of cash flows.
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense.
The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.
Earnings Per Share
Basic earnings per share is computed by dividing net earnings attributable to IAC shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vested resulting in the issuance of common stock that could share in the earnings of the Company. For periods prior to the MTCH Separation, the Company calculated basic and diluted earnings per share using the shares issued on June 30, 2020, the date of the MTCH Separation. See "Note 11—Earnings Per Share" for additional information on dilutive securities.
Foreign Currency Translation and Transaction Gains and Losses
The financial position and operating results of foreign entities whose primary economic environment is based on their local currency are consolidated using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in accumulated other comprehensive income as a component of shareholders' and parent's equity. Transaction gains and losses resulting from assets and liabilities denominated in a currency other than the functional currency are included in the statement of operations as a component of other (expense) income, net. See "Note 18—Financial Statement Details" for additional information regarding foreign currency exchange gains and losses.
Translation gains and losses relating to foreign entities that are liquidated or substantially liquidated are reclassified out of accumulated other comprehensive income (loss) into earnings. During the years ended December 31, 2020 and 2018, a gain of $0.1 million and a loss of $0.1 million, respectively, were reclassified into earning, and were included in "Other (expense) income, net" in the accompanying statement of operations. There were no such gains or losses for the year ended December 31, 2019.
Stock-Based Compensation
Stock-based compensation is measured at the grant date based on the fair value of the award and is generally expensed over the requisite service period. See "Note 12—Stock-based Compensation" for a discussion of the Company's stock-based compensation plans.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Redeemable Noncontrolling Interests
Noncontrolling interests in the subsidiaries of the Company are ordinarily reported on the balance sheet within shareholders' equity, separately from the Company's equity. However, securities that are redeemable at the option of the holder and not solely within the control of the issuer must be classified outside of shareholders' equity. Accordingly, all noncontrolling interests that are redeemable at the option of the holder are presented outside of shareholders' and parents' equity in the accompanying balance sheet.
In connection with the acquisition of certain subsidiaries, management of these businesses has retained an ownership interest. The Company is party to fair value put and call arrangements with respect to these interests. These put and call arrangements allow management of these businesses to require the Company to purchase their interests or allow the Company to acquire such interests at fair value, respectively. The put arrangements do not meet the definition of a derivative instrument as the put agreements do not provide for net settlement. These put and call arrangements become exercisable by the Company and the counter-party at various dates in the future. One of these arrangements was exercised during both of the years ended December 31, 2020 and 2019 and two of these arrangements were exercised during the year ended December 31, 2018. These put arrangements are exercisable by the counter-party outside the control of the Company. Accordingly, to the extent that the fair value of these interests exceeds the value determined by normal noncontrolling interest accounting, the value of such interests is adjusted to fair value with a corresponding adjustment to additional paid-in capital or invested capital. During the years ended December 31, 2020, 2019 and 2018, the Company recorded adjustments of $183.3 million, $11.6 million and $6.6 million, respectively, to increase these interests to fair value. Fair value determinations require high levels of judgment and are based on various valuation techniques, including market comparables and discounted cash flow projections.
Redeemable noncontrolling interests attributable to discontinued operations at December 31, 2020 and 2019 are $188.0 million and $9.4 million, respectively.
Recent Accounting Pronouncements
Accounting Pronouncements Adopted by IAC
ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
The Company adopted ASU No. 2016-13 effective January 1, 2020. ASU No. 2016-13 replaces the “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. The Company adopted ASU No. 2016-13 using the modified retrospective approach and there was no cumulative effect arising from the adoption. The adoption of ASU No. 2016-13 did not have a material impact on the Company's financial statements.
ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
The Company adopted ASU No. 2019-12 effective January 1, 2020, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. Most amendments within ASU No. 2019-12 are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted ASU No. 2019-12 on January 1, 2020 using the modified retrospective basis for those amendments that are not applied on a prospective basis. The adoption of ASU No. 2019-12 did not have a material impact on the Company's financial statements.
Accounting Pronouncements Not Yet Adopted by IAC
There are no recently issued accounting pronouncements that have not yet been adopted that are expected to have a material effect on the results of operations, financial condition or cash flows of the Company.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.
NOTE 3—INCOME TAXES
The Company was included within Old IAC’s tax group for purposes of federal and consolidated state income tax return filings through June 30, 2020, the date of the MTCH Separation. For periods prior thereto, the income tax benefit and/or provision were computed for the Company on an as if standalone, separate return basis and payments to and refunds from Old IAC for the Company's share of Old IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within cash flows from operating activities in the accompanying statement of cash flows.
U.S. and foreign earnings (loss) before income taxes and noncontrolling interests are as follows:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
U.S.	$234,345	$(11,249)	$311,052
Foreign	9,815	45,566	33,895
Total	$244,160	$34,317	$344,947
The components of the income tax (benefit) provision are as follows:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Current income tax (benefit) provision:
Federal	$(29,181)	$(1,117)	$(1,187)
State	2,326	157	1,514
Foreign	(496)	2,985	3,727
Current income tax (benefit) provision	(27,351)	2,025	4,054

Deferred income tax (benefit) provision:
Federal	(8,097)	(39,454)	28,755
State	(6,126)	(9,746)	(6,073)
Foreign	(4,133)	(174)	(4,119)
Deferred income tax (benefit) provision	(18,356)	(49,374)	18,563
Income tax (benefit) provision	$(45,707)	$(47,349)	$22,617
The tax effects of cumulative temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below. The valuation allowance relates to deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	December 31,
	2020	2019
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$392,871	$195,236
Long-term lease liabilities	58,457	41,426
Tax credit carryforwards	41,970	32,547
Stock-based compensation	41,850	59,998
Accrued expenses	17,247	11,273
Other	32,043	18,985
Total deferred tax assets	584,438	359,465
Less: valuation allowance	(111,691)	(91,180)
Net deferred tax assets	472,747	268,285

Deferred tax liabilities:
Investment in subsidiaries	(242,537)	(240,420)
Investment in MGM Resorts International	(197,998)	—
Right-of-use assets	(43,074)	(29,059)
Intangible assets	(34,170)	(31,937)
Other	(31,571)	(30,278)
Total deferred tax liabilities	(549,350)	(331,694)
Net deferred tax liabilities	$(76,603)	$(63,409)
As a result of the MTCH Separation, the Company's net deferred tax liability was adjusted via invested capital for tax attributes allocated to it from Old IAC's consolidated federal and state tax filings. The allocation of tax attributes that was recorded as of June 30, 2020 was preliminary. Any subsequent adjustment to allocated tax attributes will be recorded as an adjustment to deferred taxes and additional paid-in capital. This adjustment is expected to be made in the fourth quarter of 2021 following the filing of income tax returns for the year ended December 31, 2020.
At December 31, 2020, the Company had federal and state net operating losses ("NOLs") of $1.3 billion and $817.4 million, respectively, available to offset future income. Of these federal NOLs, $821.0 million can be carried forward indefinitely and $456.2 million, if not utilized, will expire at various times between 2024 and 2036. The state NOLs, if not utilized, will expire at various times between 2022 and 2040. Federal and state NOLs of $796.4 million and $520.9 million, respectively, can be used against future taxable income without restriction and the remaining NOLs will be subject to limitations under Section 382 of the IRC, separate return limitations, and applicable law. At December 31, 2020, the Company had foreign NOLs of $442.1 million available to offset future income. Of these foreign NOLs, $401.7 million can be carried forward indefinitely and $40.4 million, if not utilized, will expire at various times between 2021 and 2040. During 2020, the Company recognized tax benefits related to NOLs of $235.1 million. Included in this amount is $32.1 million of tax benefits of acquired attributes, which was recorded as a reduction to goodwill.
At December 31, 2020, the Company had tax credit carryforwards of $57.3 million. Of this amount, $44.8 million relates to credits for research activities, $10.6 million relates to credits for foreign taxes, and $1.9 million relates to various other credits. Of these credit carryforwards, $11.4 million can be carried forward indefinitely and $45.9 million, if not utilized, will expire between 2021 and 2040.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The Company regularly assesses the realizability of deferred tax assets considering all available evidence including, to the extent applicable, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, tax filing status, the duration of statutory carryforward periods, available tax planning and historical experience. At December 31, 2020, the Company had a U.S. gross deferred tax asset of $467.7 million that the Company expects to fully utilize on a more likely than not basis.
During 2020, the Company's valuation allowance increased by $20.5 million primarily due to an increase in foreign NOLs and the impairments of certain equity securities without readily determinable fair values. At December 31, 2020, the Company had a valuation allowance of $111.7 million related to the portion of tax loss carryforwards, foreign tax credits and other items for which it is more likely than not that the tax benefit will not be realized.
A reconciliation of the income tax (benefit)/provision to the amounts computed by applying the statutory federal income tax rate to earnings before income taxes is shown as follows:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Income tax provision (benefit) at the federal statutory rate of 21%	$51,274	$7,207	$72,439
State income taxes, net of effect of federal tax benefit	16,995	468	6,188
Stock-based compensation	(163,633)	(56,708)	(39,110)
Non-deductible goodwill impairment	53,012	—	—
Non-deductible executive compensation	14,219	7,409	2,983
Change in valuation allowance on capital losses	11,385	(7,365)	(1,280)
Research credit	(6,078)	(4,449)	(2,577)
Amortizable tax basis related to intercompany transaction	(7,044)	—	—
Non-deductible expenses	5,947	5,353	1,634
Change in judgement on beginning of the year valuation allowance	(3,544)	—	—
Net adjustment related to the reconciliation of income tax provision accruals to tax returns	(2,383)	388	85
Deferred tax adjustment for enacted changes in tax laws and rates	(14,508)	(688)	(13,646)
Other, net	(1,349)	1,036	(4,099)
Income tax (benefit) provision	$(45,707)	$(47,349)	$22,617

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits, including penalties but excluding interest, is as follows:

	December 31,
	2020	2019	2018
	(In thousands)
Balance at January 1	$16,585	$14,425	$13,937
Additions based on tax positions related to the current year	3,419	2,332	1,083
Settlements	(3,733)	—	—
Additions for tax positions of prior years	2,313	238	172
Expiration of applicable statutes of limitations	(351)	(410)	(767)
Balance at December 31	$18,233	$16,585	$14,425
The Company is routinely under audit by federal, state, local and foreign authorities in the area of income tax as a result of previously filed separate company and consolidated tax returns with Old IAC and will be under audit for its tax returns filed on a standalone basis following the MTCH Separation. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service ("IRS") has substantially completed its audit of Old IAC’s federal income tax returns for the years ended December 31, 2010 through 2016, which includes the operations of the Company. The IRS began its audit of the year ended December 31, 2017 in the second quarter of 2020. The statute of limitations for the years 2010 through 2012 and for the years 2013 through 2017 have been extended to May 31, 2021 and December 31, 2021, respectively. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2009. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. At December 31, 2020 and 2019, accruals for interest and penalties are not material.
At December 31, 2020 and 2019, unrecognized tax benefits, including interest and penalties, were $20.1 million and $18.8 million, respectively. Included in unrecognized tax benefits at December 31, 2019 is $10.3 million for tax positions included in Old IAC's consolidated tax return filings. If unrecognized tax benefits at December 31, 2020 are subsequently recognized, $18.5 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount as of December 31, 2019 was $17.4 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by $5.7 million by December 31, 2021, due to expirations of statutes of limitations or other settlements; all of which would reduce the income tax provision.
At December 31, 2020, all of the Company's international cash can be repatriated without any significant tax consequences.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—DISCONTINUED OPERATIONS

On May 25, 2021, IAC completed the previously announced spin-off of its full stake in Vimeo to IAC shareholders. Following the Spin-off, SpinCo became an independent, separately traded public company. Therefore, Vimeo is presented as discontinued operations within IAC's consolidated and combined financial statements for all periods prior to May 25, 2021.
The components of assets and liabilities of discontinued operations in the consolidated balance sheet at December 31, 2020 and the combined balance sheet at December 31, 2019 consisted of the following:

	December 31,
	2020	2019
	(In thousands)
Current assets
Cash and cash equivalents	$110,011	$1,880
Accounts receivable, net	12,785	9,898
Other current assets	7,681	6,272
Total current assets of discontinued operations	$130,477	$18,050

Non-current assets
Leasehold improvements and equipment, net	$3,321	$2,997
Goodwill	219,336	219,374
Intangible assets, net	10,854	25,598
Deferred income taxes	26,216	19,157
Other non-current assets	6,820	5,280
Total non-current assets of discontinued operations	$266,547	$272,406

Current liabilities
Accounts payable, trade	$3,324	$1,431
Deferred revenue	137,436	83,944
Accrued expenses and other current liabilities	43,228	37,666
Total current liabilities of discontinued operations	$183,988	$123,041

Non-current liabilities
Lease liability	$1,027	$3,287
Other non-current liabilities	1,945	760
Total non-current liabilities of discontinued operations	$2,972	$4,047
Redeemable noncontrolling interests attributable to discontinued operations at December 31, 2020 and 2019 are $188.0 million and $9.4 million, respectively.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The components of the loss from discontinued operations for each of the years ended December 31, 2020, 2019 and 2018 in the combined statement of operations consisted of the following:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Revenue	$283,146	$195,821	$159,529
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	88,589	68,873	63,366
Selling and marketing expense	104,216	84,298	59,704
General and administrative expense	47,019	44,177	31,338
Product development expense	62,803	44,524	37,011
Depreciation	460	478	1,200
Amortization of intangibles	14,745	9,653	6,349
Total operating costs and expenses	317,832	252,003	198,968
Operating loss from discontinued operations	(34,686)	(56,182)	(39,439)
Other income (expense), net	93	(6,441)	63
Loss from discontinued operations before tax	(34,593)	(62,623)	(39,376)
Income tax benefit	13,312	13,140	9,417
Loss from discontinued operations, net of tax	$(21,281)	$(49,483)	$(29,959)

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—BUSINESS COMBINATION
On February 11, 2020, the Company acquired 100% of Care.com, a leading global platform for finding and managing family care, for a total purchase price of $626.9 million, which includes cash consideration of $587.0 million paid by the Company and the settlement of all outstanding vested employee equity awards for $40.0 million paid by Care.com prior to the completion of the acquisition. The Company's purchase accounting is not yet complete and will be finalized in the first quarter of 2021; the determination of the fair value of certain contingent liabilities and acquired tax attributes is preliminary and subject to revision. During the fourth quarter of 2020, the Company completed a preliminary assessment of net operating losses acquired. As a result, the Company revised the purchase price allocation by increasing the fair value of deferred tax assets by $32.1 million and decreasing goodwill by $32.1 million.
The table below summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Care.com
(In thousands)
Cash and cash equivalents	$57,702
Short-term investments	20,000
Accounts receivable	20,213
Other current assets	7,479
Property and equipment	2,894
Goodwill	404,313
Intangible assets	116,800
Deferred income taxes	32,112
Other non-current assets	30,444
Total assets	691,957
Deferred revenue	(13,422)
Other current liabilities	(39,698)
Deferred income taxes	(25,824)
Other non-current liabilities	(26,039)
Net assets acquired	$586,974
The Company acquired Care.com because it is complementary to other marketplace businesses of IAC. The purchase price was based on the expected financial performance of Care.com, not on the value of the net identifiable assets at the time of acquisition. This resulted in a significant portion of the purchase price being attributed to goodwill.
The fair values of the identifiable intangible assets acquired at the date of acquisition are as follows:

	Care.com
	(In thousands)	Useful Life (Years)
Indefinite-lived trade name and trademarks	$59,300	Indefinite
Developed technology	21,200	2
Customer relationships	35,500	2 - 5
Provider relationships	800	4
Total identifiable intangible assets acquired	$116,800

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Accounts receivable, other current assets, other non-current assets, other current liabilities and other non-current liabilities of Care.com were reviewed and adjusted to their fair values at the date of acquisition, as necessary. The fair value of deferred revenue was determined using an income approach that utilized a cost to fulfill analysis. The fair values of the trade name and developed technology were determined using an income approach that utilized the relief from royalty methodology. The fair values of customer relationships and provider relationships were determined using an income approach that utilized the excess earnings methodology. The valuations of the intangible assets incorporate significant unobservable inputs and require significant judgment and estimates, including the amount and timing of future cash flows and the determination of royalty and discount rates. The amount attributed to goodwill is not tax deductible.
The financial results of Care.com are included in the Company's financial statements, within the Emerging & Other segment, beginning February 11, 2020. For the year ended December 31, 2020, the Company included $182.4 million of revenue and $31.4 million of net loss in its statement of operations related to Care.com. For the year ended December 31, 2020, the net loss of Care.com reflects a reduction in revenue of $17.3 million due to the write-off of deferred revenue due to purchase accounting fair value adjustments and $16.7 million in transaction-related costs, including severance.
Unaudited pro forma financial information
The unaudited pro forma financial information in the table below presents the results of the Company and Care.com as if this acquisition had occurred on January 1, 2019. The unaudited pro forma financial information includes adjustments required under the acquisition method of accounting and is presented for informational purposes only and is not necessarily indicative of the results that would have been achieved had the acquisition occurred on January 1, 2019. For the year ended December 31, 2020, pro forma adjustments include a reduction in transaction related costs (including stock-based compensation expense of $40.0 million related to the acceleration of vesting of outstanding employee equity awards) of $72.8 million because they are one-time in nature and will not have a continuing impact on operations and an increase in revenue of $17.1 million related to deferred revenue written off as a part of the acquisition. For the year ended December 31, 2019, pro forma adjustments include an increase in amortization of intangibles of $25.9 million and a decrease in revenue of $11.1 million related to the deferred revenue written off as a part of the acquisition.

	Years Ended December 31,
	2020	2019
	(In thousands, except per share data)
Revenue	$2,807,633	$2,708,423
Net earnings from continuing operations	$317,073	$41,844
Basic earnings per share from continuing operations	$3.72	$0.37
Diluted earnings per share from continuing operations	$3.50	$0.37
Net earnings (loss) attributable to IAC shareholders	$296,933	$(16,926)
Basic earnings (loss) per share attributable to IAC shareholders	$3.48	$(0.20)
Diluted earnings (loss) per share attributable to IAC shareholders	$3.26	$(0.20)

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—GOODWILL AND INTANGIBLE ASSETS
Goodwill and intangible assets, net are as follows:

	December 31,
	2020	2019
	(In thousands)
Goodwill	$1,660,102	$1,397,493
Intangible assets with indefinite lives	246,913	225,296
Intangible assets with definite lives, net of accumulated amortization	148,073	99,256
Total goodwill and intangible assets, net	$2,055,088	$1,722,045
The following table presents the balance of goodwill by reportable segment, including the changes in the carrying value of goodwill, for the year ended December 31, 2020:

	Balance at December 31, 2019	Additions	Impairment	Foreign Exchange Translation	Balance at December 31, 2020
	(In thousands)
Angi Inc.	$884,296	$2,665	$—	$5,172	$892,133
Search	265,146	—	(265,146)	—	—
Emerging & Other	248,051	519,405	—	513	767,969
Total	$1,397,493	$522,070	$(265,146)	$5,685	$1,660,102
Additions are primarily related to the acquisitions of Care.com (included in the Emerging & Other segment) and LifeCare (acquired by Care.com in October 2020).
In the quarter ended March 31, 2020, the Company determined that the effects of COVID-19 were an indicator of possible impairment for certain of its reporting units and indefinite-lived intangible assets and identified a $212.0 million impairment related to the goodwill of the Desktop reporting unit and a $21.4 million impairment related to certain indefinite-lived intangible assets of the Desktop reporting unit.
In the quarter ended September 30, 2020, the Company reassessed the fair values of the Desktop reporting unit and the related indefinite-lived intangible assets and recorded impairments equal to the remaining carrying value of the goodwill of $53.2 million and $10.8 million related to the intangible assets.
The reduction in the Company's fair value estimates of the Desktop business in the first and third quarters of 2020 was primarily due to lower consumer queries, increasing challenges in monetization and the reduced ability to market profitably due to policy changes implemented by Google and other browsers. The effects of COVID-19 on monetization were an additional factor.
See “Note 2—Summary of Significant Accounting Policies” for further discussion of the Company's assessments of impairment of goodwill and indefinite-lived intangible assets.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The following table presents the balance of goodwill by reportable segment, including the changes in the carrying value of goodwill, for the year ended December 31, 2019:

	Balance at December 31, 2018	Additions	(Deductions)	Impairment	Foreign Exchange Translation	Balance at December 31, 2019
	(In thousands)
Angi Inc.	$895,071	$18,326	$(29,293)	$—	$192	$884,296
Search	265,146	—	—	—	—	265,146
Emerging & Other	246,748	4,765	—	(3,318)	(144)	248,051
Total	$1,406,965	$23,091	$(29,293)	$(3,318)	$48	$1,397,493
Additions primarily relate to the acquisition of Fixd Repair (included in the Angi Inc. segment). Deductions primarily relate to tax benefits of acquired attributes related to the acquisition of Handy (included in the Angi Inc. segment). During the fourth quarter of 2019, the Company recorded an impairment of $3.3 million related to the goodwill of the College Humor Media business (included in the Emerging & Other Segment), which was sold on March 16, 2020.
The December 31, 2020 goodwill balances reflect accumulated impairment losses of $981.3 million and $198.3 million at Search and Dotdash, respectively. The December 31, 2019 goodwill balances reflect accumulated impairment losses of $716.2 million and $198.3 million at Search and Dotdash, respectively, and $14.9 million related to College Humor Media (included in the Emerging & Other segment). As a result of the impairments that were recorded prior to January 1, 2019, the Dotdash reportable segment has no goodwill.
At December 31, 2020 and 2019, intangible assets with definite lives are as follows:

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life (Years)
	(In thousands)
Technology	$142,497	$(82,938)	$59,559	4.2
Service professional relationships	97,960	(97,312)	648	3.0
Customer lists and user base	75,687	(22,027)	53,660	4.0
Trade names	50,383	(16,635)	33,748	6.9
Memberships	15,900	(15,900)	—	3.0
Other	10,439	(9,981)	458	3.4
Total	$392,866	$(244,793)	$148,073	4.1

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life (Years)
	(In thousands)
Technology	$117,755	$(59,774)	$57,981	4.7
Service professional relationships	99,651	(76,445)	23,206	2.9
Customer lists and user base	28,086	(20,424)	7,662	3.0
Trade names	9,777	(6,491)	3,286	4.1
Memberships	15,900	(11,940)	3,960	3.0
Other	10,439	(7,278)	3,161	3.4
Total	$281,608	$(182,352)	$99,256	3.8
At December 31, 2020, amortization of intangible assets with definite lives for each of the next five years and thereafter is estimated to be as follows:

Years Ending December 31,	(In thousands)
2021	$57,018
2022	34,159
2023	21,760
2024	11,292
2025	9,040
Thereafter	14,804
Total	$148,073
NOTE 7—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
Marketable Debt Securities
At December 31, 2020, current available-for-sale marketable debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Treasury discount notes	$224,976	$3	$—	$224,979
Total available-for-sale marketable debt securities	$224,976	$3	$—	$224,979
The Company did not hold any marketable debt securities at December 31, 2019.
The contractual maturities of debt securities classified as current available-for-sale at December 31, 2020 are within one year. There are no investments in available-for-sale marketable debt securities that have been in a continuous unrealized loss position for longer than twelve months as of December 31, 2020.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Investment in MGM Resorts International

	December 31,
	2020	2019
	(In thousands)
Investment in MGM Resorts International ("MGM")	$1,860,158	$—
During the year ended December 31, 2020, the Company purchased 59.0 million shares of MGM. The fair value of the investment in MGM is remeasured each reporting period based upon MGM's closing stock price on the New York Stock Exchange and any unrealized gains or losses are included in the accompanying statement of operations. For the year ended December 31, 2020, the Company recognized an unrealized gain of $840.5 million on its investment in MGM.
Long-term Investments
Long-term investments consist of:

	December 31,
	2020	2019
	(In thousands)
Equity securities without readily determinable fair values	$296,491	$347,975
Equity method investment	1,152	—
Total long-term investments	$297,643	$347,975
Equity Securities without Readily Determinable Fair Values
During the first quarter of 2020, the Company recorded unrealized impairments of $51.5 million related to certain equity securities without readily determinable fair values due to the impact of COVID-19. All gains and losses on equity securities without readily determinable fair values, realized and unrealized, are recognized in "Other (expense) income, net" in the accompanying statement of operations.
The following table presents a summary of unrealized gains and losses recorded in other (expense) income, net, as adjustments to the carrying value of equity securities without readily determinable fair values held as of December 31, 2020 and 2019.

	Years Ended December 31,
	2020	2019
	(In thousands)
Upward adjustments (gross unrealized gains)	$—	$19,698
Downward adjustments including impairments (gross unrealized losses)	(51,484)	(1,193)
Total	$(51,484)	$18,505
The cumulative upward and downward adjustments (including impairments) to the carrying value of equity securities without readily determinable fair values held at December 31, 2020 were $19.7 million and $43.5 million, respectively.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Realized and unrealized gains and losses for the Company's marketable equity securities and investments without readily determinable fair values for the years ended December 31, 2020 and 2019 are as follows:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Realized gains, net, for equity securities sold	$2,161	$22,880	$27,366
Unrealized gains, net, on equity securities held	797,565	18,505	126,063
Total gains recognized, net	$799,726	$41,385	$153,429
Equity Method Investment
During the fourth quarter of 2020, the Company acquired 0.3 million common shares of Turo Inc. ("Turo"), a peer-to-peer car sharing marketplace, for approximately $1.1 million, which is accounted for under the equity method of accounting on a one quarter lag, given the Company's preexisting ownership interest of approximately 26.8% on a fully diluted basis in the form of preferred shares, which are not common stock equivalents.
Fair Value Measurements
The following tables present the Company's financial instruments that are measured at fair value on a recurring basis:

	December 31, 2020
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$1,769,239	$—	$—	$1,769,239
Treasury discount notes	—	1,224,966	—	1,224,966
Time deposits	—	2,721	—	2,721
Marketable debt securities:
Treasury discount notes	—	224,979	—	224,979
Investment in MGM Resorts International	1,860,158	—	—	1,860,158
Other non-current assets:
Warrant	—	—	5,276	5,276
Total	$3,629,397	$1,452,666	$5,276	$5,087,339

Liabilities:
Contingent consideration arrangement	$—	$—	$—	$—

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	December 31, 2019
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$699,589	$—	$—	$699,589
Time deposits	—	23,040	—	23,040
Other non-current assets:
Warrant	—	—	8,495	8,495
Total	$699,589	$23,040	$8,495	$731,124

Liabilities:
Contingent consideration arrangement	$—	$—	$(6,918)	$(6,918)
The following table presents the changes in the Company's financial instruments that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Years Ended December 31,
	2020		2019
	Warrant	Contingent Consideration Arrangements	Warrant	Contingent Consideration Arrangement
	(In thousands)
Balance at January 1	$8,495	$(6,918)	$—	$(26,657)
Fair value at date of acquisition	—	(1,000)	17,618	—
Total net (losses) gains:
Included in earnings:
Fair value adjustments	(3,219)	6,918	(9,123)	19,739
Settlements	—	1,000	—	—
Balance at December 31	$5,276	$—	$8,495	$(6,918)
Warrant
In the third quarter of 2019, the Company made a $250 million investment in Turo preferred shares. As part of its investment, the Company received a warrant that is net settleable at the Company's option and is recorded at fair value each reporting period with any change included in "Other (expense) income, net" in the accompanying statement of operations. The warrant is measured using significant unobservable inputs and is classified in the fair value hierarchy table as Level 3. The warrant is included in "Other non-current assets" in the accompanying balance sheet.
Contingent consideration arrangement
At December 31, 2020, the Company has one outstanding contingent consideration arrangement related to a business acquisition. The maximum contingent payments related to this arrangement for periods subsequent to December 31, 2020, which is the end of the most recent measurement period, is $15.0 million. At December 31, 2020, the Company does not expect to make any payments related to this contingent consideration arrangement. In connection with the Care.com acquisition on February 11, 2020, the Company assumed a contingent consideration arrangement liability of $1.0 million, which was subsequently paid and settled during the first quarter of 2020.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Generally, our contingent consideration arrangements are based upon financial performance and/or operating metric targets and the Company generally determines the fair value of the contingent consideration arrangements by using probability-weighted analyses to determine the amounts of the gross liability, and, if the arrangements are initially long-term in nature, applying a discount rate that appropriately captures the risks associated with the obligations to determine the net amount reflected in the financial statements.
The fair value of contingent consideration arrangements is sensitive to changes in the expected achievement of the applicable targets and changes in discount rates. The Company remeasures the fair value of the contingent consideration arrangements each reporting period, including the accretion of the discount, if applicable, and changes are recognized in "General and administrative expense" in the accompanying statement of operations. There is no contingent consideration liability outstanding at December 31, 2020. The contingent consideration arrangement liability at December 31, 2019 includes a non-current portion of $6.9 million and, is included in “Other long-term liabilities” in the accompanying balance sheet.
Financial instruments measured at fair value only for disclosure purposes
The following table presents the carrying value and the fair value of financial instruments measured at fair value only for disclosure purposes:

	December 31, 2020		December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Notes receivable—related party, current	$—	$—	$55,251	$55,251
Current portion of long-term debt	$—	$—	$(13,750)	$(13,681)
Long-term debt, net(a)	$(712,277)	$(725,700)	$(231,946)	$(232,581)
_________________
(a)    At December 31, 2020 and 2019, the carrying value of long-term debt, net includes unamortized original issue discount and debt issuance costs of $7.7 million and $1.8 million, respectively.
At December 31, 2020 and 2019, the fair value of long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs.
NOTE 8—LONG-TERM DEBT
Long-term debt consists of:

	December 31,
	2020	2019
	(In thousands)
3.875% ANGI Group Senior Notes due August 15, 2028 ("ANGI Group Senior Notes"); interest payable each February 15 and August 15, commencing February 15, 2021	$500,000	$—
ANGI Group Term Loan due November 5, 2023 ("ANGI Group Term Loan")	220,000	247,500
Total long-term debt	720,000	247,500
Less: current portion of ANGI Group Term Loan	—	13,750
Less: unamortized debt issuance costs	7,723	1,804
Total long-term debt, net	$712,277	$231,946

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

ANGI Group Senior Notes
On August 20, 2020, ANGI Group, LLC ("ANGI Group"), a direct wholly-owned subsidiary of Angi Inc., issued $500 million in aggregate principal amount of the ANGI Group Senior Notes, the proceeds of which are intended for general corporate purposes, including potential future acquisitions and return of capital. At any time prior to August 15, 2023, these notes may be redeemed at a redemption price equal to the sum of the principal amount thereof, plus accrued and unpaid interest and a make-whole premium. Thereafter, these notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage
2023	101.938%
2024	100.969%
2025 and thereafter	100.000%
The indenture governing the ANGI Group Senior Notes contains a covenant that would limit ANGI Group’s ability to incur liens for borrowed money in the event a default has occurred or ANGI Group’s secured leverage ratio (as defined in the indenture) exceeds 3.75 to 1.0. At December 31, 2020, there were no limitations pursuant thereto.
ANGI Group Term Loan and ANGI Group Revolving Facility
Angi Inc. was a party to a credit agreement that terminates on November 5, 2021. The credit agreement governs the ANGI Group Term Loan and revolving credit facility (the "ANGI Group Revolving Facility"), which are collectively referred to as the ANGI Group Credit Agreement. On August 12, 2020, ANGI Group entered into a joinder agreement with Angi Inc., the other subsidiaries of Angi Inc. that are party to the credit agreement, and each of the other loan parties to the credit agreement, pursuant to which, ANGI Group became the successor borrower under the credit agreement and Angi Inc.'s obligations thereunder were terminated. In addition, on August 12, 2020, the definition of "Permitted Unsecured Ratio Debt" in the credit agreement was amended to remove the requirement that guarantees of certain indebtedness of the borrower be subordinated to the guarantees under the credit agreement.
The outstanding balance of the ANGI Group Term Loan was $220.0 million and $247.5 million, at December 31, 2020 and 2019, respectively. There are quarterly principal payments of $3.4 million through December 31, 2021, $6.9 million for the one-year period ending December 31, 2022 and $10.3 million through maturity of the loan when the final amount of $161.6 million is due. Additionally, interest payments are due at least quarterly through the term of the loan. In December 2020, ANGI Group prepaid its required quarterly principal payments for the year ending December 31, 2021 in the aggregate amount of $13.8 million. At December 31, 2020 and 2019, the ANGI Group Term Loan bore interest at LIBOR plus 2.00%, or 2.16% and 1.50% or 3.25%, respectively. The spread over LIBOR is subject to change in future periods based on ANGI Group's consolidated net leverage ratio.
The ANGI Group Credit Agreement requires ANGI Group to maintain a consolidated net leverage ratio of not more than 4.5 to 1.0 and a minimum interest coverage ratio of not less than 2.0 to 1.0. The ANGI Group Credit Agreement also contains covenants that would limit ANGI Group's ability to pay dividends or make distributions in the event a default has occurred or ANGI Group's consolidated net leverage ratio exceeds 4.25 to 1.0. At December 31, 2020, there were no limitations pursuant thereto.
The $250 million ANGI Group Revolving Facility expires on November 5, 2023. At December 31, 2020 and 2019, there were no outstanding borrowings under the ANGI Group Revolving Facility. The annual commitment fee on undrawn funds is based on ANGI Group's consolidated net leverage ratio most recently reported and was 35 and 25 basis points at December 31, 2020 and 2019, respectively. Any future borrowings under the ANGI Group Revolving Facility would bear interest, at ANGI Group's option, at either a base rate or LIBOR, in each case plus an applicable margin, which is based on ANGI Group's consolidated net leverage ratio. The financial and other covenants are the same as those for the ANGI Group Term Loan.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The ANGI Group Senior Notes, ANGI Group Term Loan and ANGI Group Revolving Facility are guaranteed by certain of ANGI Group's wholly-owned material domestic subsidiaries and ANGI Group’s obligations under the ANGI Group Term Loan and the ANGI Group Revolving Facility are secured by substantially all assets of ANGI Group and the guarantors, subject to certain exceptions. The ANGI Group Term Loan and outstanding borrowings, if any, under the ANGI Group Revolving Facility rank equally with each other, and have priority over the ANGI Group Senior Notes to the extent of the value of the assets securing the borrowings under the ANGI Group Credit Agreement.
Long-term Debt Maturities:
Long-term debt maturities as of December 31, 2020 are summarized in the table below:

Years Ending December 31,	(In thousands)
2022	$27,500
2023	192,500
2028	500,000
Total	720,000
Less: unamortized debt issuance costs	7,723
Total long-term debt, net	$712,277
NOTE 9—SHAREHOLDERS' EQUITY
Description of Common Stock and Class B Convertible Common Stock
Except as described herein, shares of IAC common stock and IAC Class B common stock are identical.
Each holder of shares of IAC common stock and IAC Class B common stock vote together as a single class with respect to matters that may be submitted to a vote or for the consent of IAC's shareholders generally, including the election of directors. In connection with any such vote, each holder of IAC common stock is entitled to one vote for each share of IAC common stock held and each holder of IAC Class B common stock is entitled to ten votes for each share of IAC Class B common stock held. Notwithstanding the foregoing, the holders of shares of IAC common stock, acting as a single class, are entitled to elect 25% of the total number of IAC's directors, and, in the event that 25% of the total number of directors shall result in a fraction of a director, then the holders of shares of IAC common stock, acting as a single class, are entitled to elect the next higher whole number of IAC's directors. In addition, Delaware law requires that certain matters be approved by the holders of shares of IAC common stock or holders of IAC Class B common stock voting as a separate class.
Shares of IAC Class B common stock are convertible into shares of IAC common stock at the option of the holder thereof, at any time, on a share-for-share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of IAC by means of a stock dividend on, or a stock split or combination of, outstanding shares of IAC common stock or IAC Class B common stock, or in the event of any merger, consolidation or other reorganization of IAC with another corporation. Upon the conversion of shares of IAC Class B common stock into shares of IAC common stock, those shares of IAC Class B common stock will be retired and will not be subject to reissue. Shares of IAC common stock are not convertible into shares of IAC Class B common stock.
The holders of shares of IAC common stock and the holders of shares of IAC Class B common stock are entitled to receive, share for share, such dividends as may be declared by IAC's Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, distribution of assets or winding-up of IAC, the holders of shares of IAC common stock and the holders of shares of IAC Class B common stock are entitled to receive, share for share, all the assets of IAC available for distribution to its stockholders, after the rights of the holders of any IAC preferred stock have been satisfied.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Common Stock Repurchases
On June 30, 2020, the Board of Directors of the Company authorized repurchases up to 8.0 million shares of common stock, which is equal to the number of shares that were available under the repurchase authorization at Old IAC immediately prior to the MTCH Separation. For the period subsequent to the MTCH Separation through December 31, 2020 there we no repurchases of IAC common stock.
NOTE 10—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive (loss) income and items reclassified out of accumulated other comprehensive loss into earnings:

	Year Ended December 31, 2020
	Foreign Currency Translation Adjustment	Unrealized Gains On Available-For-Sale Marketable Debt Securities	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(12,226)	$—	$(12,226)
Other comprehensive income before reclassifications	6,236	2	6,238
Amounts reclassified to earnings	(144)	—	(144)
Net current period other comprehensive income	6,092	2	6,094
Accumulated other comprehensive income allocated to noncontrolling interests during the period	(38)	—	(38)
Balance at December 31	$(6,172)	$2	$(6,170)

	Year Ended December 31, 2019
	Foreign Currency Translation Adjustment	Unrealized Gains On Available-For-Sale Marketable Debt Securities	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(12,543)	$2	$(12,541)
Other comprehensive income (loss)	337	(2)	335
Net current period other comprehensive income (loss)	337	(2)	335
Accumulated other comprehensive income allocated to noncontrolling interests during the period	(20)	—	(20)
Balance at December 31	$(12,226)	$—	$(12,226)

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2018
	Foreign Currency Translation Adjustment	Unrealized Gains On Available-For-Sale Marketable Debt Securities	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at January 1	$(7,504)	$—	$(7,504)
Other comprehensive (loss) income before reclassifications	(4,976)	2	(4,974)
Amounts reclassified to earnings	(52)	—	(52)
Net current period other comprehensive (loss) income	(5,028)	2	(5,026)
Accumulated other comprehensive income allocated to noncontrolling interests during the period	(11)	—	(11)
Balance at December 31	$(12,543)	$2	$(12,541)
The amounts reclassified out of foreign currency translation adjustment into earnings for the years ended December 31, 2020 and 2018 relate to the liquidation of international subsidiaries.
At December 31, 2020, 2019 and 2018, there was no tax benefit of provision on the accumulated other comprehensive loss.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 11—EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share attributable to IAC shareholders:

	Years Ended December 31,
	2020		2019		2018
	Basic	Diluted	Basic	Diluted	Basic	Diluted
	(In thousands, except per share data)
Numerator:
Net earnings from continuing operations	$289,867	$289,867	$81,666	$81,666	$322,330	$322,330
Net loss (earnings) attributable to noncontrolling interests of continuing operations	726	726	(9,945)	(9,945)	(46,181)	(46,181)
Impact from public subsidiaries' dilutive securities(a)	—	71	—	—	—	—
Net earnings from continuing operations attributable to IAC shareholders	$290,593	$290,664	$71,721	$71,721	$276,149	$276,149

Loss from discontinued operations, net of tax	$(21,281)	$(21,281)	$(49,483)	$(49,483)	$(29,959)	$(29,959)
Net loss attributable to noncontrolling interests of discontinued operations	414	414	657	657	582	582
Net loss from discontinued operations attributable to shareholders	$(20,867)	$(20,867)	$(48,826)	$(48,826)	$(29,377)	$(29,377)

Net earnings attributable to IAC shareholders	$269,726	$269,797	$22,895	$22,895	$246,772	$246,772

Denominator:
Weighted average basic shares outstanding(b)	85,355	85,355	85,132	85,132	85,132	85,132
Dilutive securities(a) (c) (d) (e)	—	5,593	—	—	—	—
Denominator for earnings per share—weighted average shares(a) (c) (d) (e)	85,355	90,948	85,132	85,132	85,132	85,132

Earnings (loss) per share:
Earnings per share from continuing operations	$3.40	$3.20	$0.84	$0.84	$3.24	$3.24
Loss per share from discontinued operations, net of tax	$(0.24)	$(0.23)	$(0.57)	$(0.57)	$(0.34)	$(0.34)
Earnings per share attributable to IAC shareholders	$3.16	$2.97	$0.27	$0.27	$2.90	$2.90
__________________________________________________________________
(a)     IAC has the option to settle certain Angi Inc. stock-based awards in its shares. For the year ended December 31, 2020, it is more dilutive for IAC to settle these Angi Inc. equity awards. The impact on earnings relates to the settlement of Angi Inc.'s dilutive securities under the if-converted method.
(b)     On November 5, 2020, the Company granted 3,000,000 shares of IAC restricted common stock to its Chief Executive Officer ("CEO"), that cliff vest on the ten-year anniversary of the grant date based on satisfaction of IAC's stock price targets and continued employment through the vesting date. These shares are included in common stock outstanding at December 31, 2020 on the balance sheet, however, are excluded from weighted average basic shares outstanding in the table above in calculating earnings per share for the year ended December 31, 2020.
(c)     If the effect is dilutive, weighted average common shares outstanding include the incremental shares that would be issued upon the assumed exercise of stock options and subsidiary denominated equity, vesting of restricted common stock, restricted stock units ("RSUs") and market-based awards ("MSUs"). For the year ended December 31, 2020, 3.1 million potentially dilutive securities were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive.
(d)     The Company computed basic and diluted earnings per share for periods prior to the MTCH Separation using the shares issued on June 30, 2020 in connection with the MTCH Separation.
(e)     See "Note 12—Stock-based Compensation" for additional information on the grant of IAC restricted common stock to its CEO and equity instruments denominated in the shares of certain subsidiaries.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12—STOCK-BASED COMPENSATION
IAC Denominated Stock-based Awards
IAC currently has one active plan under which stock-based awards denominated in shares of IAC common stock have been and may be granted. There are also outstanding stock-based awards that were granted under older plans that have since expired or been discontinued. The active plan provides for grants of stock options to acquire shares of IAC common stock, RSUs denominated in shares of IAC common stock, including those that may be linked to the achievement of the Company's stock price, known as market-based awards ("MSUs") and those that may be linked to the achievement of a performance target, known as performance-based awards ("PSUs"), restricted stock, as well as other equity awards. The plan authorizes the Company to grant awards to its employees, officers, directors and consultants. At December 31, 2020, there are 31.1 million shares of stock reserved for future issuance under this plan. This number reflects an adjustment to the number of shares originally authorized under the plan made in connection with the MTCH Separation and pursuant to the plan terms.
This plan was an Old IAC plan and was adopted by the Company and became effective upon the consummation of the MTCH Separation. The plan has a stated term of ten years and provides that the exercise price of stock options granted will not be less than the market price of the Company's common stock on the grant date. The plan does not specify grant dates or vesting schedules of awards as those determinations have been delegated to the Compensation and Human Resources Committee of IAC's Board of Directors (the "Committee"). Each grant agreement reflects the vesting schedule for that particular grant as determined by the Committee. RSU awards currently outstanding generally cliff-vest after a five-year period, vest in equal annual installments over a four-year period or cliff-vest after a three-year period in each case, from the grant date. All outstanding stock options are fully vested. There are no MSU or PSU awards currently outstanding at December 31, 2020. The restricted stock award currently outstanding cliff vest on the ten-year anniversary of the November 5, 2020 grant date based on the satisfaction of IAC stock price targets and continued employment through the vesting date.
The amount of stock-based compensation expense recognized in the statement of operations is net of estimated forfeitures. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. The expense ultimately recorded is for the awards that vest. At December 31, 2020, there is $385.9 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 6.4 years.
The total income tax benefit recognized in the accompanying statement of operations for the years ended December 31, 2020, 2019 and 2018 related to all stock-based compensation is $198.3 million, $81.5 million and $79.6 million, respectively.
The aggregate income tax benefit recognized related to the exercise of stock options for the years ended December 31, 2020, 2019 and 2018, is $165.8 million, $64.0 million, and $63.2 million, respectively. As the Company is currently in a NOL position, there will be some delay in the timing of the realization of the cash benefit of the income tax deductions related to stock-based compensation because it will be dependent upon the amount and timing of future taxable income and the timing of estimated income tax payments.
IAC Restricted Common Stock
On November 5, 2020, the Company entered into a new, ten-year employment agreement and a Restricted Stock Agreement ("RSA Agreement") with Joseph Levin, IAC's Chief Executive Officer. The RSA Agreement provides for a grant of 3,000,000 shares of IAC restricted common stock that cliff vest on the ten-year anniversary of the grant date based on satisfaction of IAC's stock price targets and Mr. Levin's continued employment through the vesting date.
Mr. Levin may request an extension of the measurement and vesting period from 10 to 12 years and IAC will consider the request in light of the circumstances.
Mr. Levin may elect to accelerate vesting of the IAC restricted shares, effective on the 6th, 7th, 8th, or 9th anniversary of the grant date, in which case performance will be measured through such date, and Mr. Levin will receive a pro-rated portion of the award (based on the years elapsed from the grant date) and any remaining shares will be forfeited. The applicable stock price goals are proportionately lower on the earlier vesting dates.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The value of restricted common stock grant was estimated using a lattice model that incorporates a Monte Carlo simulation of IAC's stock price. The fair value of the restricted common stock grant on November 5, 2020 was $61.06 per share. The total grant date fair value of the award was $183.2 million.
IAC Restricted Stock Units and Market-based Stock Units
RSUs and MSUs are awards in the form of phantom shares or units denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each RSU equal to the fair value of IAC common stock at the date of grant. The value of each MSU is estimated using a lattice model that incorporates a Monte Carlo simulation of IAC's stock price. Each RSU grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. The vesting of MSUs is tied to the stock price of IAC. For RSU grants, the expense is measured at the grant date as the fair value of IAC common stock and expensed as stock-based compensation over the vesting term. MSU grants are expensed over the shorter of the vesting period or the derived service period.
Unvested RSUs and MSUs outstanding at December 31, 2020 and changes during the period ended December 31, 2020 are as follows:

	RSUs		MSUs
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
	(Shares in thousands)
Unvested on June 30, 2020, the date of the MTCH Separation	421	$48.13	347	$44.76
Granted	1,121	128.82	—	—
Vested	(26)	64.52	(347)	44.76
Forfeited	(13)	94.17	—	—
Unvested at December 31, 2020	1,503	$107.62	—	$—
In connection with the MTCH Separation, Old IAC's RSUs were converted into IAC RSUs in a manner that preserved their fair value immediately before and immediately after the conversion. These equity awards are settled on a net basis, with the award holder entitled to receive IAC shares equal to the number of RSUs vesting less a number of shares with a value equal to the required cash tax withholding payment, which will be paid by the Company. The number of IAC common shares that would be required to net settle RSUs outstanding at January 29, 2021 is 0.7 million shares. In addition, withholding taxes, which will be paid by the Company on behalf of the employees upon vest, would have been $152.7 million at January 29, 2021, assuming a 50% withholding rate.
The weighted average fair value of RSUs granted subsequent to the MTCH Separation through December 31, 2020 based on market prices of IAC's common stock on the grant date was $128.82. There were no MSUs granted subsequent to the MTCH Separation through December 31, 2020.
The total fair value of RSUs and MSUs that vested subsequent to the MTCH Separation through December 31, 2020 was $3.8 million and $43.6 million.
IAC Stock Options
Stock options outstanding at December 31, 2020 and changes during the period ended December 31, 2020 are as follows:

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	December 31, 2020
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
	(Shares and intrinsic value in thousands)
Old IAC options converted into IAC options on June 30, 2020, the date of the MTCH Separation	4,498	$20.08
Granted	—	—
Exercised	(587)	13.46
Forfeited	—	—
Expired	(2)	14.05
Options outstanding at December 31, 2020	3,909	$21.08	4.9	$657,704
Options exercisable	3,909	$21.08	4.9	$657,704
In connection with the MTCH Separation, Old IAC denominated stock options were converted into stock options to purchase IAC common stock and stock options to purchase New Match common stock in a manner that preserved the spread value of the stock options immediately before and immediately after the adjustment, with the allocation between the two stock options based on the value of a share of IAC common stock relative to the value of a share of New Match common stock multiplied by the transaction exchange ratio of 2.1584.
The aggregate intrinsic value in the table above represents the difference between IAC's closing stock price on the last trading day of 2020 and the exercise price, multiplied by the number of in-the-money options that would have been exercised had all option holders exercised their options on December 31, 2020. The total intrinsic value of IAC stock options exercised subsequent to the MTCH Separation through December 31, 2020 is $74.8 million.
The following table summarizes the information about stock options outstanding and exercisable at December 31, 2020:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at December 31, 2020	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Exercisable at December 31, 2020	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
	(Shares in thousands)
Less than $20.00	1,060	4.7	$14.21	1,060	4.7	$14.21
$20.01 to $30.00	2,765	4.9	22.96	2,765	4.9	22.96
$30.01 to $40.00	4	6.6	31.82	4	6.6	31.82
$40.01 to $50.00	80	7.2	46.61	80	7.2	46.61
	3,909	4.9	$21.08	3,909	4.9	$21.08
The fair value of stock option awards, with the exception of market-based awards, is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility, risk-free interest rate and expected term.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The Company has the discretion to settle IAC stock options net of withholding tax and exercise price or require the award holder to pay its share of the withholding tax, which he or she may do so by selling IAC common shares. The aggregate intrinsic value of IAC's stock options outstanding as of January 29, 2021, is $737.9 million. Assuming all stock options outstanding on January 29, 2021 were net settled on that date, the Company would have issued 1.8 million common shares and would have remitted $369.0 million in cash for withholding taxes (assuming a 50% withholding rate). Assuming all stock options outstanding on January 29, 2021 were settled through the issuance of a number of IAC common shares equal to the number of stock options exercised, the Company would have issued 3.9 million common shares and would have received $82.3 million in cash proceeds.
Stock-based Awards Denominated in the Shares of Certain Subsidiaries
Non-publicly-traded Subsidiaries
The following description excludes awards denominated in Angi Inc. shares.
The Company has granted stock settled stock appreciation rights to employees and management that are denominated in the equity of certain non-publicly traded subsidiaries of the Company. These equity awards vest over a period of years or upon the occurrence of certain prescribed events. The value of the stock settled stock appreciation rights is tied to the value of the common stock of these subsidiaries. Accordingly, these interests only have value to the extent the relevant business appreciates in value above the initial value utilized to determine the exercise price. These interests can have significant value in the event of significant appreciation. The fair value of these interest is generally determined by negotiation or arbitration when settled, which will occur at various dates through 2026. These equity awards are settled on a net basis, with the award holder entitled to receive a payment in IAC common shares equal to the intrinsic value of the award at exercise less an amount equal to the required cash tax withholding payment, which will be paid by the Company. The number of IAC common shares ultimately needed to settle these awards may vary significantly from the estimated number below as a result of both movements in our stock price and a determination of fair value of the relevant subsidiary that is different than our estimate. The expense associated with these equity awards is initially measured at fair value at the grant date and is expensed as stock-based compensation over the vesting term. The number of IAC common shares that would be required to settle these interests at current estimated fair values, including vested and unvested interests, at January 29, 2021 is 0.1 million shares. Withholding taxes, which will be paid by the Company on behalf of the employees upon exercise, would have been $12.5 million at January 29, 2021, assuming a 50% withholding rate.

Angi Inc.
Angi Inc. currently settles all of its equity awards on a net basis. Certain Angi Inc. stock appreciation rights issued prior to the Combination are settleable in either shares of Angi Inc. common stock or shares of IAC common stock at IAC's option. If settled in IAC common stock, Angi Inc. reimburses IAC in shares of its common stock. The aggregate intrinsic value of these awards outstanding at January 29, 2021 is $92.1 million, assuming these awards were net settled on that date, the withholding taxes that would be payable by Angi Inc. are $46.1 million, assuming a 50% withholding rate, and Angi Inc. would have issued 3.3 million shares. Certain equity awards denominated in shares of Angi Inc.'s subsidiaries may be settled in either shares of Angi Inc. common stock or IAC common stock at IAC's option. To the extent shares of IAC common stock are issued in settlement of these awards, Angi Inc. is obligated to reimburse IAC for the cost of those shares by issuing shares of Angi Inc. common stock. The aggregate intrinsic value of all other Angi Inc. equity awards, including stock options, RSUs and subsidiary denominated equity at January 29, 2021 is $162.2 million; assuming these awards were net settled on that date, the withholding taxes that would be payable are $81.1 million, assuming a 50% withholding rate, and Angi Inc. would have issued 5.8 million shares of its common stock.
Modification of awards
During 2020, the Company modified certain equity awards in connection with the MTCH Separation and recognized a modification charge of $56.6 million, of which $55.7 million was recognized as stock-based compensation expense in the year ended December 31, 2020 and the remaining charge will be recognized over the vesting period of the modified awards. In addition, certain other equity awards were modified during 2020 resulting in modification charges of $20.5 million in the aggregate, of which $14.1 million was recorded by Angi Inc.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

During 2019, certain equity awards were modified resulting in modification charges of $12.9 million.
During 2018, certain equity awards were modified resulting in modification charges of $11.8 million, of which $3.9 million was recorded by Angi Inc.
In connection with the Combination in 2017, the previously issued HomeAdvisor (US) stock appreciation rights were converted into Angi Inc. equity awards resulting in a modification charge of $217.7 million of which $21.1 million, $29.0 million, and $56.9 million were recognized as stock-based compensation expense in the years ended December 31, 2020, 2019, and 2018 respectively. At December 31, 2020, there is $0.9 million of expense remaining related to this modification that will be recognized over the remaining vesting period of the modified awards.
NOTE 13—SEGMENT INFORMATION
The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with: how the chief operating decision maker views the businesses. In addition, we consider how the businesses are organized as to segment management and the focus of the businesses with regards to the types of services or products offered or the target market. Vimeo is included in discontinued operations, as described in “Note 1—Organization” and “Note 4—Discontinued Operations,” and is excluded from the schedules below. Operating segments are combined for reporting purposes if they meet certain aggregation criteria, which principally relate to the similarity of their economic characteristics, which is the case for the Desktop and Ask Media Group operating segments in the Search reportable segment, or, in the case of the Emerging & Other reportable segment, do not meet the quantitative thresholds that require presentation as separate reportable segments.
The following table presents revenue by reportable segment:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Revenue:
Angi Inc.	$1,467,925	$1,326,205	$1,132,241
Dotdash	213,753	167,594	130,991
Search	613,274	742,184	823,950
Emerging & Other	469,759	274,107	286,586
Inter-segment eliminations	(175)	(110)	(249)
Total	$2,764,536	$2,509,980	$2,373,519
The following table presents the revenue of the Company's segments disaggregated by type of service:

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Angi Inc.
Marketplace:
Consumer connection revenue (a)	$1,054,660	$913,533	$704,341
Service professional membership subscription revenue	50,975	63,872	66,214
Other revenue	25,685	15,263	3,940
Total Marketplace revenue	1,131,320	992,668	774,495
Advertising and other revenue (b)	264,108	257,224	287,676
Total North America revenue	1,395,428	1,249,892	1,062,171
Consumer connection revenue (c)	57,692	59,611	50,913
Service professional membership subscription revenue	13,091	14,231	17,362
Advertising and other revenue	1,714	2,471	1,795
Total Europe revenue	72,497	76,313	70,070
Total Angi Inc. revenue	$1,467,925	$1,326,205	$1,132,241

(a) Includes fees paid by service professionals for consumer matches and revenue from pre-priced jobs sourced through the HomeAdvisor and Handy platforms.
(b) Includes Angi revenue from service professionals under contract for advertising and Angi membership subscription fees from consumers, as well as revenue from mHelpDesk, HomeStars, and Felix. Felix was sold on December 31, 2018 and its revenue for the year ended December 31, 2018 was $36.9 million.

(c) Includes fees paid by service professionals for consumer matches.

Dotdash
Display advertising revenue	$137,455	$126,350	$103,704
Performance marketing revenue	76,298	41,244	27,287
Total Dotdash revenue	$213,753	$167,594	$130,991

Search
Advertising revenue:
Google advertising revenue	$506,077	$678,438	$770,494
Non-Google advertising revenue	90,286	47,583	31,975
Total advertising revenue	596,363	726,021	802,469
Other revenue	16,911	16,163	21,481
Total Search revenue	$613,274	$742,184	$823,950

Emerging & Other
Subscription revenue	$303,482	$194,362	$102,592
Marketplace revenue	138,726	38,950	19,665
Advertising revenue:
Non-Google advertising revenue	16,236	23,372	64,319
Google advertising revenue	3,130	4,486	14,393
Total advertising revenue	19,366	27,858	78,712
Service revenue	4,410	3,881	22,142
Media production and distribution revenue	3,585	8,897	61,717
Other revenue	190	159	1,758
Total Emerging & Other revenue	$469,759	$274,107	$286,586

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Revenue:
United States	$2,309,504	$1,997,662	$1,871,092
All other countries	455,032	512,318	502,427
Total	$2,764,536	$2,509,980	$2,373,519

	December 31,
	2020	2019
	(In thousands)
Long-lived assets (excluding goodwill, intangible assets and ROU assets):
United States	$263,620	$294,667
All other countries	11,310	7,750
Total	$274,930	$302,417
The following tables present operating income (loss) and Adjusted EBITDA by reportable segment:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Operating (loss) income:
Angi Inc.	$(6,368)	$38,645	$63,906
Dotdash	50,241	29,021	18,778
Search	(248,711)	122,347	151,425
Emerging & Other	(70,896)	(21,790)	(26,627)
Corporate	(261,929)	(162,489)	(132,208)
Total	$(537,663)	$5,734	$75,274

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Adjusted EBITDA:(d)
Angi Inc.	$172,804	$202,297	$247,506
Dotdash	$66,206	$39,601	$21,384
Search	$51,344	$124,163	$182,905
Emerging & Other	$(37,699)	$(28,368)	$(14,889)
Corporate	$(147,433)	$(88,465)	$(73,972)
_______________________________________________________________________________
(d) The Company's primary financial measure is Adjusted EBITDA, which is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. The Company believes this measure is useful for analysts and investors as this measure allows a more meaningful comparison between the Company's performance and that of its competitors. The above items are excluded from the Company's Adjusted EBITDA measure because these items are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The following tables reconcile operating (loss) income for the Company's reportable segments and net earnings attributable to IAC shareholders to Adjusted EBITDA:

	Year Ended December 31, 2020
	Operating (Loss) Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Goodwill Impairment	Adjusted EBITDA
	(In thousands)
Angi Inc.	$(6,368)	$83,649	$52,621	$42,902	$—	$—	$172,804
Dotdash	50,241	$—	$1,794	$14,171	$—	$—	$66,206
Search	(248,711)	$—	$2,709	$32,200	$—	$265,146	$51,344
Emerging & Other	(70,896)	$100	$2,449	$37,566	$(6,918)	$—	$(37,699)
Corporate	(261,929)	$105,246	$9,250	$—	$—	$—	$(147,433)
Total	(537,663)
Interest expense	(16,166)
Unrealized gain on investment in MGM Resorts International	840,550
Other expense, net	(42,561)
Earnings before income taxes	244,160
Income tax benefit	45,707
Net earnings from continuing operations	289,867
Loss from discontinued operations	(21,281)
Net earnings	268,586
Net loss attributable to noncontrolling interests	1,140
Net earnings attributable to IAC shareholders	$269,726

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2019
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Arrangements	Goodwill Impairment	Adjusted EBITDA
	(In thousands)
Angi Inc.	$38,645	$68,255	$39,915	$55,482	$—	$—	$202,297
Dotdash	29,021	$—	$974	$9,606	$—	$—	$39,601
Search	122,347	$—	$1,816	$—	$—	$—	$124,163
Emerging & Other	(21,790)	$—	$715	$9,127	$(19,738)	$3,318	$(28,368)
Corporate	(162,489)	$61,973	$12,051	$—	$—	$—	$(88,465)
Total	5,734
Interest expense	(11,904)
Other income, net	40,487
Earnings before income taxes	34,317
Income tax benefit	47,349
Net earnings from continuing operations	81,666
Loss from discontinued operations	(49,483)
Net earnings	32,183
Net earnings attributable to noncontrolling interests	(9,288)
Net earnings attributable to IAC shareholders	$22,895

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2018
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA
	(In thousands)
Angi Inc.	$63,906	$97,078	$24,310	$62,212	$—	$247,506
Dotdash	18,778	$—	$969	$1,637	$—	$21,384
Search	151,425	$—	$3,311	$28,169	$—	$182,905
Emerging & Other	(26,627)	$919	$969	$8,714	$1,136	$(14,889)
Corporate	(132,208)	$46,602	$11,634	$—	$—	$(73,972)
Total	75,274
Interest expense	(13,059)
Other income, net	282,732
Earnings before income taxes	344,947
Income tax provision	(22,617)
Net earnings from continuing operations	322,330
Loss from discontinued operations	(29,959)
Net earnings	292,371
Net earnings attributable to noncontrolling interests	(45,599)
Net earnings attributable to IAC shareholders	$246,772

The following table presents capital expenditures by reportable segment:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Capital expenditures:
Angi Inc.	$52,488	$68,804	$46,976
Dotdash	5,445	—	102
Search	47	43	479
Emerging & Other	1,363	387	751
Corporate	1,383	25,863	6,163
Total	$60,726	$95,097	$54,471
NOTE 14—LEASES
The Company leases land, office space, data center facilities and equipment used in connection with its operations under various operating leases, the majority of which contain escalation clauses.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

ROU assets represent the Company's right to use the underlying assets for the lease term and lease liabilities represent the present value of the Company's obligation to make payments arising from these leases. ROU assets and related lease liabilities are based on the present value of fixed lease payments over the lease term using the Company's and its publicly-traded subsidiary's respective incremental borrowing rates on the lease commencement date or January 1, 2019 for leases that commenced prior to that date. The Company combines the lease and non-lease components of lease payments in determining ROU assets and related lease liabilities. If the lease includes one or more options to extend the term of the lease, the renewal option is considered in the lease term if it is reasonably certain the Company will exercise the option(s). Lease expense is recognized on a straight-line basis over the term of the lease. As permitted by ASC 842, leases with an initial term of twelve months or less ("short-term leases") are not recorded on the accompanying balance sheet.
Variable lease payments consist primarily of common area maintenance, utilities and taxes, which are not included in the recognition of ROU assets and related lease liabilities. The Company's lease agreements do not contain any material residual value guarantees or material restrictive covenants.

		December 31,
Leases	Balance Sheet Classification	2020	2019
		(In thousands)
Assets:
Right-of-use assets	Other non-current assets	$170,153	$136,020

Liabilities:
Current lease liabilities	Accrued expenses and other current liabilities	$27,143	$21,894
Long-term lease liabilities	Other long-term liabilities	205,362	165,034
Total lease liabilities		$232,505	$186,928

		December 31,
Lease Expense	Income Statement Classification	2020	2019
		(In thousands)
Fixed lease expense	Cost of revenue	$2,183	$547
Fixed lease expense	Selling and marketing expense	12,591	10,749
Fixed lease expense	General and administrative expense	20,923	13,786
Fixed lease expense	Product development expense	3,016	1,502
Total fixed lease expense(a)		38,713	26,584
Variable lease expense	Cost of revenue	—	83
Variable lease expense	Selling and marketing expense	2,314	1,573
Variable lease expense	General and administrative expense	7,314	5,657
Variable lease expense	Product development expense	934	391
Total variable lease expense		10,562	7,704
Net lease expense		$49,275	$34,288
_____________________
(a) Includes approximately $5.8 million and $2.6 million of lease impairment charges, $2.5 million and $2.0 million of short-term lease expense, and $5.3 million and $7.4 million of sublease income, for the years ended December 31, 2020 and 2019, respectively.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Maturities of lease liabilities as of December 31, 2020(b):

Years Ended December 31,	In thousands
2021	$37,982
2022	37,875
2023	36,192
2024	35,106
2025	26,841
Thereafter	227,409
Total	401,405
Less: Interest	168,900
Present value of lease liabilities	$232,505
_____________________
(b) Lease payments exclude $0.1 million of legally binding minimum lease payments for leases signed but not yet commenced.
The following are the weighted average assumptions used for lease term and discount rate as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Remaining lease term	15.5 years	17.7 years
Discount rate	5.67%	6.13%

	December 31,
	2020	2019
	(In thousands)
Other Information:
Right-of-use assets obtained in exchange for lease liabilities	$80,314	$60,828
Cash paid for amounts included in the measurement of lease liabilities	$41,377	$33,543
NOTE 15—COMMITMENTS AND CONTINGENCIES
Commitments
The Company has entered into certain off-balance sheet commitments that require the future purchase of services ("purchase obligations"). Future payments under noncancelable unconditional purchase obligations as of December 31, 2020 are as follows:

	Amount of Commitment Expiration Per Period
	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total Amounts Committed
	(In thousands)
Purchase obligations	$30,903	$22	$—	$—	$30,925

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Purchase obligations include (i) a remaining payment of $13.2 million related to the purchase of a 50% interest in a corporate aircraft that is expected to be made in 2021, (ii) remaining payment of $10.0 million related to the Company's allocable share of Old IAC's cloud computing contract, and (iii) payments of $6.9 million related to advertising commitments to be made in 2021. Old IAC had a $150.0 million three-year cloud computing contract of which Old IAC paid $50.0 million in 2019, and $20.0 million and $80.0 million was assigned to the Company and Match Group, respectively, following the MTCH Separation. The Company paid $10.0 million in 2020 and had a related prepaid asset of $9.8 million at December 31, 2020 included in "Other current assets" on the balance sheet.
Contingencies
In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where we believe an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against us, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including income and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of the Company. See "Note 3—Income Taxes" for additional information related to income tax contingencies.
Tinder Optionholder Litigation against IAC and MTCH
In August 2018, ten then-current and former employees of Match Group’s Tinder business filed a lawsuit in New York state court against IAC and Match Group. See Sean Rad et al. v. IAC/InterActiveCorp and Match Group, Inc., No. 654038/2018 (Supreme Court, New York County). The complaint alleges that in 2017, the defendants: (i) wrongfully interfered with a contractually established process for the independent valuation of Tinder by two investment banks, resulting in a substantial undervaluation of Tinder and a consequent underpayment to the plaintiffs upon exercise of their stock options, and (ii) then wrongfully merged Tinder into Match Group, thereby depriving the plaintiffs of their contractual right to later valuations of Tinder on a stand‑alone basis. The complaint asserts inter alia claims for breach of contract and interference with contractual relations and prospective economic advantage and seeks compensatory damages in the amount of at least $2 billion, as well as punitive damages. Shortly after filing suit, four plaintiffs who were still employed by Match Group filed a notice of discontinuance of their claims without prejudice, leaving the six former employees as the remaining plaintiffs.
In October 2018, the defendants filed a motion to dismiss the complaint on various grounds, including that the 2017 valuation of Tinder by the investment banks was an expert determination any challenge to which is time-barred under applicable law. In June 2019, the court issued a decision and order granting the motion in part but leaving the plaintiffs’ principal claims intact. The defendants appealed from the partial denial of their motion to dismiss, and in October 2019, the Appellate Division, First Department, affirmed the lower court’s decision. After additional appellate motion practice, in May 2020, the Appellate Division reaffirmed the lower court’s decision on different grounds. In June 2020, the defendants filed a motion for leave to appeal that decision to the Court of Appeals; the Appellate Division denied the motion in July 2020.
In June 2019, the defendants filed a second motion to dismiss or for other relief based upon certain provisions of the plaintiffs’ agreement with a litigation funding firm; that motion remains pending. From July to November 2019, the defendants filed counterclaims against former Tinder CEO Sean Rad for breach of contract and unjust enrichment based upon his alleged misappropriation and unauthorized destruction of confidential company information, unauthorized recording of conversations with company employees, and breach of his non-solicitation obligations. In January 2020, the parties participated in a mediation that did not result in the resolution of the matter.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Document discovery in the case is substantially complete; deposition discovery is nearing completion. In July 2020, the four individuals who earlier had discontinued their claims in the lawsuit commenced arbitration proceedings against IAC and Match Group before the American Arbitration Association in California, asserting the same claims and seeking the same relief as the six remaining plaintiffs in the lawsuit. In September 2020, the defendants filed a motion to stay the trial in the New York lawsuit in favor of the California arbitration; in November 2020, the court denied the motion. In December 2020, the claimants in the California arbitration filed a motion to stay those proceedings in favor of the New York action, in which a trial has been provisionally scheduled for November 2021; in January 2021, the arbitrator denied the motion and provisionally scheduled a hearing on the merits for February 2022. IAC believes that the allegations against it in the New York lawsuit and the California arbitration are without merit and will continue to defend vigorously against them.
Pursuant to the Transaction Agreement (as defined in Note 1-Organization -MTCH Separation), Match Group has agreed to indemnify the Company for matters relating to any business of Match Group, including indemnifying the Company for costs related to the matter described above.
NOTE 16—RELATED PARTY TRANSACTIONS
Relationship with Old IAC prior to the MTCH Separation
The Company's statement of operations includes allocations of costs, including stock-based compensation expense, related to Old IAC’s accounting, treasury, legal, tax, corporate support and internal audit functions prior to the MTCH Separation. Old IAC historically allocated costs related to its accounting, treasury, legal, tax, corporate support and internal audit functions that were incurred at the Old IAC legal entity level to its publicly traded subsidiaries, Old MTCH and Angi Inc., for any services provided under the applicable services agreements. The remaining unallocated expenses of Old IAC related to its accounting, treasury, legal, tax, corporate support and internal audit functions were allocated to the Company. Old IAC allocated costs to the Company, inclusive of stock-based compensation expense, in 2020, prior to the MTCH Separation, totaled $85.5 million. Old IAC allocated costs to the Company, inclusive of stock-based compensation expense, totaled $146.0 million and $178.2 million for the years ended December 31, 2019 and 2018, respectively. It is not practicable to determine the actual expenses that would have been incurred for these services had the Company operated as a standalone entity during the periods presented. Management considers the allocation method to be reasonable.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The portion of interest income reflected in the statement of operations that is related party in nature was less than $0.1 million in 2020 prior to the MTCH Separation, and $0.4 million and $0.3 million for the years ended December 31, 2019 and 2018, respectively, and is included in ‘‘Interest income, net’’ in the table below.
The following table summarizes the components of the net increase in Old IAC’s investment in the Company for the periods prior to the MTCH Separation:

	Six Months Ended June 30, the date of the MTCH Separation	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Cash transfers (from) to Old IAC related to its centrally managed U.S. treasury management function, acquisitions and cash expenses paid by Old IAC on behalf of the Company, net	$(1,742,854)	$(182,382)	$215,993
Contribution of buildings to Match Group	34,973	—	—
Taxes	34,436	(1,874)	1,120
Allocation of costs from Old IAC	(12,652)	(80,143)	(71,977)
Interest income, net	102	420	325
Net (increase) decrease in Old IAC's investment in the Company prior to the MTCH Separation	$(1,685,995)	$(263,979)	$145,461
Notes Receivable—Related Party
During 2019, the Company, through two subsidiaries, entered into loan agreements with Old IAC for cash transfers to Old IAC under its centrally managed U.S. treasury function. During the first quarter of 2020, the outstanding balance, which was $55.3 million at December 31, 2019, was repaid.
On February 11, 2020, the Company, through a subsidiary, entered into a loan agreement with Old IAC for cash transfers to Old IAC under its centrally managed U.S. treasury function. During the second quarter of 2020, the outstanding balance, which was $27.2 million at March 31, 2020, was repaid.
Long-term Debt—Related Party
On December 14, 2018, the Company, through a subsidiary, entered into a loan agreement with Old IAC for an amount not to exceed $15.0 million for general working capital purposes in the ordinary course of business. During the first quarter of 2019, the outstanding balance, which was $2.5 million at December 31, 2018, was repaid.
IAC and Angi Inc.
Old IAC and Angi Inc., in connection with the Combination, entered into a contribution agreement; an investor rights agreement; a services agreement; a tax sharing agreement; and an employee matters agreement. Upon the MTCH Separation, Old IAC assigned these agreements to the Company.
For the year ended December 31, 2020, 0.3 million shares of Angi Inc. Class B common stock were issued to a subsidiary of the Company pursuant to the employee matters agreement as reimbursement for shares of IAC common stock, issued for periods after the MTCH Separation, and Old IAC common stock, issued for periods prior to the MTCH Separation, in connection with the exercise and vesting of IAC and Old IAC equity awards held by Angi Inc. employees. For the years ended December 31, 2019 and 2018, 0.5 million and 0.9 million shares, respectively, of Angi Inc. Class B common stock were issued to a subsidiary of the Company pursuant to the employee matters agreement.
On October 10, 2018, Old IAC was issued 5.1 million shares of Class B common stock of Angi Inc. pursuant to the post-closing adjustment provision of the Angie's List merger agreement.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2020, 2019 and 2018, Angi Inc. was charged $4.8 million, $4.8 million and $5.7 million by IAC, for periods after the MTCH Separation, and Old IAC, for periods prior to the MTCH Separation, for services rendered pursuant to the services agreement. There were no outstanding receivables or payables pursuant to the services agreement as of December 31, 2020 or December 31, 2019.
At December 31, 2020 and December 31, 2019, Angi Inc. had outstanding payables of $0.9 million and $0.2 million, respectively, due to the Company pursuant to the tax sharing agreement. There were $3.1 million of refunds made to Angi Inc. pursuant to this agreement during the year ended December 31, 2020. During the first quarter of 2019, $11.4 million was paid to the Company pursuant to this agreement.
Additionally, the Company subleases office space from Angi Inc. and was charged rent of $1.8 million and $1.4 million for the years ended December 31, 2020 and 2019, respectively. There were no amounts charged pursuant to subleases for office space between the Company and Angi Inc. for the year ended December 31, 2018. At both December 31, 2020 and 2019, there were outstanding payables of less than $0.1 million due to Angi Inc. pursuant to sublease agreements, which were subsequently paid in full in the first quarter of 2021 and 2020, respectively.
IAC and Old MTCH
Prior to the MTCH Separation, for the six months ended June 30, 2020, the date of the MTCH Separation, and for the years ended December 31, 2019 and 2018, Old MTCH incurred rent expense of $1.4 million and $5.8 million and $5.2 million respectively, for leasing office space for certain of its businesses at properties owned by the Company. The amounts were paid in full by Old MTCH at the date of the MTCH Separation and at December 31, 2019 and 2018, respectively. After the MTCH Separation, Match Group is no longer a related party.
On January 31, 2020, Old IAC contributed two office buildings in Los Angeles to Old MTCH, which are primarily occupied and were previously leased from the Company by Tinder. In connection with this contribution, the Company entered into a lease with Old MTCH for office space, which the Company currently occupies, in one of the buildings and for the six months ended June 30, 2020, the date of the MTCH Separation, the Company paid Old MTCH less than $0.1 million under the lease. Old MTCH issued 1.4 million shares of Old MTCH common stock to Old IAC for the buildings.
IAC and Expedia
The Company and Expedia each have a 50% ownership interest in two aircrafts that may be used by both companies. In 2019, the Company and Expedia entered into an agreement to jointly acquire a new corporate aircraft for a total expected cost of $72.3 million (including purchase price and related costs), with each company to bear 50% of such expected cost. The Company paid approximately $23 million in 2019 in connection with the purchase agreement, and the respective share of the balance is due upon delivery of the new aircraft, which is expected to occur in the third quarter of 2021. Members of the aircraft flight crews are employed by an entity in which the Company and Expedia each have a 50% ownership interest. The Company and Expedia have agreed to share costs relating to flight crew compensation and benefits pro-rata according to each company's respective usage of the aircraft, for which they are separately billed by the entity described above. The Company and Expedia are related parties because Mr. Diller serves as Chairman and Senior Executive of both IAC and Expedia. For the years ended December 31, 2020, 2019 and 2018, total payments made to this entity by the Company were not material.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 17—BENEFIT PLANS
IAC employees in the United States can elect to participate in a retirement savings program, the IAC/InterActiveCorp Retirement Savings Plan ("the Plan"), that qualifies under Section 401(k) of the Internal Revenue Code. Under the Plan, participating employees may contribute up to 50% of their pre-tax earnings, but not more than statutory limits. Prior to July 2019, the Company contributed an amount equal to 50% of the first 6% of compensation that a participant contributes in each payroll period to the Plan. In June 2019, the Company approved a change to its matching contribution to 100% of the first 10% of an employee's eligible compensation, subject to IRS limits on the Company's matching contribution maximum, that a participant contributes to the Plan. This change was phased in beginning July 1, 2019 and was implemented by some but not all of IAC's subsidiaries participating in the Plan by January 1, 2020. Matching contributions to the Plan for the years ended December 31, 2020, 2019 and 2018 were $16.9 million, $13.1 million and $9.1 million, respectively. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the Plan. An investment option in the Plan is IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock. The increases in matching contributions in both 2020 and 2019 are due primarily to the aforementioned change in the Company's matching contribution.
IAC also has or participates in various benefit plans, principally defined contribution plans, for its international employees. IAC's contributions to these plans for the years ended December 31, 2020, 2019 and 2018 were $0.7 million, $0.7 million and $0.6 million, respectively.
NOTE 18—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	December 31, 2020	December 31, 2019	December 31, 2018	December 31, 2017
	(In thousands)
Cash and cash equivalents	$3,366,176	$837,916	$883,991	$748,580
Restricted cash included in other current assets	448	503	1,417	203
Restricted cash included in other assets	449	409	420	—
Cash, cash equivalents, and restricted cash included in current assets of discontinued operations	110,037	1,904	1,008	11,156
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$3,477,110	$840,732	$886,836	$759,939
Restricted cash included in other current assets at December 31, 2020 primarily consists of cash received from customers at Angi Inc. through their Handy platform, representing funds collected for payments to service providers, which were not settled as of the period end.
Restricted cash at December 31, 2019 primarily consists of a deposit related to corporate credit cards.
Restricted cash at December 31, 2018 primarily consists of a cash collateralized letter of credit and a deposit related to corporate credit cards.
Restricted cash at December 31, 2017 primarily consists of cash related to the pending dissolution of a subsidiary, which was released to the Company in the fourth quarter of 2018.
Restricted cash included in other non-current assets for all periods presented consists of deposits related to leases.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	December 31,
	2020	2019
	(In thousands)
Other current assets:
Capitalized costs to obtain a contract with a customer	$58,788	$41,401
Prepaid expenses	46,096	39,050
Capitalized downloadable search toolbar costs, net	12,730	21,985
Other	22,408	43,626
Other current assets	$140,022	$146,062

	December 31,
	2020	2019
	(In thousands)
Building, capitalized software, leasehold improvements and equipment
Buildings and leasehold improvements	$195,502	$239,849
Capitalized software and computer equipment	149,693	123,645
Furniture and other equipment	83,501	84,305
Land	—	11,590
Projects in progress	53,635	43,577
Building, capitalized software, leasehold improvements and equipment	482,331	502,966
Accumulated depreciation and amortization	(207,401)	(200,549)
Building, capitalized software, leasehold improvements and equipment, net	$274,930	$302,417

	December 31,
	2020	2019
	(In thousands)
Accrued expenses and other current liabilities:
Accrued employee compensation and benefits	$107,280	$96,869
Accrued advertising expense	56,286	50,868
Accrued revenue share	38,710	30,574
Other	138,130	104,497
Accrued expenses and other current liabilities	$340,406	$282,808
Other (expense) income, net

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Impairments related to COVID-19 (a)	$(59,001)	$—	$—
Realized gains related to the sale of investments	10,373	330	589
Realized gains related to the sale of the investment in Pinterest	—	20,486	26,777
Upward adjustments to the carrying value of equity securities without readily determinable fair values (b)	—	18,505	128,786
Interest income	7,177	15,159	9,124
Realized gains (losses) related to the sale of business (c)	1,061	—	121,230
Unrealized reduction in the estimated fair value of a warrant	(1,213)	(9,123)	—
Mark-to-market loss on an indemnification claim related to the Handy acquisition	(181)	(1,779)	—
Other	(777)	(3,091)	(3,774)
Other (expense) income, net	$(42,561)	$40,487	$282,732
_____________________
(a)     Includes $51.5 million in impairments related to investments in equity securities without readily determinable fair values and $7.5 million in impairments of a note receivable and a warrant related to certain investees in the year ended December 31, 2020.
(b)     Includes a $128.8 million unrealized gain to adjust the remaining interest in Pinterest to fair value in accordance with ASU No. 2016-02 in the year ended December 31, 2018.
(c)     Includes gains related to the sales of Dictionary.com, Electus, Felix and CityGrid in the year ended December 31, 2018.
Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Cash paid (received) during the year for:
Interest	$6,524	$10,042	$13,108
Income tax payments	$5,974	$4,797	$4,035
Income tax refunds	$(2,010)	$(3,048)	$(30,330)
Supplemental Disclosure of Non-Cash Transactions:
The Company recorded an acquisition-related contingent consideration liability of $25.5 million during the year ended December 31, 2018, in connection with an acquisition. There were no acquisition-related contingent consideration liabilities recorded for the years ended December 31, 2020 and 2019. See "Note 7—Financial Instruments and Fair Value Measurements" for additional information on contingent consideration arrangements.
On October 19, 2018, Angi Inc. issued 8.6 million shares of its Class A common stock valued at $165.8 million in connection with the acquisition of Handy.
NOTE 19—QUARTERLY RESULTS (UNAUDITED)

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Quarter Ended March 31(a)(e)	Quarter Ended June 30(b)(e)	Quarter Ended September 30(c)(e)	Quarter Ended December 31(d)(e)
	(In thousands, except per share data)
Year Ended December 31, 2020
Revenue	$627,216	$659,027	$713,248	$765,045
Cost of revenue	$161,120	$155,846	$184,888	$224,289
Operating loss	$(295,893)	$(97,445)	$(122,229)	$(22,096)
(Loss) earnings from continuing operations	$(318,521)	$(86,004)	$187,723	$506,669
(Loss) earnings from discontinued operations, net of tax	$(12,050)	$(8,060)	$(1,862)	$691
Net (loss) earnings	$(330,571)	$(94,064)	$185,861	$507,360
Net (loss) earnings attributable to IAC shareholders	$(328,199)	$(96,117)	$184,917	$509,125
Per share information from continuing operations:
Basic (loss) earnings per share(f)(g)	$(3.72)	$(1.04)	$2.19	$5.95
Diluted (loss) earnings per share(f)(g)	$(3.72)	$(1.04)	$2.06	$5.58
Per share information attributable to IAC shareholders:
Basic (loss) earnings per share(f)(g)	$(3.86)	$(1.13)	$2.17	$5.96
Diluted (loss) earnings per share(f)(g)	$(3.86)	$(1.13)	$2.04	$5.59

	Quarter Ended March 31(e)	Quarter Ended June 30(e)	Quarter Ended September 30(e)	Quarter Ended December 31(e)
	(In thousands, except per share data)
Year Ended December 31, 2019
Revenue	$597,685	$643,027	$653,286	$615,982
Cost of revenue	$122,594	$133,705	$139,777	$135,291
Operating (loss) income	$(15,186)	$(1,130)	$26,706	$(4,656)
Earnings from continuing operations	$8,786	$30,157	$27,703	$15,020
Loss from discontinued operations, net of tax	$(22,459)	$(8,136)	$(9,325)	$(9,563)
Net (loss) earnings	$(13,673)	$22,021	$18,378	$5,457
Net (loss) earnings attributable to IAC shareholders	$(14,247)	$13,789	$16,466	$6,887
Per share information from continuing operations:
Basic earnings per share(f)(g)	$0.09	$0.26	$0.30	$0.19
Diluted earnings per share(f)(g)	$0.09	$0.26	$0.30	$0.19
Per share information attributable to IAC shareholders:
Basic (loss) earnings per share(f)(g)	$(0.17)	$0.16	$0.19	$0.08
Diluted (loss) earnings per share(f)(g)	$(0.17)	$0.16	$0.19	$0.08
______________________________________________________________________
(a)The first quarter of 2020 includes:
i.an after-tax $208.9 million impairment related to the goodwill of the Desktop reporting unit;
ii.an after-tax $16.4 million impairment related to certain indefinite-lived intangible assets of the Desktop reporting unit;
iii.an after-tax $51.5 million impairment of certain equity securities without readily determinable fair values; and
iv.an after-tax $7.5 million impairment of a note receivable and a warrant related to certain investee.
(b)The second quarter includes:
i.after-tax stock-based compensation expense of $40.5 million related to the modification of previously issued equity awards as a result of the MTCH Separation; and an
ii.after-tax unrealized loss of $24.7 million related to IAC's investment in MGM.
(c)The third quarter of 2020 includes:
i.an after-tax $53.2 million impairment related to the goodwill of the Desktop reporting unit;

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

ii.an after-tax $8.3 million impairment of intangible assets of the Desktop reporting unit; and an
iii.after-tax unrealized gain of $227.7 million related to IAC's investment in MGM.
(d)The fourth quarter of 2020 includes after-tax unrealized gain of $439.6 million related to IAC's investment in MGM.
(e)The first, second, third and fourth quarters of 2020 include after-tax stock-based compensation expense of $8.9 million, $2.7 million, $4.1 million and $1.5 million, respectively, related to the modification of previously issued HomeAdvisor equity awards and previously issued Angie's List equity awards, both of which were converted into Angi Inc. equity awards in the Combination. The first, second, third and fourth quarters of 2019 include after-tax stock-based compensation expense of $7.4 million, $6.3 million, $5.7 million, and $5.7 million, respectively, related to this modification.
(f)Quarterly per share amounts may not add to the related annual per share amount because of differences in the average common shares outstanding during each period.
(g)The Company computed basic and diluted earnings per share for periods prior to the MTCH Separation using the shares issued on June 30, 2020 in connection with the MTCH Separation.

IAC/INTERACTIVECORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 20—SUBSEQUENT EVENTS
In January 2021, Vimeo raised $300 million of equity capital via the sale of 6.2 million shares of Vimeo Class A voting common stock for $200 million, or $32.41 per share, at a $5.2 billion pre-money valuation, and 2.8 million shares of Vimeo Class A voting common stock for $100 million, or $35.35 per share, at a $5.7 billion pre-money valuation. Following the sale, IAC holds 88% of Vimeo's total outstanding capital stock.
On February 12, 2021, Vimeo, Inc. entered into a five-year $100 million revolving credit facility (the "Vimeo Credit Facility"), which is secured by substantially all of its assets, subject to certain exceptions. Borrowings under the Vimeo Credit Facility bear interest, at Vimeo's option, at either a base rate or LIBOR, in each case plus an applicable margin, which is determined by reference to a pricing grid based on Vimeo’s consolidated net leverage ratio. At closing, there were no borrowings under the Vimeo Credit Facility.

Schedule II
IAC/INTERACTIVECORP AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts		Deductions		Balance at End of Period
	(In thousands)
2020
Allowance for credit losses	$19,984	$78,931	(a)	$(52)		$(71,685)	(c)	$27,178
Revenue reserves	3,891	110,796	(b)	—		(112,625)	(d)	2,062
Deferred tax valuation allowance	91,180	11,443	(e)	9,068	(f)	—		111,691
Other reserves	5,057							8,054
2019
Allowance for credit losses	$16,164	$64,478	(a)	$247		$(60,905)	(c)	$19,984
Revenue reserves	1,792	114,005	(b)	(2)		(111,904)	(d)	3,891
Deferred tax valuation allowance	86,778	6,006	(g)	(1,604)	(f)	—		91,180
Other reserves	3,919							5,057
2018
Allowance for credit losses	$8,909	$47,718	(a)	$(451)		$(40,012)	(c)	$16,164
Revenue reserves	1,635	87,803	(b)	(5)		(87,641)	(d)	1,792
Deferred tax valuation allowance	90,934	(1,951)	(h)	(2,205)	(f)	—		86,778
Other reserves	—							3,919
_________________________________________________________
(a)     Additions to the allowance for credit losses are charged to expense.
(b)    Additions to the revenue reserves are charged against revenue.
(c)    Write-off of fully reserved accounts receivable.
(d)     Amount is primarily related to write-off of revenue reserve at Angi Inc. primarily related to credits granted to service professionals.
(e)     Amount is primarily related to impairments of certain equity securities without readily determinable fair values.
(f)     Amount is primarily related to currency translation adjustments on foreign NOLs.
(g)     Amount is primarily related to an increase in foreign NOLs partially offset by a net decrease in unbenefited capital losses.
(h)     Amount is primarily related to an expired tax credit.